AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED MAY 24, 2024

RETICULATE MICRO, INC.

3255 Bayside Lakes Blvd., Suite 106

Palm Bay, FL 32909

888-528-2677

www.reticulate.io

UP TO 2,857,142 UNITS

EACH UNIT CONSISTING OF ONE SHARE OF CLASS A COMMON STOCK AND A WARRANT TO PURCHASE ONE SHARE OF CLASS A COMMON STOCK

AGENT WARRANTS FOR THE PURCHASE OF UP TO 142,857 UNITS

UP TO 285,714 SHARES OF CLASS A COMMON STOCK UNDERLYING AGENT WARRANTS

UP TO 2,857,142 SHARES OF CLASS A COMMON STOCK UNDERLYING INVESTOR WARRANTS

PRICE: $3.50 PER UNIT

The minimum investment in this offering is 200 Units, or $700.00

We are offering on a “best-efforts” basis a maximum of 2,857,142 units (the “Units”), with each Unit consisting of one share of our class A common stock, $0.001 par value per share (the “Class A Common Stock”), and one Class A Common Stock purchase warrant to purchase one share of our Class A Common Stock, for a total of 2,857,142 shares of our Class A Common Stock and warrants to purchase up to an aggregate of 2,857,142 shares of our Class A Common Stock, at an offering price of $3.50 per unit, for a maximum offering amount of $9,999,997.

There is a minimum initial investment amount per investor of $700 for the 200 Units and any additional purchases must be made in increments of at least 30 Units, or $105. The Units have no stand-alone rights and will not be certified or issued as stand-alone securities. The warrants will be exercisable at any time from the date of issuance through the third anniversary of the date of this offering circular. Each Class A Common Stock purchase warrant is exercisable to purchase one share of our Class A Common Stock at an exercise price of $5.50 per share. The shares of our Class A Common Stock and the warrants are immediately separable and will be issued separately but will be purchased together as a unit in this offering.

This offering will begin as soon as practicable after this offering circular has been qualified by the United States Securities and Exchange Commission (the “SEC” or the “Commission”).

	Price to Public		Underwriting discount and commissions (1)		Proceeds to issuer (2)
Per Unit	$3.50			$.25375	$3.24625
Total Maximum of Public Offering	$9,999,997			$725,000	$9,247,997
Agent Warrants	$624,999	(3)	$	n/a	$624,999
Per share of Class A Common Stock underlying Agent Warrants (142,857 shares) (4)	$785,713			n/a	$785,713
Per share of Class A Common Stock underlying the Unit Warrants (2,857,142 shares) (5)	$15,714,281			n/a	$15,714,281
Total Maximum	$27,124,990			$725,000	$26,372,990

(1)	We have engaged Boustead Securities, LLC (“Boustead Securities”) and Digital Offering, LLC (“Digital Offering”) to act as lead selling agents (who we sometimes refer to together as the “Lead Selling Agents”) to offer our units (the “Units”) each consisting of one share of our class A Class A Common Stock, par value $0.001 (the “Class A Common Stock”), and a warrant to purchase one share of Class A Common Stock to prospective investors in this offering on a “best efforts” basis, which means that there is no guarantee that any minimum amount will be received by us in this offering. In addition, the Lead Selling Agents may engage one or more sub-agents or selected dealers to assist in its marketing efforts (we sometimes refer to Boustead Securities, Digital Offering and such sub-agents and/or dealers collectively as the “Selling Agents”). The Lead Selling Agents are not purchasing the Units offered by us and are not required to sell any specific number or dollar amount of the Units in this offering before a closing occurs. We will pay a cash commission of 7.25% to the Lead Selling Agents on sales of the Units in this offering and issue warrants (the “Agent Warrants”) to the Lead Selling Agents to purchase that number of Units equal to 5% of the total number of Units sold in this offering. The Agent Warrants will be exercisable for five years from the date of commencement of sales in the offering and exercisable at $4.375 per Unit. The warrants included in the Units issuable upon exercise of the Agent Warrants will also be exercisable at $4.375 per share. See “Plan of Distribution” for details of compensation payable to the Lead Selling Agents in connection with the offering.

(2)	Does not account for the expenses of the offering. See “Use of Proceeds” for estimated offering expenses payable by the Company in connection with this offering.

(3)

The Agent Warrants are being issued as partial compensation to the Lead Selling Agents. The value of the Agent Warrants set forth in the table above is based on the number of shares of Class A Common Stock contained in the Units (142,857 shares) and in the Unit warrants (142,857 shares) underlying the Agent Warrants multiplied by the exercise price of $4.375 per warrant. The actual value of the Agent Warrants utilizing an options pricing model would be different from the amount indicated in the table.

(4)	The Unit warrants contained within the Agent Warrants will have an exercise price of $5.50 per share.

(5)	The warrants included in the Units will have an exercise price of $5.50 per share, which price was used for the calculations in this table.

The offering statement of which this offering circular forms a part also qualifies the issuance of the shares of our Class A Common Stock issuable upon exercise of the Agent Warrants and the warrants contained in the Agent Warrants (although the Lead Selling Agents have agreed not to sell the Agent Warrants or any of the shares issuable upon exercise of the Agent Warrants until six months after the commencement of the offering). See “Plan of Distribution” for a description of these arrangements.

We have two classes of authorized common stock, Class A Common Stock and Class B Common Stock, $0.001 par value per share, or the Class B Common Stock. The rights of the holders of Class A Common Stock and Class B Common Stock are identical, except with respect to voting and conversion. Each share of Class A Common Stock is entitled to one vote per share. Each share of Class B Common Stock is entitled to one hundred votes per share. As of the date of this offering circular, Makena Investment Advisors, LLC, which is beneficially owned by Michael Chermak, our Executive Chairman, and Basestones, Inc., the holders of our outstanding Class B Common Stock held approximately 95.1% of the voting power of our outstanding capital stock.

Following this offering, taking into consideration the shares of Class A Common Stock expected to be offered therein, even if 100% of such Units are sold, Makena Investment Advisors, LLC and Basestones, Inc., will retain controlling voting power in the Company based on having approximately 93.8% of all voting rights.

This offering of our Units will terminate at the earliest of: (1) the date at which the maximum offering amount has been received by us, (2) one year from the date upon which the Commission qualifies the offering statement of which this offering circular forms a part, and (3) the date at which the offering is earlier terminated by us in our sole discretion. This offering is being conducted on a best-efforts basis. We intend to complete multiple closings of the sale of our Units in this offering on a rolling basis. After a closing, funds tendered by investors will be made available to us.

INVESTING IN THE UNITS OF RETICULATE MICRO, INC. IS SPECULATIVE AND INVOLVES SUBSTANTIAL RISKS. YOU SHOULD PURCHASE THESE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 16  TO READ ABOUT THE MORE SIGNIFICANT RISKS YOU SHOULD CONSIDER BEFORE BUYING THE CLASS A COMMON STOCK OF THE COMPANY.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering circular is following the disclosure format of Part I of SEC Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

In the event that we become a reporting company under the Securities Exchange Act of 1934 (the “Exchange Act”), we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Summary - Implications of Being an Emerging Growth Company.”

Sales of these securities will commence on approximately __________, 2024.

In this offering circular, the terms “Reticulate Micro,” “RM,” “we,” “us,” “our,” “our company” or the “Company” refer to Reticulate Micro, Inc., a Nevada corporation, and its consolidated subsidiaries.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE”, “PROJECT”, “BELIEVE”, “ANTICIPATE”, “INTEND”, “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

i

SUMMARY

This summary highlights selected information contained elsewhere in this offering circular. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our Class A Common Stock. You should carefully read the entire offering circular, including the risks associated with an investment in our company discussed in the “Risk Factors” section of this offering circular, before making an investment decision. Some of the statements in this offering circular are forward-looking statements. See the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

Reticulate Micro is a technology company focusing on developing, marketing, and delivering video-compression-based software and hardware products, built on our proprietary and patented Video Assured Secure Transmission (VAST) video compression coding and decoding algorithms and methodologies. Reticulate Micro’s primary business focus is the development and delivery of resilient and secure internet communications technologies (ICTs) that enhance customer experiences with high-quality and low-latency video. Our core product line of video encoder appliances and virtual management appliances are designed to function in austere, industrial, and virtual environments to deliver highly reliable streaming video and situational awareness, with wieldiness and ease of use for non-technical customers. Our goal is to deliver unquestionably secure video content at the highest possible quality to meet customers’ needs for trustworthy and verifiable high-definition video.

Our primary business focus is the development and delivery of resilient and secure internet communications technologies (ICTs) that enhance customer experiences with high-quality and low-latency video. We achieve this by providing video streaming technologies, platforms, and services that utilize our proprietary and patented (US-9,451,291) VAST compression methodologies, our VISION OS, and our deep bench of industry expertise. Our technology platform offering centers on enabling the advancement of content-aware video coding and transport-aware distribution, scene and object detection for computer vision, virtual education delivery, the optimization of video distribution, and enhancing the trustworthiness of video to counter deepfake technologies. RM VISION OS enhances the implementation and use of our VAST-enabled appliances by providing remote provisioning, configuration, and management. We also provide support services that include consulting, installation support, training, bespoke systems design, integration, assembly, and testing. We have created a secure video, audio, and information-sharing platform ecosystem founded on our core intellectual property that delivers meaningful solutions to real world problems. Our technology will assure the creation, distribution, and delivery of higher quality video content anywhere and at any time.

Our secondary business focus is the virtual training and education platform from our subsidiary, EdWare LLC, which is designed to help educate individuals and organizations with short lessons and lectures built on content sourced from top universities, content creation companies, and subject matter experts (SMEs) from across the world. The EdWare platform integrates RM VAST and ICP technologies into an experience ecosystem that is optimized to function on laptops and cellular phones, enabling secure and ubiquitous learning, testing, certification, and licensing activities. The Company’s approach to learning delivery considers the need to continuously revamp content to tightly align learning objectives, assessments, and instructions with corporate and institutional strategies and goals. EdWare maintains the Company’s competitive edge and relevance by executing the Company’s deep learning approach with its teaching, testing, and assessment feedback process, and then delivering the content at the highest-quality and security possible.

EdWare’s platform and strategic relationships play a crucial role in shaping the Company’s future success. As a virtual training and education platform, EdWare has fostered an extensive network of collaborators and partners, which will prove invaluable as the Company continues to expand its technological offerings into new products and services. Given that EdWare’s platform seamlessly incorporates these technologies, it serves as a prime test case for demonstrating how our innovations can integrate into existing products and services, thereby stimulating greater adoption of our technologies. Furthermore, EdWare’s platform serves as a powerful tool for training and educating both current and potential customers about our suite of products and services.

While we are currently utilizing the EdWare platform internally, we have begun development on the Viator platform, an advancement of the EdWare platform, which we expect to bring to market in late 2024. The name Viator, which derives from the Latin word for learner, symbolizes our steadfast dedication to equipping students across the world with next-generation skills. The main elements of Vision OS and the EdWare platform are being combined to create the Viator platform, and due to this fusion, we believe the Viator platform will possess qualities that are essential for the constantly changing digital environment, such as security, modularity, scalability, data management, and improved video efficiency. Security is crucial in the age of deep fakes and quantum computing, and we believe that by strengthening the EdWare platform with cutting-edge security measures, the Viator platform takes this problem head-on and ensures the integrity and validity of educational information. These improvements will protect sensitive data and crucial processes as we turn toward the defense industry.

Additionally, the Viator platform’s emphasis on video encoding efficiency and effectiveness enhances video clarity even across restricted networks allowing users to connect in smooth, high-quality video conversations regardless of location or network constraints. Considering the growing emphasis on virtual learning and communication, we believe this will be a game-changer in the educational software market. Additionally, we expect the Viator platform to provide the unique ability to audit and analyze user encounters with unmatched detail, security, and video clarity, allowing instructors to learn more about the behavior and performance of their students. We believe this could also be utilized in commercial applications that let companies improve user experiences and customize their goods and services based on precise user interaction data. With the Viator platform, we aim to empower learners, safeguard sensitive information, and enhance our connection and engagement in a rapidly evolving digital world.

Our third and recently emerging business focus is satellite communications support and technology development. We have established Reticulate Space as a distinct business segment of the Company with a dedicated profit and loss center structure. Our Chief Operating Officer, David Horton, will assume a new additional role as the President of Reticulate Space, reporting directly to Joshua Cryer, the President and Chief Executive Officer of Reticulate Micro. Reticulate Space is founded on a satellite communications (SATCOM)-focused product offering based on our VISION OS platform, Virtual Engineering for Satellite Performance Enhancement and Resourcing (VESPER).

VESPER is designed to address several SATCOM management deficiencies, resolving issues of inadequate control and security. VESPER simplifies network complexity and administration with a single pane of glass displaying all the information, including fundamental health, metrics and position data across operational networks and terminals with the option to drill down and view subcomponent health. VESPER centrally monitors, manages, controls and directs resources where operators can exert precise control and access to terminals and resource allocation. With double-ratchet encryption and a path for quantum-resistant encryption, VESPER securely expands management reach and range with a scalable solution capable of accommodating configurations of thousands of terminals across enterprise networks, whether on-premises or in cloud, fog or mist architectures.

Since VESPER is built on VISION OS, and integrates with existing third-party technologies, the timelines associated with product development are significantly decreased. We expect a fully demonstrable capability by the end of the third quarter of 2024. We believe this is timely, as market demand for this capability is increasing as large corporations, the United States Department of Defense, and international Ministries of Defense wrestle with the management of proliferated low earth orbit (P-LEO) satellite communications networks, connections from consolidated geosynchronous (GEO) network providers, and terrestrial networks. The United States Navy, United States Army, and NATO have large, funded programs in various phases of information requests, proposal requests, and planning that center on this issue. VESPER is designed to meet the requirements of these programs. On the commercial side, VESPER is designed to be equally applicable to corporations like energy infrastructure suppliers, the cruise ship industry, and global maritime transporters that are employing satellite communications to counter disconnected, intermittent and limited (DIL) communications environments.

Additionally, we expect Reticulate Space will address terminal deficiencies in the satellite communications market, where customers require the ability to seamlessly transition between satellite service provider networks that operate in multiple orbital regimes and employ a multitude of satellite modem technologies. We believe current market solutions are either unable to meet this specific demand set or do so poorly. Reticulate Space has established key relationships with emerging and established technology providers with various exclusivity levels to develop unique integrated satellite terminal management technologies designed to exceed customer requirements and expectations. To this end, Reticulate Space is building an executive and engineering leadership team comprised of well-known and pedigreed veterans of the satellite communications market. Reticulate Space’s vertical market focus encompasses land mobile, maritime and aero defense and commercial use cases. Within defense, we see VESPER having immediate utility for military personnel in communications-on-the-move and communications-on-the-walk scenarios.

Our Historical Performance

The Company’s independent registered public accounting firm has expressed substantial doubt as to the Company’s ability to continue as a going concern. While we had cash of $2,267,956 and $832,638 as of December 31, 2023 and 2022, respectively, we had revenue of $42,241 and a net loss of $5,921,731 for the year ended December 31, 2023 and no revenue and a net loss of $337,111 for the period from June 23, 2022 (inception) to December 31, 2022. We estimate that we will be able to conduct our planned operations using currently available capital resources for the next six months. We will seek to fund our operations through securities offerings, including this offering, private equity offerings, debt financings, and government or other third-party funding. However, the Company may not be able to raise adequate funds for capital expenditures, working capital and other cash requirements from capital markets on acceptable terms, or at all. Advances from an officer or stockholder may likewise be unavailable. The Company’s failure to raise capital as and when needed and generate significantly higher revenues than operating expenses to achieve profitability would impact its going concern status and would have a negative impact on its financial condition and its ability to pursue its business strategy and continue as a going concern. For further discussion, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Going Concern”.

Industry Overview

The demand for robust and widespread connectivity and access to real-time video and data is surging in response to the need for more resilient, jam-resistant communications in the face of rising geopolitical threats. The defense industry has traditionally been dominated by geosynchronous orbit (GEO) satellite communications connectivity from large prime contractors with proprietary capabilities, where systems don’t talk to each other or run on the same piece of hardware. Now the defense and commercial communications industries are entering a golden era of democratized space, where satellite and ground systems are more accessible, smaller and more capable. Major satellite operators are consolidating their networks to deliver multi-orbit connectivity to ensure troops have seamless access to satellites in various orbits to avoid single points of failure. The industry also is seeing explosive growth in drone technology and growing reliance on commercial satellites to get video and imagery faster for timely intelligence.

RM is strategically positioned to influence and shape the defense segment of the global video streaming infrastructure market, which is expected to grow at a compound annual growth rate (CAGR) of 18.3% from 2023 to 2028 (MarketsandMarkets Research, Video Encoders Market by Number of Channel (1-Channel, 2-Channel, 4-Channel, 8-Channel, 16-Channel, more than 16-Channel), Type (Standalone, Rack-mounted), Application (Broadcasting, Surveillance) and Geography – Global Forecast to 2027, August 2022).The defense market’s video encoder and content delivery network industry operate at the heart of global operations where high-quality, low-latency video feeds are vital for tactical and strategic actions. The introduction of deep fakes in this environment creates a new set of difficulties that are needed for sophisticated video authentication methods. These encoders have complex methods to authenticate video authenticity and guard against subtle fake modifications in addition to converting raw video into effectively transmittable and storable forms. The potential of the sector is being drastically altered by the introduction of 5G and the expansion of affordable global satellite connectivity. The availability of high-bandwidth, low-latency real-time video streaming is made possible by these technical developments, which increases the demand for advanced video encoders. This evolution underscores the increasingly critical role of secure, resilient, and high-speed video encoders and content delivery platform within the defense industry’s global operational context.

Industry Trends. Over the past ten years, the defense video streaming market—which is supported by infrastructure products and services—has undergone substantial development and expansion. The demand for real-time, high-quality video for defense operations, the widespread availability of high bandwidth networks made possible by tactical on-the-go satellite communications (SATCOM) technologies, the shift to media distribution in the consumer space, and the consequent decline in media consumption over traditional linear infrastructure like cable, consumer satellite television, and free-to-air transmission were the initial factors that sparked the growth of the video streaming market. The following trends, we feel, are currently having the most effects on the live streaming business across all industries, from capture and production through distribution and delivery:

●	Advent of 5G: The emergence of 5G technology has undoubtedly been a game changer in the defense video streaming infrastructure market over the last decade. 5G networks, characterized by high-speed data transmission and extremely low latency, have greatly enhanced the capabilities of video streaming infrastructure. In defense applications, this allows for real-time video surveillance and the use of AI/ML-based analytics for instant decision-making. Moreover, it opens possibilities for teleoperation of military assets, from drones to remote weapon systems, using high-quality video feeds.

●	Emergence of AI and Machine Learning: Artificial Intelligence (AI) and Machine Learning (ML) have seen rapid integration into defense video streaming infrastructure, improving the efficiency and utility of surveillance and reconnaissance activities. These technologies can help identify patterns, detect anomalies, and predict threats by analyzing streamed video data in real-time. Additionally, AI/ML plays a crucial role in combating the menace of deep fake videos by analyzing and authenticating the video content, thus bolstering the security and reliability of the video streams.

●	IP-based Video Systems: The shift from traditional analog systems to Internet Protocol (IP) based video systems has been a significant trend in the defense sector. This transition provides numerous advantages, including improved scalability, flexibility, and remote access capabilities. The move towards IP video has enabled the integration of various video streams into a single interface, providing a comprehensive view of the operational environment and enhancing situational awareness.

●	Cloud and Edge Computing: The adoption of cloud and edge computing in defense video streaming has been transformative. Cloud technology provides scalable storage and easy accessibility of video data, while edge computing allows for the processing of video data closer to the source, reducing latency and increasing the speed of decision-making. Amid the COVID-19 pandemic, these technologies played a pivotal role in facilitating remote work for defense personnel, enabling secure and efficient access to necessary data and video streams from home.

●	Advanced Video Compression Techniques: The defense sector has been adopting advanced video compression techniques, such as H.265/HEVC, to improve the efficiency of video streaming. This technology enables high-quality video to be transmitted over lower bandwidth connections, reducing the cost, and improving the practicality of video transmission in remote or contested areas. This has become particularly important as the resolution and frame rate of video feeds increase, and as more video data is being collected and transmitted.

Our Products and Services

RM Hardware: Encoder Appliances and Associated Systems. Our first generation of VAST video encoder appliances are modular in design to deliver a premium and bespoke product at value pricing. Customers only pay for the features that are required above our baseline offering. VAST appliances are designed to operate in the most austere conditions, ensuring reliable and secure communications and video delivery in the most challenging scenarios.

The RM encoder appliances will be comprised of commercial and military specification variants. These products will be delivered in three phases, between July 2023 and August 2025:

1.	Software hosted on appliance. We launched the sales of our software-based products in July 2023. This implementation installs RM VAST software on market-available industrial appliances, or hardware platforms. Where needed, the hardware platforms will be modified to meet military standard requirements, or MIL-STD. We intend to support this product platform for 7 years from release.

2.	Micro-FPGA-based appliance. We launched the research and development of our Micro-FPGA-based appliance in February 2023. An FPGA, or field-programmable gate array, is an integrated circuit designed to be configured after manufacturing using a hardware description language. This appliance will transition our VAST software from using an operating system into being fully integrated onto the processor, which we expect will increase revenue margins during full rate production, while enhancing product reliability and security. We estimate that the development costs for our Micro-FPGA-based products will be approximately $1.8 million and that we will begin sales of these products in the second quarter of 2024.

3.	ASIC-based appliance. We plan to launch the research and development of our ASIC-based appliance in February 2024. An ASIC, or application-specific integrated circuit, is an integrated circuit chip customized for a particular task or application. The work performed during our FPGA phase will inform our ASIC work. Our ASIC will enable two product paths: (i) broad commoditization in cellular and security platforms and (ii) an ASIC-based RM appliance that we expect will further enhance security and reliability, while significantly reducing production costs, size, weight, and power consumption. We estimate that the development costs for our ASIC-based products will be approximately $12 million and that we will begin sales of these products in the third quarter of 2025.

RM Hardware: Satellite Terminals and Associated Systems. We have secured strategic relationships with companies that design and develop satellite terminal technologies, with exclusivity to apply these technologies in specific markets. Under Reticulate Space, we have a strategic plan to develop satellite terminal management technologies that will enable simultaneous connectivity to multiple satellites operating in multiple orbital regimes and configured to operate in multiple frequency bands. These integrated terminals will be managed by the VESPER platform, a derivative of VISION OS.

Our approach combines high technology readiness level (TRL) technologies in unique and unprecedented configurations. Like our VAST video encoding technology, our satellite terminal technology offerings are designed to help terminals operate in the most austere conditions, ensuring reliable and secure communications and video delivery in the most challenging scenarios.

Reticulate Space will integrate commercial and military SATCOM technologies aligned to the most advanced industry offerings. This approach creates dual-use communications technologies that bolster our supply chain availability and improve the value proposition for our defense customers. A breakdown of our strategy is as follows:

1.	Reticulate Space is adopting and integrating premier terminal subsystem components, many of which have already been certified to operate on satellite networks. We will couple these integrated terminal technologies with our VESPER satellite management platform as a bundled offering, delivering a unique ability to blend and manage traffic over multiple satellite constellations. We estimate that we will begin sales of these bundled offerings in the second quarter of 2024.

2.	Reticulate Space will partner with satellite terminal technology providers, allowing us to stay at the pulse of new and emerging technology. We are embracing technology mandates around electronically steerable antenna (ESA) technologies, Modular Open Systems Approach (MOSA), digital intermediate format (DiFi) radio frequency communications, and virtualized waveforms. We expect this approach to meet customer requirements for reducing operating and capital expenditures since it should yield SATCOM technologies that are lower in cost to acquire and maintain. We are currently advancing formal relationships with partners and expect to implement hardware and software deliveries for demo purposes in the third quarter of 2024.

RM Software: Cloud Management Platform and Feature Licensing. We relaunched the sales of RM Software in October 2022. RM Software includes a wide variety of options to enhance video, voice, and data delivery that are based on RM VAST technology. The software platform takes the same approach to modularity as our RM appliance product lines. Customers can determine the number of feature sets needed to meet their needs, with options that include (but are not limited to):

●	High efficiency video encoding

●	Video Transcoding

●	Situational Awareness information aggregation

●	Radio and cellular voice integration

●	Medical Triage data

●	Drone video and location information

●	Military communications network integration

●	End-user system health and status

●	Network transport monitoring and management

RM Support Services: Installation, Training, and Systems Design and Integration. We offer customer support services to enhance the value of RM hardware and software offerings. These support services include:

●	Options for RM hardware and software installation support

●	In-person or virtual training and education support, delivering lessons on RM technologies, such as the EdWare platform, or other curriculum as desired by customers

●	Systems design and integration, drawing from the deep bench of RM expertise in fields of software, hardware, electronics, computer, mechanical, and systems engineering.

RM Assembly: Third-Party Assembly. We provide assembly for external firms. We use recognized processes and procedures for maintaining product quality assurance, assuring we meet customer and stakeholder needs within statutory and regulatory requirements related to product and service delivery. We are in the process of pursing ISO 9001 certification, to prove our ability to consistently provide products and services that meet our customer and regulatory requirements.

RM Testing: Testing for Conformance. We ensure that everything we produce meets customer performance specifications. Where required, RM hardware and software is designed to meet MIL-STD and NATO STANAG specifications and use certified third-party labs for full conformance testing. Our Florida campus is equipped with a small RF testing chamber for antenna testing, focusing on narrow-band antenna technologies.

Our Market Opportunity and Customers

Our initial business focus is on the defense, non-government organizations (NGOs), public safety, and industrial infrastructure sectors. We are positioned to grow our unique technologies into the commercial sector, as our core offerings transition from a software-based technology platform to our application specific integrated circuit (ASIC) offering. This ASIC-transition will enable broad and ubiquitous access to all markets that require secure video and computer vision technologies support. As of the date of this offering circular, we have no customers.

Sales, Marketing and Customer Acquisition

We have a robust sales and marketing strategy comprised of the following components:

Multi-Channel Marketing. We have blended multi-channel marketing and promotion strategies that include direct-email, direct mail, information subscriptions, video advertising, tradeshow attendance, training events, front-line support influence, and live demonstrations. This blend of pull and push marketing ensures that we take advantage of every opportunity to inform our customers about RM capabilities and solutions, while pulling in their requirements to better inform our product strategy.

Values Added Reseller Product Placement. We see great value in establishing Value Added Reseller (VAR) agreements with firms that have extant relationships with our customer base, typically in the form of recompeted, omni-bus, or framework contracts. We have a pricing strategy that includes Manufacturer Suggested Retail Price (MSRP), VAR Pricing, and tiered bulk discounts based on order numbers that are negotiable based on target markets and VAR past performance. We value VAR relationships, where market goals are aligned and complementary.

Strategic Opportunity Identification. A key aspect of our overall marketing strategy is our method of qualifying our opportunities. All our opportunities are filtered through our three initial questions:

●	“Is this something that we do?”

●	“Is this something that we want to do?’

●	“Is this something that we don’t want to do?”

The other two primary considerations are funding availability and customer need. We only make products that meet customer needs – if a customer truly needs a capability, they will also have funding for it. When targeting opportunities, the intersecting crosshairs of customer need and customer funding are our tools of opportunity identification and qualification.

Customer Research and Development Funding. Another vector of our marketing strategy is to exploit research and development efforts that provide non-dilutive funding. These situations can be optimal because they foster collaborative customer buy-in, provide clear communications of customer needs, and help mature prototype technologies into fieldable products that are then purchased by customers.

Competition

In the defense video encoder market, several key competitors offer video encoding solutions tailored for the specific requirements of the defense industry. These competitors have established themselves as prominent players, and their solutions compete with our proprietary implementation of AV-1. AV-1 is an open-source video coding format that uses advanced compression techniques to efficiently encode and compress video data by employing a combination of innovative algorithms, including predictive coding, transform coding, and entropy coding, to achieve high compression efficiency while maintaining good video quality. AV-1 was developed by the Alliance for Open Media, a consortium of technology companies. Overall, AV-1 encoding is designed to achieve significant compression gains compared to previous video coding formats, allowing for higher quality video streaming and storage with reduced bandwidth requirements. The top five market competitors in the defense video encoder market are Cisco Systems Inc., Imagine Communications Corp., Harmonic Inc., VITEC Group plc and AnsuR.

While these companies pose competition in the industry, we believe that our proprietary implementation of AV-1, a patented approach for low-latency encoding for computer vision, combined with our unique features and strategic partnerships, positions us favorably to capture a significant share of the defense video encoder market.

We believe the military satellite terminal management market is emerging and highly desired due to the primary defense customer groups’ current reliance on inadequate, dated legacy management systems that are not interoperable. This challenge crosses both commercial and defense applications. By using proprietary systems, customers are locked into those systems and cannot easily integrate with emerging technologies. The top market competitors in the military satellite terminal management market are Kratos Defense, DataMiner and ACTIA.

While the companies in this market are distinguished by their expertise in creating satellite management technologies that can operate in various challenging scenarios, we believe they are not fully aligned to open-source approaches, which has been identified as a key priority for defense customers. Reticulate Space embraces this architecture, enabling customers to integrate legacy systems with complementary product offerings.

Our Strengths

We believe that we have competitive strengths, some of which are discussed below, that position us favorably in each aspect of our business. We believe our key competitive strengths include the following:

●	Low-Latency Simultaneous Multi-Stream Encoding and Decoding. VAST low latency encoding reduces the time it takes between recording a video and playing it back. This is accomplished by utilizing our sophisticated compression techniques that enable the video data to be processed and delivered more quickly, cutting down on the amount of time the video must travel. This is crucial in scenarios like military operations, video conferencing, live streaming, and online gaming, where real-time video is essential. A more fluid and responsive watching experience is achieved by using low latency encoding, which helps to ensure that there is little lag or delay between the video source and the user.

●	High Quality Imagery. VAST utilizes cutting-edge algorithms that compress video data more effectively while limiting the loss of visual clarity, producing high-quality imagery. Our unique approach employs novel compression methods and allows for the use of artificial intelligence and machine learning to examine video information and pinpoint specific regions of the image that can be compressed more severely without compromising visual quality. These methods can drastically reduce file sizes while preserving high levels of clarity and sharpness by deliberately lowering the amount of data needed to depict each frame of the movie. VAST is designed to accommodate the inclusion of third-party open-source artificial intelligence models. While we do have aspirational and product development goals to develop our own artificial AI models, our current development activities are centered on incorporating market-available solutions that align with our requirements for low-latency AI for computer vision. There are several open-source solutions that facilitate region of interest, or ROI, encoding, where customers frame regions of interest with bounding boxes, and our encoder then focuses on high-compression and retaining details in those regions while deprioritizing details in the other regions of the video. Overall, we believe this provides a rich customer experience for the regions of interest and context for the deprioritized regions while saving overall bitrates on their network transports. Additionally, we have licensed a novel and proprietary AV-1 video encoding technology from a third party, which employs a rudimentary algorithm that accelerates AV-1 encoding with a vertical-linear methodology. We believe this approach reduces the encoding of individual blocks that are similar in “texture” to others, enhancing compression, without degrading the customer viewing experience by examining the video frame-by-frame and pinpointing specific regions of the image that can be compressed more severely without compromising visual quality.

●	Highly Efficient Performance. VAST is a high-efficiency video compression standard that optimizes the delivery of video material by combining cutting-edge compression methods with adaptive streaming technology. VAST uses cutting-edge compression algorithms to dramatically reduce the size of video files without compromising visual quality, providing a high-quality watching experience for users. It accomplishes this by using a number of sophisticated coding techniques, including transform coding, intra-frame prediction, and inter-frame prediction. VAST achieves this by integrating features like variable block sizes, adaptive motion vector prediction, and global motion correction that increase the compression efficiency of video footage. With the help of these capabilities, the encoder can more precisely identify and eliminate unnecessary information from video frames, resulting in reduced file sizes and improved visual quality.

●	Immutable Context Security. Our capacity to produce and broadcast immutable video is a critical feature of our current VAST compression methodologies. By providing an unchangeable record of the video data, immutable video improves video security by making it more difficult for attackers to tamper with or manipulate the video material. A unique digital fingerprint of each video frame is created using cryptographic hashes to create immutable video. It is practically impossible for someone to alter the video footage without being discovered because these fingerprints are recorded in a decentralized blockchain network. By offering a tamper-proof record of the video data, our immutable video approach can improve video security by making it more challenging for attackers to change the video information. This offers a clear chain of custody for the video data while also reducing the possibility of deep fakes and other types of video tampering.

●	Network Flexibility. VAST is designed to leverage adaptive streaming technologies in addition to powerful compression algorithms to improve the distribution of video material based on the viewer’s device, network connection, and available bandwidth. This guarantees that the video quality is adjusted for each viewer’s unique situation, leading to a more reliable and excellent viewing experience. Overall, our cutting-edge compression algorithms, machine learning, and adaptive streaming technologies are combined to offer high-quality imagery employing these unique video compression techniques.

●	Designed for Computer Vision. VAST offers a concise representation of video data that can be more effectively evaluated by computer vision algorithms, making it ideally suited for computer vision applications. A mathematical method called Discrete Wavelet Transform (DWT) divides a video signal into numerous sub-bands, each of which contains data on various frequency components of the signal. With the use of this decomposition, computer vision algorithms can concentrate on particular frequency ranges that hold crucial visual information, including edges and textures, while ignoring or discarding extraneous or redundant data. Computer vision algorithms can more effectively extract information from video data by evaluating the sub-bands produced by our VAST encoding method. This enables them to recognize and track objects, spot changes in the surroundings, and carry out other kinds of image analysis tasks.

●	Open-Source Terminal Management. VESPER is built on open-source technologies to ensure interoperability around proprietary and legacy systems currently deployed by customers, while at the same time, provisioning for integration emerging satellite communication technologies.

Our Growth Strategies

The key elements of our strategy to expand our business include the following:

●	Assertive Anticipation and Action in Meeting Customer Needs. We take pride in listening to customer needs and requirements, and then quickly acting to meet their needs. The RM team is comprised of industry experts, military veterans, and public-safety personnel that each have a primary focus on understanding the continually changing needs of our customers and creating our solutions concepts through that lens. Our aim is to learn and know customer needs so well, through deep professional and personal relationships, that our ideation and action naturally aligns with our customers – we avoid wasting time and activity on those products, services, and capabilities that ultimately do not align with our customers.

●	Expand Multi-Cloud-Based and Hybrid-Infrastructures. RM VISION OS delivers demand-based video, voice, and data routing by scaling services across cloud-based virtual infrastructures that span multiple cloud providers and infrastructure on customer premises. This approach bolsters resiliency by exploiting the elastic computational fabric of the cloud, shifting resource consumption to avoid outages, reduce latencies, and lower the costs associated with private infrastructure maintenance. Our VISION OS leverages this multi-cloud and hybrid-infrastructure approach to intelligently route information over fast and secure transport paths, while avoiding the burden of heavy systems administration.

●	Increase RM Footprint in Customer Networks. We understand that customer networks are continually evolving and growing in response to ever-changing operational landscapes and mission needs. RM is poised to help our customers not only meet their insatiable demand for secure and high-quality video, voice, and data – we also work to identify adjacent opportunities that are complementary to RM core business and extend solutions to meet those needs. For example, our EdWare platform will be able to serve a dual purpose: our customers can utilize it for internal training, while we also employ it to train our customers.

●	Drive Strategic Relationships. A core component of our corporate culture is the understanding that teams win championships. This worldview lens also colors our perception and strategy towards industry and customer partnerships. The market we serve is ever-expanding and the demand for our technology offerings is growing in demand. We recognize that while we will be successful in building and growing our business, strong relationships with like-minded and adjacent partners in industry is a force multiplier to that success. We believe that industry teaming extends our talent-bench beyond the corporate walls of RM and leads to repeatable wins.

●	Strategic Acquisitions. We believe that strategic acquisitions of firms and technologies that complement our core technology portfolio is an effective way to augment and enhance our organic growth. RM has a mature process for identifying, acquiring, and integrating businesses to allow RM to expand our product offering into adjacent verticals.

Implications of Being an Emerging Growth Company

Regulation A provides that a filer can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to avail ourselves of this exemption and, therefore, we will not be subject to the same adoption period for new or revised accounting standards as public companies.

Upon the completion of this Offering, we may elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the JOBS Act) under the reporting rules set forth under the Exchange Act. As defined in the JOBS Act, an emerging growth company is defined as a company with less than $1 billion in revenue during its last fiscal year. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies.

For so long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies,” including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

If we are required to publicly report under the Exchange Act as an “emerging growth company”, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, though if the market value of our Class A Common Stock held by non-affiliates were to exceed $700 Million, we would cease to be an “emerging growth company.”

If we elect not to become a public reporting company under the Exchange Act, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semi-annual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semi-annual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

Dual Class Structure

Under our articles of incorporation, we are authorized to issue two classes of Class A Common Stock, Class A Common Stock and Class B Common Stock, and any number of classes of preferred stock. Class A Common Stock is entitled to one vote per share on proposals requiring or requesting shareholder approval, and Class B Common Stock is entitled to one hundred votes on any such matter. A share of Class B Common Stock may be voluntarily converted into a share of Class A Common Stock. A transfer of a share of Class B Common Stock will result in its automatic conversion into a share of Class A Common Stock upon such transfer, subject to certain exceptions, including that the transfer of a share of Class B Common Stock to another holder of Class B Common Stock will not result in such automatic conversion. Class A Common Stock is not convertible. Other than as to voting and conversion rights, the Company’s Class A Common Stock and Class B Common Stock have the same rights and preferences and rank equally, share ratably and are identical in all respects as to all matters.

In this offering, we are offering Class A Common Stock. Makena Investment Advisors, LLC, which is beneficially owned by Michael Chermak, our Executive Chairman, and Basestones, Inc. own 2,000,000 shares of Class B Common Stock, which amounts to 200,000,000 votes. Prior to the commencement of this offering, there are expected to be 10,323,244 shares of Class A Common Stock outstanding representing voting power of 10,323,244 votes, 2,000,000 shares of Class B Common Stock outstanding representing voting power of 200,000,000 votes, and no preferred shares outstanding. As a result, out of a total of 10,323,244 shares of Class A Common Stock and 2,000,000 shares of Class B Common Stock outstanding as of the date of this offering circular, Makena Investment Advisors, LLC and Basestones, Inc. control approximately 95.1% of the voting power before this offering. Following this offering, taking into consideration the shares of Class A Common Stock expected to be offered hereby, based on the estimated offering price of $3.50 per Unit, even if 100% of such shares are sold, Makena Investment Advisors, LLC and Basestones, Inc. will retain controlling voting power in the Company based on having approximately 93.8% of all voting rights. This concentrated control may limit or preclude the ability of others to influence corporate matters including significant business decisions for the foreseeable future.

Corporate History and Structure

Reticulate Micro was incorporated on June 23, 2022, under the laws of the State of Nevada. EdWare LLC, a Delaware limited liability company, was formed on June 15, 2020. On December 30, 2022, EdWare was acquired by us from its sole member and became our wholly-owned subsidiary. Our principal executive offices are located at 3255 Bayside Lakes Blvd, Ste. 106, Palm Bay, FL 32909, and our telephone number is (866) 706-4276. We maintain a website at https://reticulate.io/. Information available on our website is not incorporated by reference in and is not deemed a part of this offering circular.

The Offering

Securities being offered:	A “best-efforts” offering of up to 2,857,142 Units, each Unit consisting of one share of our Class A Common Stock and one warrant to purchase one share of our Class A Common Stock. The shares of our Class A Common Stock and the warrants are immediately separable and will be issued and tradeable separately but will be purchased together as a unit in this offering. The minimum purchase amount shall be 200 Units or $700.

Unit offering price:	$3.50 per Unit.

Minimum subscription:	The minimum subscription amount is $700 for 200 Units.

Best efforts offering; Rolling closings	There is no minimum number of Units which we must sell before conducting a closing. We may undertake one or more closings on a rolling basis. Until we complete a closing, the proceeds for this offering will be kept in an escrow account maintained at Sutter Securities, Inc. At each closing, the proceeds will be distributed to us and the shares of Class A Common Stock and warrants associated with the Units will be issued to the investors.

Shares outstanding after the offering:(1)	13,180,386 shares of Class A Common Stock, assuming an offering price of $3.50 per Unit, and 2,000,000 shares of Class B Common Stock.

Investor warrants:	The investor warrants will be exercisable at any time from the date of issuance through the third anniversary of the date of this offering circular. Each warrant is exercisable to purchase one share of our Class A Common Stock at an exercise price of $5.50 per share.

Selling Agents’ warrants:

We have agreed to issue Agent Warrants to the Lead Selling Agents to purchase a number of Units equal in the aggregate to 5% of the total number of Units issued in this offering. The Agent Warrants will be exercisable at a per Unit exercise price equal to 125%, or $4.375, of the Unit offering price in this offering. The Unit warrants contained within the Agent Warrants will have an exercise price of $5.50 per share. The Agent Warrants issued to the Lead Selling Agents will be exercisable commencing six months after the date of commencement of sales in this offering (in compliance with FINRA Rule 5110(e)(1)) and will be exercisable until the fifth anniversary of the date of commencement of sales in the offering. The offering statement of which this offering circular forms a part also qualifies the shares of Class A Common Stock issuable upon exercise of the Agent Warrants (and upon exercise of the Unit warrants contained within the Agent Warrants). See “Plan of Distribution” for more information.

Use of proceeds:	We expect to receive net proceeds of approximately $8.8 million from this offering, assuming an offering price of $3.50 per Unit and assuming completion of the maximum offering hereunder, and after deducting estimated selling agent commissions and estimated offering expenses payable by us. We plan to use the net proceeds of this offering for: product development, research and development, sales and marketing, and working capital and general corporate purposes. See “Use of Proceeds” for more information on the use of proceeds.

Risk factors:	Investing in our Units involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 16 before deciding to invest in our Class A Common Stock.

(1)	The number of shares of Class A Common Stock outstanding immediately following this offering is based on 10,323,244 shares of our Class A Common Stock and 2,000,000 shares of Class B Common Stock outstanding as of the date of this offering circular and excludes:

●	5,000,000 shares of Class A Common Stock that are reserved for issuance under our 2022 Equity Incentive Plan, or the 2022 Plan;

●	5,600 shares of Class A Common Stock issuable upon exercise of placement agent’s warrants;

●	2,857,142 shares of Class A Common Stock issuable upon exercise of the warrants to be issued to investors in this offering; and

●	285,714 shares of Class A Common Stock issuable upon exercise of warrants to be issued to the Lead Selling Agents in connection with this offering.

Summary Financial Data

The following tables summarize certain financial data regarding our business and should be read in conjunction with our financial statements and related notes contained elsewhere in this offering circular and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our summary financial data as of December 31, 2023 and 2022 and for the period from June 23, 2022 (inception) to December 31, 2022 and for the year ended December 31, 2022 are derived from our audited financial statements included elsewhere in this offering circular. All financial statements included in this offering circular are prepared and presented in accordance with generally accepted accounting principles in the United States, or GAAP. The summary financial information is only a summary and should be read in conjunction with the historical financial statements and related notes contained elsewhere herein. The financial statements contained elsewhere fully represent our financial condition and operations; however, they are not indicative of our future performance.

Reticulate Micro, Inc.

Statements of Operations Data	Year Ended December 31, 2023	Period from June 23, 2022 (inception) to December 31, 2022
Revenue	$42,241	$-
Cost of sales	13,802	-
Research and development	523,789	63,000
General and administrative expenses	309,082	8,282
Payroll compensation and benefits	3,505,951	5,332
Professional services	1,261,922	209,831
Marketing and advertising	356,620	666
Total operating expenses	5,957,364	287,111
Loss from operations	(5,928,925)	(287,111)
Other income (expense)	7,194	(50,000
Net loss	$(5,921,731)	$(337,111)

	As of December 31,
Balance Sheet Data	2023	2022
Cash	$2,267,956	$832,638
Total current assets	2,319,402	847,971
Total assets	2,616,153	861,724
Total current liabilities	328,350	1,189,135
Total liabilities	392,680	1,189,135
Total stockholder’s equity (deficit)	2,223,473	(327,411)
Total liabilities and stockholder’s equity	$2,616,153	$861,724

EdWare LLC

Statements of Operations Data	Year Ended December 31, 2022
Revenue	$-
Cost of sales	-
Research and development	6,834
General and administrative expenses	-
Total operating expenses	6,834
Loss from operations	(6,834)
Other income (expense)	28,848
Net loss	$22,014

Balance Sheet Data	As of December 31, 2022
Cash	$-
Total current assets	-
Total assets	-
Total current liabilities	-
Total liabilities	-
Total stockholder’s deficit	-
Total liabilities and stockholder’s equity	$-

Summary of Risk Factors

An investment in our Class A Common Stock involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the “Risk Factors” section immediately following this offering circular summary. These risks include, but are not limited to, the following:

Risks Related to Our Business and Industry

●	We have a limited operating history, which may make it difficult to evaluate our business and prospects.

●	Our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern in its report.

●	If we fail to properly manage our anticipated growth, our business could suffer.

●	Our success depends in large part on the continuing efforts of a few individuals and our ability to attract, retain and motivate new personnel to expand our operations.

●	If we are unable to maintain, train and build an effective sales and marketing infrastructure, we will not be able to commercialize and grow our brand successfully.

●	We will require additional financing to accomplish our business strategy.

●	Our success depends on the reception by market for our technology products.

●	We face significant competition.

●	If we do not build brand awareness and brand loyalty, our business may suffer.

●	Supply limitations may adversely affect our operations.

●	If we fail to develop or protect its intellectual property adequately, our business could suffer.

●	Our products could become obsolete.

●	Our initial product introductions could result in increased costs in the future.

●	We may face risks associated with our use of certain artificial intelligence and machine learning models.

●	Our business depends on our ability to effectively invest in, implement improvements to and properly maintain the uninterrupted operation and data integrity of our information technology and other business systems.

●	Current and future legal action would cause our costs to increase.

●	The COVID-19 pandemic may cause a material adverse effect on our business.

Risks Related to Government Regulation

●	We are subject to governmental regulations, which can change, and any failure to comply with these regulations may have a material negative effect on our business and results of operations.

●	We are subject to, and must remain in compliance with, numerous laws and governmental regulations concerning the manufacturing, use, distribution and sale of our products, in addition to laws and governmental regulations that may be adopted in the future.

●	Failures, or perceived failures, to comply with privacy, data protection, and information security requirements in the variety of jurisdictions in which we operate may adversely impact our business, and such legal requirements are evolving, uncertain and may require improvements in, or changes to, our policies and operations.

Risks Related to This Offering and Ownership of Our Class A Common Stock

●	Our dual class voting structure has the effect of concentrating the voting control to holders of our Class B Common Stock, which will limit or preclude your ability to influence corporate matters, and your interests may conflict with the interests of these stockholders. It may also adversely affect the trading market for our Class A Common Stock due to exclusion from certain stock market indices.

●	An active trading market for our Class A Common Stock may not develop.

●	Our Class A Common Stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the offering price.

●	As our offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

●	We have broad discretion as to the use of the net proceeds from this offering and our use of the offering proceeds may not yield a favorable return on your investment. Additionally, we may use these proceeds in ways with which you may not agree or in the most effective way.

●	We have never paid cash dividends on our stock and do not intend to pay dividends for the foreseeable future.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in the subscription package, before purchasing our securities. We have listed below (not necessarily in order of importance or probability of occurrence) what we believe to be the most significant risk factors applicable to us, but they do not constitute all of the risks that may be applicable to us. Any of the following factors could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment. Some statements in this offering circular, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to Our Business and Industry

We have a limited operating history, which may make it difficult to evaluate our business and prospects.

The Company is an early, startup stage entity with limited operating history. The Company only has nominal cash as of the date of commencement of this offering. The revenue and income potential of the Company’s business and market are unproven. This makes an evaluation of the Company and its prospects difficult and highly speculative. There can be no assurances that: (a) the Company will be able to develop products or services on a timely and cost effective basis; (b) the Company will be able to generate any increase in revenues; (c) the Company will have adequate financing or resources to continue operating its business and to provide services to customers; (d) the Company will earn a profit; (e) the Company can raise sufficient capital to support operations by attaining profitability; or (f) the Company can satisfy future liabilities.

Our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern in its report.

We had minimal cash as of December 31, 2023 and 2022, and had net losses for the year ended December 31, 2023 and 2022. While we had cash of $2,267,956 and $832,638 as of December 31, 2023 and 2022, respectively, we had revenue of $42,241 and a net loss of $5,921,731 for the year ended December 31, 2023 and no revenue and a net loss of $337,111 for the period from June 23, 2022 (inception) to December 31, 2022. We will seek to fund our operations through securities offerings, including this offering, private equity offerings, debt financings, and government or other third-party funding. Adequate additional financing may not be available to us on acceptable terms, or at all. Our failure to raise capital as and when needed would impact our going concern status and would have a negative impact on our financial condition and our ability to pursue our business strategy and continue as a going concern. Management’s plans to address this need for capital through this offering and through private placement offerings are discussed elsewhere in this offering circular. We cannot assure you that our plans to raise sufficient capital will be successful. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The financial statements contained elsewhere in this offering circular do not include any adjustments that might result from our inability to consummate this offering or our inability to continue as a going concern.

If we fail to properly manage our anticipated growth, our business could suffer.

The planned growth of our commercial operations may place a significant strain on our management and on our operational and financial resources and systems. To manage growth effectively, we will need to maintain a system of management controls, and attract and retain qualified personnel, as well as develop, train and manage management-level and other employees. Failure to manage our growth effectively could cause us to over-invest or under-invest in infrastructure, and result in losses or weaknesses in our infrastructure, which could have a material adverse effect on our business, results of operations, financial condition and cash flow. Any failure by us to manage our growth effectively could have a negative effect on our ability to achieve our development and commercialization goals and strategies.

Our success depends in large part on the continuing efforts of a few individuals and our ability to attract, retain and motivate new personnel to expand our operations.

We depend substantially on the continued services and performance of our existing management team and there is no guarantee that they will continue to be employed by us in the future. The loss of services of any of our non-long term current management team could hurt our business and our financial condition, and results of operations could suffer. Our success also will depend on our ability to attract, hire, train, retain and motivate other skilled technical, managerial, sales and marketing, and business development personnel. Competition for such personnel is intense. If we fail to successfully attract, assimilate and retain a sufficient number of qualified technical, managerial, sales and marketing, business development and administrative personnel, our ability to manage, maintain and expand our business could suffer.

If we are unable to maintain, train and build an effective sales and marketing infrastructure, we will not be able to commercialize and grow our brand successfully.

As we grow, we may not be able to secure sales personnel or organizations that are adequate in number or expertise to successfully market and sell our brand and products on a global scale. If we are unable to expand our sales and marketing capability, train our sales force effectively or provide any other capabilities necessary to commercialize our brand, we will need to contract with third parties to market and sell our brand. If we are unable to establish and maintain compliant and adequate sales and marketing capabilities, we may not be able to increase our revenue, may generate increased expenses, and may not continue to be profitable.

We will require additional financing to accomplish our business strategy.

We require substantial working capital to fund our business development plans, and we expect to experience significant negative cash flow from operations for at least the next six (6) to eighteen (18) months. Depending upon sales volume generated by our business during that time, we also anticipate the possibility of having to raise additional funds in order to achieve our plans and accomplish our immediate and longer-term business strategy. These additional funds likely will be raised through the issuance of Company’s securities in debt and/or equity financings. If we are unable to raise these additional funds on terms acceptable to us, we will be required to limit our expenditures for continuing our product development activities and expanding our sales and marketing operations, reduce our work force, or find alternatives to fund our business on terms that are not as favorable to the Company. Any such actions would impair our product development and expansion plans, reduce potential revenues, increase operating losses, and adversely affect the value of the Company.

Our success depends on the reception by market for our technology products.

Our ability to generate revenues will depend significantly on our ability to attract a sufficient number of users of the Company’s IGAN ICS and SUPR ISR video-compression products. If we are unable to successfully market our products to our target markets and gain a sufficient number of users, any future revenues will be significantly impacted. In addition, any factors adversely affecting the demand for, or market acceptance of, our products could materially reduce our revenues and result in adverse market perceptions of our Company and its products.

We face significant competition.

We believe that our success will depend heavily upon achieving market acceptance of our products before our competitors introduce more advanced competing products. Current and new competitors, however, may be able to develop and introduce better or more desirable products in advance of us or at a lower cost. In addition, some of our current and potential competitors have longer and/or more established operating histories, greater industry experience, greater name recognition, established customer bases, and significantly greater financial, technical, marketing and other resources than we do. To be competitive, we must respond promptly and effectively to the challenges of technological change, evolving standards and regulations, and our competitors’ innovations by continually working to improve the design of our products, enhancing our products, as well as improving and increasing our marketing and distribution channels. Increased competition could result in a decrease in the desirability of our products, a decrease in the use of our products by customers, loss of market share and brand recognition, and a reduction in the projected revenues from our products. We cannot assure you that we will be able to compete successfully against current and future competitors. Competitive pressures faced by us could have a material adverse effect on our business, operating results and financial condition.

If we do not build brand awareness and brand loyalty, our business may suffer.

Due in part to the substantial resources available to many of our competitors, our opportunity to achieve and maintain a significant market share may be limited. The importance of brand recognition will increase as competition in our market increases. Successfully promoting and positioning of our brand will depend largely on the effectiveness of our marketing efforts, our ability to offer reliable and desirable products at competitive rates, and customer perceptions of the value of our products. If our planned marketing efforts are ineffective or if customer perceptions change, we may need to increase our financial commitment to creating and maintaining brand awareness and loyalty among customers, which could divert financial and management resources from other aspects of our business or cause our operating expenses to increase disproportionately to our revenues. This would cause our business and operating results to suffer.

Supply limitations may adversely affect our operations.

Our business strategy depends, to a significant extent, on the availability of relatively stable prices for costs of creative and technical contract workers used in the design, update and creation of our products. As a small company, we may not have much leverage in dealing with these third parties with respect to timeliness of delivery, costs, or quality or quantity of supplies or services. Our inability to acquire quality supplies or services in sufficient quantity and/or on a timely and/or cost-effective basis could materially adversely affect our financial performance.

If we fail to develop or protect its intellectual property adequately, our business could suffer.

We have attempted, and may attempt, to develop certain intellectual property of our own, but cannot assure that we will be able to obtain exclusive rights in trade secrets, patents, trademark registrations and copyright registrations. At this time, we are unsure of what types of intellectual property might be developed. The cost of developing, applying for and obtaining such enforceable rights is expensive. Even after such enforceable rights are obtained, there are significant costs for maintaining and enforcing them. We may lack the resources to put in place exclusive protection and enforcement efforts. Our failure to obtain or maintain adequate protection of its intellectual property rights for any reason could have a material adverse effect on its business, financial condition and results of operations.

If we were to develop intellectual property, we may seek to enforce its intellectual property rights on others through litigation. Our claims, even if meritorious, may be found invalid or inapplicable to a party we believe infringes or has misappropriated its intellectual property rights. In addition, litigation can:

●	be expensive and time consuming to prosecute or defend;

●	result in a finding that we do not have certain intellectual property rights or that such rights lack sufficient scope or strength;

●	divert management’s attention and resources; or

●	require us to license its intellectual property.

The Company cannot be certain of the outcome of any litigation. Any royalty or licensing agreement, if required, may not be available to the Company on acceptable terms or at all. The Company’s failure to obtain the necessary licenses or other rights could prevent the development or distribution of the Company’s products and services and, therefore, could have a material adverse effect on the Company’s business.

We may rely on trademarks or service marks to establish a market identity for its products or services. To maintain the value of our trademarks or service marks, we might have to file lawsuits against third parties to prevent them from using marks confusingly similar to or dilutive of our registered or unregistered trademarks or service marks. We also might not obtain registrations for its pending or future trademark or service marks applications, and might have to defend its registered trademark or service marks and pending applications from challenge by third parties. Enforcing or defending our registered and unregistered trademarks or service marks might result in significant litigation costs and damages, including the inability to continue using certain marks.

The laws of foreign countries in which we may contemplate doing business in the future may not recognize intellectual property rights or protect them to the same extent as do the laws of the United States. Adverse determinations in a judicial or administrative proceeding could prevent us from offering or providing its products or services or prevent us from stopping others from offering or providing competing services, and thereby have a material adverse effect on our business, financial condition, and results of operations.

Our products could become obsolete.

Technological obsolescence of our technologies and products is always a possibility. There is no assurance that our competitors will not succeed in developing related products using similar processes and marketing strategies, or that they will not develop technologies and products that are more effective than any which we are developing or will develop. Our ability to compete will depend on the continued timely enhancement and development of technologies and products. There is no assurance that we will be able to keep pace with technological developments or that our products will not become obsolete.

Our initial product introductions could result in increased costs in the future.

Because we are still in the initial phase of introducing our initial SUPR products to the market, we do not know whether there will be design defects or problems with programming, which we are not currently aware of but which could be identified by our customers, which problems could delay future sales, or result in product redesign, recall or repair, and, ultimately, loss of market share, and any of which could have a material adverse effect on our financial performance.

We may face risks associated with our use of certain artificial intelligence and machine learning models.

Our business utilizes artificial intelligence and machine learning technologies to add AI-based applications to our products and to drive efficiencies in our business. As with many technological innovations, artificial intelligence presents risks and challenges that could affect its adoption, and therefore our business. Our products and services utilize machine learning algorithms, predictive analytics, and other artificial intelligence technologies. If these artificial intelligence or machine learning models are incorrectly designed, the performance of our products, services, and business, as well as our reputation, could suffer or we could incur liability through the violation of laws or contracts to which we are a party.

Additionally, we are making, and plan to make in the future, investments in adopting artificial intelligence and machine learning technologies across our business. Artificial intelligence and machine learning technologies are complex and rapidly evolving, and we face significant competition from other companies in our industry as well as an evolving regulatory landscape. These efforts, including the introduction of new products or changes to existing products, may result in new or enhanced governmental or regulatory scrutiny, litigation, ethical concerns, or other complications that could adversely affect our business, reputation, or financial results. Changes to existing regulations, their interpretation or implementation or new regulations could impede our use of artificial intelligence and machine learning technology, and also may increase our estimated costs in this area. In addition, market acceptance of artificial intelligence and machine learning technologies is uncertain, and we may be unsuccessful in our product development efforts. Any of these factors could adversely affect our business, financial condition, and results of operations.

Our business depends on our ability to effectively invest in, implement improvements to and properly maintain the uninterrupted operation and data integrity of our information technology and other business systems.

Our business is highly dependent on maintaining effective information systems as well as the integrity and timeliness of the data we use to serve our customers, support them and operate our business. Because of the large amount of data that we collect and manage, it is possible that hardware or software failures or errors in our systems could result in data loss or corruption or cause the information that we collect to be incomplete or contain significant inaccuracies. If our data were found to be inaccurate or unreliable due to fraud or other error, or if we, or any of the third-party service providers we engage, were to fail to maintain information systems and data integrity effectively, we could experience operational disruptions that may impact our participants and providers and hinder our ability to provide services, retain and attract participants, manage our participant risk profiles, establish reserves, report financial results timely and accurately and maintain regulatory compliance, among other things.

Current and future legal action would cause our costs to increase.

There are presently no legal actions pending against the Company or to which it or any of its property are subject, nor to its knowledge are any such proceedings contemplated. However, any legal action in the future will result costs of defense that would be variable and would be expected to increase as compared to historic legal expenses incurred by the Company. Additionally, the Company anticipates a general increase in legal counsel cost going forward due to the increased compliance costs of the legal work that may be necessary for implementing the Company’s business plan of expansion.

The COVID-19 pandemic may cause a material adverse effect on our business.

The COVID-19 pandemic continues to rapidly evolve. At this time, there continues to be significant volatility and uncertainty relating to the full extent to which the COVID-19 pandemic and the various responses to it will impact our business, operations and financial results. The global deterioration in economic conditions, which may have an adverse impact on discretionary consumer spending or investing, could also impact our business and demand for our services. For instance, consumer spending and investing may be negatively impacted by general macroeconomic conditions, including a rise in unemployment, and decreased consumer confidence resulting from the pandemic. Changing consumer and investor behaviors as a result of the pandemic may also have a material impact on our revenue.

The spread of COVID-19 has also adversely impacted global economic activity and has contributed to significant volatility and negative pressure in financial markets. The pandemic has resulted, and may continue to result, in a significant disruption of global financial markets, which may reduce our ability to access capital in the future, which could negatively affect our liquidity. As a result of a resurgence in COVID-19, such as the Omicron variant, our business could be subject to additional governmental regulations, including updated COVID-19 protocols, which could have a material impact on our business.

If the COVID-19 pandemic does not continue to slow and the spread of COVID-19 is not contained, our business operations, could be delayed or interrupted. We expect that government and health authorities may announce new or extend existing restrictions, which could require us to make further adjustments to our operations in order to comply with any such restrictions. We may also experience limitations in employee resources. In addition, our operations could be disrupted if any of our employees were suspected of having COVID-19, which could require quarantine of some or all such employees or closure of our facilities for disinfection. The duration of any business disruption cannot be reasonably estimated at this time but may materially affect our ability to operate our business and result in additional costs.

The extent to which the pandemic may impact our results will depend on future developments, which are highly uncertain and cannot be predicted as of the date of this offering circular, including the effectiveness of vaccines and other treatments for COVID-19, and other new information that may emerge concerning the severity of the pandemic and steps taken to contain the pandemic or treat its impact, among others. Nevertheless, the pandemic and the current financial, economic and capital markets environment, and future developments in the global supply chain and other areas present material uncertainty and risk with respect to our performance, financial condition, results of operations and cash flows. To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

Risks Related to Government Regulation

We are subject to governmental regulations, which can change, and any failure to comply with these regulations may have a material negative effect on our business and results of operations.

We are subject to substantial governmental regulations affecting our business. These include, but are not limited to, data privacy and protection laws, regulations, policies and contractual obligations that apply to the collection, transmission, storage, processing and use of personal information or personal data, which among other things, impose certain requirements relating to the privacy and security of personal information. The variety of laws and regulations governing data privacy and protection, and the use of the internet as a commercial medium are rapidly evolving, extensive, and complex, and may include provisions and obligations that are inconsistent with one another or uncertain in their scope or application.

In the ordinary course of our business, we might collect and store in our internal and external data centers, cloud services and networks sensitive data, including our proprietary business information and that of our customers, suppliers and business collaborators, as well as personal information of our customers and employees. The secure processing, maintenance and transmission of this information is critical to our operations and business strategy. The number and sophistication of attempted attacks and intrusions that companies have experienced from third parties has increased over the past few years. Despite our security measures, it is impossible for us to eliminate this risk.

A number of U.S. states have enacted data privacy and security laws and regulations that govern the collection, use, disclosure, transfer, storage, disposal, and protection of personal information, such as social security numbers, financial information and other sensitive personal information. For example, all 50 states and several U.S. territories now have data breach laws that require timely notification to affected individuals, and at times regulators, credit reporting agencies and other bodies, if a company has experienced the unauthorized access or acquisition of certain personal information. Other state laws, such as the California Consumer Privacy Act, as amended, or the CCPA, among other things, contain disclosure obligations for businesses that collect personal information about residents in their state and affords those individuals new rights relating to their personal information that may affect our ability to collect and/or use personal information. Effective January 1, 2023, we will also become subject to the California Privacy Rights Act, which expands upon the consumer data use restrictions, penalties and enforcement provisions under the CCPA, and Virginia’s Consumer Data Protection Act, another comprehensive data privacy law. Effective July 1, 2023, we will also become subject to the Colorado Privacy Act and Connecticut’s An Act Concerning Personal Data Privacy and Online Monitoring, which are also comprehensive consumer privacy laws. Effective December 31, 2023, we will also become subject to the Utah Consumer Privacy Act, regarding business handling of consumers’ personal data. Further, there are several legislative proposals in the United States, at both the federal and state level, that could impose new privacy and security obligations. We cannot yet determine the impact that these future laws and regulations may have on our business.

New and evolving regulations and compliance standards for cybersecurity, data protection, privacy, and internal IT controls are often created in response to a major cyberattack and will increasingly impact organizations like our company. The fear of non-compliance, failed audits, and material findings may compel us to spend more to ensure we are in compliance, which may result in costly, one-off implementations to mitigate potential fines or reputational damage. The high costs associated with failing to meet regulatory requirements, combined with the risk of fallout from security breaches, has elevated this topic from the IT organization to the executive and board level. We may therefore spend additional time and money ensuring we will meet possible or unforeseeable future data protection regulations.

Our business is, and may in the future be, subject to a variety of laws and regulations, including working conditions, labor, immigration and employment laws, and health, safety and sanitation requirements. We are unable to predict the outcome or effects of any potential legislative or regulatory proposals on our business. Any changes to the legal and regulatory framework applicable to our business could have an adverse impact on our business and results of operations.

Our failure to comply with applicable governmental laws and regulations, or to maintain necessary permits or licenses, could result in liability that could have a material negative effect on our business and results of operations.

Our business may be materially impacted by government actions taken in response to the COVID-19 pandemic. See “Risks Related to Our Business and Industry—The COVID-19 pandemic may cause a material adverse effect on our business.”

We are subject to, and must remain in compliance with, numerous laws and governmental regulations concerning the manufacturing, use, distribution and sale of our products, in addition to laws and governmental regulations that may be adopted in the future.

We manufacture and sell products that contain electronic components, and such components may contain materials that are subject to government regulation in both the locations where we develop, manufacture and assemble our products, as well as the locations where we sell our products. In addition, chipset solution technology is subject to considerable regulatory uncertainty as the law evolves to catch up with the rapidly evolving nature of the technology itself, all of which are beyond our control.

The industry may become subject to increased legislation and regulation. Further, the legislation or regulations in different countries may impose different standards, which may be conflicting. Any legislation or regulations which impose standards, or which impose liability is likely to increase our manufacturing cost as well as the cost of compliance. Among other things, certain applicable laws and regulations require or may in the future require the submission of annual reports to the certain governmental agencies certifying that such products comply with applicable performance standards, the maintenance of manufacturing, testing, and distribution records, and the reporting of certain product defects to such regulatory agency or consumers. If our products fail to comply with applicable regulations, we and/or our products could be subjected to a variety of enforcement actions or sanctions, such as product recalls, repairs or replacements, warning letters, untitled letters, safety alerts, injunctions, import alerts, administrative product detentions or seizures, or civil penalties. The occurrence of any of the foregoing could harm our business, results of operations, and financial condition.

Failures, or perceived failures, to comply with privacy, data protection, and information security requirements in the variety of jurisdictions in which we operate may adversely impact our business, and such legal requirements are evolving, uncertain and may require improvements in, or changes to, our policies and operations.

Our current and potential future operations and sales subject us to laws and regulations addressing privacy and the collection, use, storage, disclosure, transfer and protection of a variety of types of data. For example, the European Commission has adopted the General Data Protection Regulation and California recently enacted the CCPA, both of which provide for potentially material penalties for non- compliance. These regulations may, among other things, impose data security requirements, disclosure requirements, and restrictions on data collection, uses, and sharing that may impact our operations and the development of our business. While, generally, we do not have access to, collect, store, process, or share information collected by its solutions unless its customers choose to proactively provide such information to it, our products may evolve both to address potential customer requirements or to add new features and functionality. Therefore, the full impact of these privacy regimes on our business is rapidly evolving across jurisdictions and remains uncertain at this time.

We may also be affected by cyberattacks and other means of gaining unauthorized access to its products, systems, and data. For instance, cyber criminals or insiders may target us or third parties with which it has business relationships in an effort to harm them or their proper use, or the data stored in them, resulting in direct and indirect damages, including disruption, interruption or severance of operations, ransomware, leaks and data loss, theft of property, espionage, harm to reputation, harm to public trust and rehabilitation expenses. We work to prevent and reduce exposure to the risk of cyberattacks, with strategies including use of information security systems, assimilation of a culture of data security (including training for managers and employees), refinement and adjustment of procedures, internal control programs, and auditing and support with the assistance of experts in the field.

Our operations are rich in technology and computing and may be exposed to risks related to the stability of the information systems, their compatibility with the scope of its operations, information security, technical failures, overload of system servers and the like. Impairment of the stability of computer systems and inability on our part to return our systems to normal operation within a reasonable timeframe, or the lack of technological ability to meet commitments or the expectations of potential customers and strategic partners, may damage our reputation and harm our business outcomes.

We are assessing the continually evolving privacy and data security regimes and measures it believes are appropriate in response. Since these data security regimes are evolving, uncertain and complex, especially for a global business like ours, it may need to update or enhance its compliance measures as its products, markets and customer demands further develop and these updates or enhancements may require implementation costs. The compliance measures we adopt may prove ineffective. Any failure, or perceived failure, by us to comply with current and future regulatory or customer-driven privacy, data protection, and information security requirements, or to prevent or mitigate security breaches, cyberattacks, or improper access to, use of, or disclosure of data, or any security issues or cyberattacks affecting us, could result in significant liability, costs (including the costs of mitigation and recovery), and a material loss of revenue resulting from the adverse impact on its reputation and brand, loss of proprietary information and data, disruption to its business and relationships, and diminished ability to retain or attract customers and business partners. Such events may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity, and could cause customers and business partners to lose trust in us, which could have an adverse effect on our reputation and business.

Industry and other market data used in this offering circular or in periodic reports that we may in the future file with the SEC, including those undertaken by us or our engaged consultants, may not prove to be representative of current and future market conditions or future results.

This offering circular includes or refers to, and periodic reports that we may in the future file with the SEC may include or refer to, statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties and surveys and studies that we undertook ourselves regarding the market potential for our current services. Although we believe that such information has been obtained from reliable sources, the sources of such data have not guaranteed the accuracy or completeness of such information. While we believe these industry publications and third-party research, surveys and studies are reliable, we have not independently verified such data. The results of this data represent various methodologies, assumptions, research, analysis, projections, estimates, composition of respondent pool, presentation of data and adjustments, each of which may ultimately prove to be incorrect, and cause actual results and market viability to differ materially from those presented in any such report or other materials.

Risks Related to This Offering and Ownership of Our Class A Common Stock

Our dual class voting structure has the effect of concentrating the voting control to holders of our Class B Common Stock, which will limit or preclude your ability to influence corporate matters, and your interests may conflict with the interests of these stockholders.

We adopted a dual class voting structure such that our ordinary shares consist of Class A Common Stock and Class B Common Stock, and we are authorized to issue any number of classes of preferred shares. Class A Common Stock is entitled to one vote per share on proposals requiring or requesting stockholder approval, and Class B Common Stock is entitled to one hundred votes on any such matter. In this offering, we are offering Class A Common Stock. Makena Investment Advisors, LLC, which is beneficially owned by Michael Chermak, our Executive Chairman, and Basestones, Inc. own 2,000,000 shares of Class B Common Stock, which amounts to 200,000,000 votes. Prior to the commencement of this offering, there are expected to be 10,323,244 shares of Class A Common Stock outstanding representing voting power of 10,323,244 votes, 2,000,000 shares of Class B Common Stock outstanding representing voting power of 200,000,000 votes, and no preferred shares outstanding. As a result, out of a total of 10,323,244 shares of Class A Common Stock and 2,000,000 shares of Class B Common Stock representing total voting power of 210,323,244 votes are outstanding as of the date of this offering circular, Makena Investment Advisors, LLC and Basestones, Inc. control approximately 95.1% of the voting power before this offering.

Following this offering, taking into consideration the Class A Common Stock expected to be offered hereby, even if 100% of such shares are sold, Makena Investment Advisors, LLC and Basestones, Inc. will retain controlling voting power in the Company based on having approximately 93.8% of the combined voting power of our outstanding Class A Common Stock. Makena Investment Advisors, LLC and Basestones, Inc. will have the ability to control the outcome of most matters requiring stockholder approval, including:

●	the election of our board of directors and, through our board, decision making with respect to our business direction and policies, including the appointment and removal of our officers;

●	mergers, de-mergers and other significant corporate transactions;

●	changes to our constitution; and

●	our capital structure.

This voting control and influence may discourage transactions involving a change of control of the Company, including transactions in which you, as a holder of our Class A Common Stock, might otherwise receive a premium for your shares.

This is a fixed price offering and the fixed offering price may not accurately represent the current value of us or our assets at any particular time. Therefore, the purchase price you pay for our Units may not be supported by the value of our assets at the time of your purchase.

This is a fixed price offering, which means that the offering price for our Units is fixed and will not vary based on the underlying value of our assets at any time. Our board of directors has determined the offering price in its sole discretion. The fixed offering price for our Units has not been based on appraisals of any assets we own or may own, or of our company as a whole, nor do we intend to obtain such appraisals. Therefore, the fixed offering price established for our units may not be supported by the current value of our company or our assets at any particular time.

We have broad discretion as to the use of the net proceeds from this offering and our use of the offering proceeds may not yield a favorable return on your investment. Additionally, we may use these proceeds in ways with which you may not agree or in the most effective way.

Our board of directors will have broad discretion in applying the net proceeds of this offering and investors will be relying on our judgment regarding the application of the net proceeds of this offering. See “Use of Proceeds.” Based on unforeseen technical, commercial or regulatory issues, we could spend the proceeds in ways with which you may not agree. Moreover, the proceeds may not be invested effectively or in a manner that yields a favorable or any return, and consequently, this could result in financial losses that could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that the Company will utilize the net proceeds in a manner that enhances value of the Company. If the Company fails to spend the proceeds effectively, the Company’s business and financial condition could be harmed, and there may be the need to seek additional financing sooner than expected.

We have never paid cash dividends on our stock and do not intend to pay dividends for the foreseeable future.

We have paid no cash dividends on any class of our stock to date, and we do not anticipate paying cash dividends in the near term. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our Class A Common Stock. Accordingly, investors must be prepared to rely on sales of their Class A Common Stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our Class A Common Stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board deems relevant.

Boustead Securities, one of the Lead Selling Agents, owns approximately 9.7% of the issued and outstanding Class A Common Stock of the Company. This ownership interest in our company creates a conflict of interest with the interests of investors in this offering in that Boustead Securities will benefit through ownership of our shares if the offering is consummated.

Boustead Securities owns 1,000,000 shares of our Class A Common Stock, or approximately 9.7% of the issued and outstanding Class A Common Stock of the Company prior to commencement of this offering. Since Boustead Securities owns a material amount of shares of Class A Common Stock of our company, they will benefit if our company successfully raises capital. One way that Boustead Securities will benefit is that the book value of the shares of our Class A Common Stock held by Boustead Securities will increase as a result of the offering especially given that Boustead Securities only paid a nominal price for their shares of our Class A Common Stock and the fair market value of their holdings of our shares will also increase since the price at which securities are being sold in this offering is significantly higher than the price paid by Boustead Securities. As one of the Lead Selling Agents for the offering, Boustead Securities must undertake a due diligence investigation of our company, negotiate the offering price of the securities being sold in this offering with our company and undertake other actions designed to protect investors in this offering. Given the conflict of interest resulting from ownership of our shares by Boustead Securities, there is a risk that they may serve their own interests to the detriment of the interests of investors in this offering.

Raising additional capital may cause dilution to our stockholders, including purchasers of Class A Common Stock in this offering or restrict our operations.

Until such time, if ever, as we can generate substantial revenues, we expect to finance our cash needs through a combination of equity and/or debt financings and collaborations, licensing agreements or other strategic arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of such securities may include liquidation or other preferences that adversely affect your rights as a holder of Class A Common Stock.

To the extent that we raise additional capital through debt financing, it would result in increased fixed payment obligations and a portion of our operating cash flows, if any, being dedicated to the payment of principal and interest on such indebtedness. In addition, debt financing may involve agreements that include restrictive covenants that impose operating restrictions, such as restrictions on the incurrence of additional debt, the making of certain capital expenditures or the declaration of dividends.

We may issue additional debt and equity securities, which are senior to our Class A Common Stock as to distributions and in liquidation, which could materially adversely affect the value of our Class A Common Stock.

In the future, we may attempt to increase our capital resources by entering into additional debt or debt-like financing that is secured by all or up to all of our assets, or issuing debt or equity securities, which could include issuances of commercial paper, medium-term notes, senior notes, subordinated notes or shares. In the event of our liquidation, our lenders and holders of our debt securities would receive a distribution of our available assets before distributions to our stockholders. In addition, any preferred stock, if issued by our company, may have a preference with respect to distributions and upon liquidation, which could further limit our ability to make distributions to our stockholders. Because our decision to incur debt and issue securities in our future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings and debt financing.

Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future. Thus, you will bear the risk of our future offerings reducing the value of your Class A Common Stock and diluting your interest in our company.

This offering is being conducted on a “best efforts” basis without a minimum and we may not be able to execute our growth strategy if the maximum amount of Units is not sold.

If you purchase our Units and less than all of the offered Units are sold, the risk of losing your entire investment will be increased. We are offering our Units on a “best efforts” basis without a minimum, and we can give no assurance that all of the offered Units will be sold. If less than the maximum number of Units offered is sold, we may be unable to fund all the intended uses described in this offering circular from the net proceeds anticipated from this offering without obtaining funds from alternative sources or using working capital that we generate. Alternative sources of funding may not be available to us at what we consider to be a reasonable cost, and the working capital generated by us may not be sufficient to fund any uses not financed by offering net proceeds. No assurance can be given to you that any funds will be invested in this offering other than your own.

We are not required to raise any minimum amount in this offering before we may utilize the funds received in this offering. Investors should be aware that there is no assurance that any monies beside their own will be invested in this offering.

Because there is no minimum amount of subscriptions which we must receive before accepting funds in the offering, you will not be assured that we will have sufficient funds to execute our business plan or satisfy its working capital requirements and will bear the risk that we will be unable to secure the funds necessary to meet our current and anticipated financial obligations.

We may terminate this offering at any time during the offering period.

We reserve the right to terminate this offering at any time, regardless of the number of shares sold. In the event that we terminate this offering at any time prior to the sale of all of the shares offered hereby, whatever amount of capital that we have raised at that time will have already been utilized by our company and no funds will be returned to subscribers.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This offering circular contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Offering Circular Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	our ability to introduce new products and services;

●	our ability to obtain additional funding to develop additional products and services;

●	compliance with obligations under intellectual property licenses with third parties;

●	our ability to establish or maintain collaborations, licensing or other arrangements;

●	our ability and third parties’ abilities to protect intellectual property rights;

●	our ability to adequately support future growth;

●	our goals and strategies;

●	our future business development, financial condition and results of operations;

●	expected changes in our revenue, costs or expenditures;

●	growth of and competition trends in our industry;

●	the accuracy and completeness of the data underlying our or third-party sources’ industry and market analyses and projections;

●	our expectations regarding demand for, and market acceptance of, our products and services;

●	our expectations regarding our relationships with investors, institutional funding partners and other parties with whom we collaborate;

●	our expectation regarding the use of proceeds from this offering;

●	fluctuations in general economic and business conditions in the markets in which we operate; and

●	relevant government policies and regulations relating to our industry.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this offering circular. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

The forward-looking statements made in this offering circular relate only to events or information as of the date on which the statements are made in this offering circular. Although we will become a Regulation A qualified company after this offering and have ongoing disclosure obligations under United States federal securities laws, we do not intend to update or otherwise revise the forward-looking statements in this offering circular, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

After deducting the estimated Selling Agents’ commissions and offering expenses payable by us, we expect to receive net proceeds of approximately $8.8 million from this offering, based on an assumed offering price of $3.50 per Unit and assuming completion of the maximum offering hereunder.

We plan to use the net proceeds of this offering as follows:

●	19% of the net proceeds for product development;

●	26% of the net proceeds for research and development;

●	20% of the net proceeds for sales and marketing; and

●	35% of the net proceeds for working capital and general corporate purposes.

Each $1.00 increase or decrease in the assumed offering price of $3.50 per Unit would increase or decrease the net proceeds that we receive from this offering by approximately $2.6 million, assuming that the number of shares offered by us, as set forth on the cover page of this offering circular, remains the same and after deducting the estimated selling agent commissions payable by us.

The foregoing represents our current intentions to use and allocate the net proceeds of this offering based upon our present plans and business conditions. Our management, however, will have broad discretion in the way that we use the net proceeds of this offering. Pending the final application of the net proceeds of this offering, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities. See “Risk Factors — Risks Related to This Offering and Ownership of Our Class A Common Stock — We have broad discretion as to the use of the net proceeds from this offering and our use of the offering proceeds may not yield a favorable return on your investment. Additionally, we may use these proceeds in ways with which you may not agree or in the most effective way.”

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the near future. We may also enter into credit agreements or other borrowing arrangements in the future that will restrict our ability to declare or pay cash dividends. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant. See also “Risk Factors — Risks Related to This Offering and Ownership of Our Class A Common Stock — We have never paid cash dividends on our stock and do not intend to pay dividends for the foreseeable future.”

DILUTION

Dilution in net tangible book value per share to new investors is the amount by which the offering price paid by the purchasers of the shares of our Class A Common Stock sold in this offering exceeds the pro forma net tangible book value per share of Class A Common Stock after this offering. Net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of Class A Common Stock deemed to be outstanding at that date.

Our net tangible book value as of December 31, 2023, was approximately $2,287,803, or approximately $0.23 per share of Class A Common Stock.

Pro forma as adjusted net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of our Class A Common Stock in this offering and the pro forma as adjusted net tangible book value per share of Class A Common Stock immediately after completion of this offering. Investors participating in this offering will incur immediate, substantial dilution. After giving effect to (i) the sale of 493,000 shares of Class A Common Stock at a price of $2.50 per share subsequent to December 31, 2023, in private placements for net proceeds of $1,122,933, (ii) the issuance of 10,000 shares of Class A Common Stock for legal services, (iii) the issuance of 40,000 shares of Class A Common Stock for marketing services, and (iv) our sale of 2,857,142 shares of our Class A Common Stock in this offering at an assumed offering price of $3.50 per Unit, and after deducting the estimated selling agent commissions and estimated offering expenses, our pro forma as adjusted net tangible book value as of December 31, 2023 would have been approximately $12,410,753, or approximately $0.94 per share of Class A Common Stock. This amount represents an immediate increase in pro forma net tangible book value of $0.71 per share of Class A Common Stock to existing shareholders and an immediate dilution in pro forma net tangible book value of $2.56 per share of Class A Common Stock to purchasers of our Class A Common Stock in this offering, as illustrated in the following table.

Assumed offering price per Unit		$3.50
Historical net tangible book value per share of Class A Common Stock as of December 31, 2023	$0.23
Increase in pro forma as adjusted net tangible book value per share of Class A Common Stock to existing stockholders	0.71
Pro forma as-adjusted net tangible book value per share of Class A Common Stock after this offering		0.94
Dilution per share to new investors purchasing shares of Class A Common Stock in this offering		$2.56

The following table sets forth the total number of shares of Class A Common Stock previously issued and sold to existing investors, the total consideration paid for the foregoing and the average price per share of Class A Common Stock paid, or to be paid, by existing owners and by the new investors. The calculation below is based on the assumed offering price of $3.50 per Unit, before deducting estimated selling agent commissions and offering expenses, in each case payable by us.

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Existing shareholders	12,323,244	81.2%	$7,106,525	41.5%	$0.58
New investors	2,857,142	18.8%	$9,999,997	58.5%	$3.50
Total	15,180,386	100.0%	$17,106,522	100.0%	$1.13

The outstanding share information in the table above is based on 10,323,244 shares of our Class A Common Stock and 2,000,000 shares of Class B Common Stock outstanding as of the date of this offering circular and excludes:

●	5,000,000 shares of Class A Common Stock that are reserved for issuance under our 2022 Equity Incentive Plan, or the 2022 Plan;

●	5,600 shares of Class A Common Stock issuable upon exercise of placement agent’s warrants;

●	2,857,142 shares of Class A Common Stock issuable upon exercise of the warrants to be issued to investors in this offering; and

●	285,714 shares of Class A Common Stock issuable upon exercise of warrants to be issued to the Lead Selling Agents in connection with this offering.

To the extent that any outstanding options or warrants are exercised, new options, restricted stock units or other securities are issued under our stock-based compensation plans, or new shares of preferred stock are issued, or we issue additional shares of Class A Common Stock or Class B Common Stock in the future, there will be further dilution to investors participating in this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis summarizes the significant factors affecting our operating results, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our financial statements and the related notes thereto included elsewhere in this offering circular. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this offering circular, particularly in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements”.

Overview

Reticulate Micro is a technology company focusing on developing, marketing, and delivering video-compression-based software and hardware products, built on our proprietary and patented Video Assured Secure Transmission (VAST) video compression coding and decoding algorithms and methodologies. Reticulate Micro’s primary business focus is the development and delivery of resilient and secure internet communications technologies (ICTs) that enhance customer experiences with high-quality and low-latency video. Our core product line of video encoder appliances and virtual management appliances are designed to function in austere, industrial, and virtual environments to deliver highly reliable streaming video and situational awareness, with wieldiness and ease of use for non-technical customers. Our goal is to deliver unquestionably secure video content at the highest possible quality to meet customers’ needs for trustworthy and verifiable high-definition video.

Our primary business focus is the development and delivery of resilient and secure internet communications technologies (ICTs) that enhance customer experiences with high-quality and low-latency video. We achieve this by providing video streaming technologies, platforms, and services that utilize our proprietary and patented (US-9,451,291) VAST compression methodologies, our VISION OS, and our deep bench of industry expertise. Our technology platform offering centers on enabling the advancement of content-aware video coding and transport-aware distribution, scene and object detection for computer vision, virtual education delivery, the optimization of video distribution, and enhancing the trustworthiness of video to counter deepfake technologies. RM VISION OS enhances the implementation and use of our VAST-enabled appliances by providing remote provisioning, configuration, and management. We also provide support services that include consulting, installation support, training, bespoke systems design, integration, assembly, and testing. We have created a secure video, audio, and information-sharing platform ecosystem founded on our core intellectual property that delivers meaningful solutions to real world problems. Our technology will assure the creation, distribution, and delivery of higher quality video content anywhere and at any time.

Our secondary business focus is the virtual training and education platform from our subsidiary, EdWare LLC, which is designed to help educate individuals and organizations with short lessons and lectures built on content sourced from top universities, content creation companies, and subject matter experts (SMEs) from across the world. The EdWare platform integrates RM VAST and ICP technologies into an experience ecosystem that is optimized to function on laptops and cellular phones, enabling secure and ubiquitous learning, testing, certification, and licensing activities. The Company’s approach to learning delivery considers the need to continuously revamp content to tightly align learning objectives, assessments, and instructions with corporate and institutional strategies and goals. EdWare maintains the Company’s competitive edge and relevance by executing the Company’s deep learning approach with its teaching, testing, and assessment feedback process, and then delivering the content at the highest-quality and security possible.

EdWare’s platform and strategic relationships play a crucial role in shaping the Company’s future success. As a virtual training and education platform, EdWare has fostered an extensive network of collaborators and partners, which will prove invaluable as the Company continues to expand its technological offerings into new products and services. Given that EdWare’s platform seamlessly incorporates these technologies, it serves as a prime test case for demonstrating how our innovations can integrate into existing products and services, thereby stimulating greater adoption of our technologies. Furthermore, EdWare’s platform serves as a powerful tool for training and educating both current and potential customers about our suite of products and services.

While we are currently utilizing the EdWare platform internally, we have begun development on the Viator platform, an advancement of the EdWare platform, which we expect to bring to market in late 2024. The name Viator, which derives from the Latin word for learner, symbolizes our steadfast dedication to equipping students across the world with next-generation skills. The main elements of Vision OS and the EdWare platform are being combined to create the Viator platform, and due to this fusion, we believe the Viator platform will possess qualities that are essential for the constantly changing digital environment, such as security, modularity, scalability, data management, and improved video efficiency. Security is crucial in the age of deep fakes and quantum computing, and we believe that by strengthening the EdWare platform with cutting-edge security measures, the Viator platform takes this problem head-on and ensures the integrity and validity of educational information. These improvements will protect sensitive data and crucial processes as we turn toward the defense industry.

Additionally, the Viator platform’s emphasis on video encoding efficiency and effectiveness enhances video clarity even across restricted networks allowing users to connect in smooth, high-quality video conversations regardless of location or network constraints. Considering the growing emphasis on virtual learning and communication, we believe this will be a game-changer in the educational software market. Additionally, we expect the Viator platform to provide the unique ability to audit and analyze user encounters with unmatched detail, security, and video clarity, allowing instructors to learn more about the behavior and performance of their students. We believe this could also be utilized in commercial applications that let companies improve user experiences and customize their goods and services based on precise user interaction data. With the Viator platform, we aim to empower learners, safeguard sensitive information, and enhance our connection and engagement in a rapidly evolving digital world.

Our third and recently emerging business focus is satellite communications support and technology development. We have established Reticulate Space as a distinct business segment of the Company with a dedicated profit and loss center structure. Our Chief Operating Officer, David Horton, will assume a new additional role as the President of Reticulate Space, reporting directly to Joshua Cryer, the President and Chief Executive Officer of Reticulate Micro. Reticulate Space is founded on a satellite communications (SATCOM)-focused product offering based on our VISION OS platform, Virtual Engineering for Satellite Performance Enhancement and Resourcing (VESPER).

VESPER is designed to address several SATCOM management deficiencies, resolving issues of inadequate control and security. VESPER simplifies network complexity and administration with a single pane of glass displaying all the information, including fundamental health, metrics and position data across operational networks and terminals with the option to drill down and view subcomponent health. VESPER centrally monitors, manages, controls and directs resources where operators can exert precise control and access to terminals and resource allocation. With double-ratchet encryption and a path for quantum-resistant encryption, VESPER securely expands management reach and range with a scalable solution capable of accommodating configurations of thousands of terminals across enterprise networks, whether on-premises or in cloud, fog or mist architectures.

Since VESPER is built on VISION OS, and integrates with existing third-party technologies, the timelines associated with product development are significantly decreased. We expect a fully demonstrable capability by the end of the third quarter of 2024. We believe this is timely, as market demand for this capability is increasing as large corporations, the United States Department of Defense, and international Ministries of Defense wrestle with the management of proliferated low earth orbit (P-LEO) satellite communications networks, connections from consolidated geosynchronous (GEO) network providers, and terrestrial networks. The United States Navy, United States Army, and NATO have large, funded programs in various phases of information requests, proposal requests, and planning that center on this issue. VESPER is designed to meet the requirements of these programs. On the commercial side, VESPER is designed to be equally applicable to corporations like energy infrastructure suppliers, the cruise ship industry, and global maritime transporters that are employing satellite communications to counter disconnected, intermittent and limited (DIL) communications environments.

Additionally, we expect Reticulate Space will address terminal deficiencies in the satellite communications market, where customers require the ability to seamlessly transition between satellite service provider networks that operate in multiple orbital regimes and employ a multitude of satellite modem technologies. We believe current market solutions are either unable to meet this specific demand set or do so poorly. Reticulate Space has established key relationships with emerging and established technology providers with various exclusivity levels to develop unique integrated satellite terminal management technologies designed to exceed customer requirements and expectations. To this end, Reticulate Space is building an executive and engineering leadership team comprised of well-known and pedigreed veterans of the satellite communications market. Reticulate Space’s vertical market focus encompasses land mobile, maritime and aero defense and commercial use cases. Within defense, we see VESPER having immediate utility for military personnel in communications-on-the-move and communications-on-the-walk scenarios.

Our Historical Performance

The Company’s independent registered public accounting firm has expressed substantial doubt as to the Company’s ability to continue as a going concern. While we had cash of $2,267,956 and $832,638 as of December 31, 2023 and 2022, respectively, we had revenue of $42,241 and a net loss of $5,921,731 for the year ended December 31, 2023 and no revenue and a net loss of $337,111 for the period from June 23, 2022 (inception) to December 31, 2022. We estimate that we will be able to conduct our planned operations using currently available capital resources for the next six months. We will seek to fund our operations through securities offerings, including this offering, private equity offerings, debt financings, and government or other third-party funding. However, the Company may not be able to raise adequate funds for capital expenditures, working capital and other cash requirements from capital markets on acceptable terms, or at all. Advances from an officer or stockholder may likewise be unavailable. The Company’s failure to raise capital as and when needed and generate significantly higher revenues than operating expenses to achieve profitability would impact its going concern status and would have a negative impact on its financial condition and its ability to pursue its business strategy and continue as a going concern. For further discussion, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Going Concern”.

Recent Developments

On January 1, 2024, we issued stock options for the purchase of an aggregate of 314,000 shares of Class A Common Stock, at an exercise price of $1.00, under the 2022 Plan, as follows: (i) David Horton, the Company’s Chief Operating Officer and President of Reticulate Space, received a stock option to purchase 12,000 shares of Class A Common Stock; (ii) Eduardo Martinez, the Company’s Chief Commercial Officer and Chief of Staff, received a stock option to purchase 12,000 shares of Class A Common Stock; (iii) Paul Scardino, the Company’s Executive Vice President of Sales and Chief Strategy Officer of Reticulate Space, received a stock option to purchase 120,000 shares of Class A Common Stock; (iv) Mark Steel, the Company’s Executive Vice President of Products and Services and Chief Technology Officer of Reticulate Space, received a stock option to purchase 120,000 shares of Class A Common Stock; and (v) an employee received a stock option to purchase 50,000 shares of Class A Common Stock.

On February 1, 2024, we conducted a private placement of shares of our Class A Common Stock and entered into certain subscription agreements with a number of (i) accredited investors as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws or (ii) non-U.S. persons made in compliance with the provisions of Regulation S promulgated under the Securities Act. Pursuant to the agreements, we issued 333,000 shares of Class A Common Stock at $2.50 per share for a total of $832,500. Boustead Securities, who is acting as one of the Lead Selling Agents in this offering, acted as the placement agent in the private placements. Pursuant to our engagement letter agreement with Boustead Securities, in addition to payments of a success fee of $74,925, or 9% of the total purchase price of the shares sold in the private placements, and a non-accountable expense allowance of $8,325, or 1% of the total purchase price of the shares sold in the private placements, we agreed to issue Boustead Securities five-year warrants to purchase up to 23,310 shares of Class A Common Stock in aggregate, exercisable on a cashless basis, with an exercise price of $2.50 per share, subject to adjustment. On March 13, 2024, we entered into a warrant cancellation agreement with Boustead Securities, pursuant to which they agreed to forfeit these warrants.

On March 1, 2024, we issued a stock option for the purchase of 350,000 shares of Class A Common Stock, at an exercise price of $1.00, to Amit Shrestha, our Chief Financial Officer, under the 2022 Plan.

On April 1, 2024, we issued 10,000 shares of our Class A Common Stock to Bevilacqua PLLC as partial payment for legal services.

On May 3, 2024, we issued 40,000 shares of our Class A Common Stock pursuant to a marketing agreement for services rendered.

On May 14, 2024, we conducted a private placement of shares of our Class A Common Stock and entered into certain subscription agreements with a number of (i) accredited investors as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws or (ii) non-U.S. persons made in compliance with the provisions of Regulation S promulgated under the Securities Act. Pursuant to the agreements, we issued 160,000 shares of Class A Common Stock at $2.50 per share for a total of $400,000. Boustead Securities, who is acting as one of the Lead Selling Agents in this offering, acted as the placement agent in the private placements. Pursuant to our engagement letter agreement with Boustead Securities, as amended, in addition to payments of a success fee of $18,000, or 4.5% of the total purchase price of the shares sold in the private placements, and a non-accountable expense allowance of $2,000, or 0.5% of the total purchase price of the shares sold in the private placements, we agreed to issue Boustead Securities five-year warrants to purchase up to 5,600 shares of Class A Common Stock in aggregate, exercisable on a cashless basis, with an exercise price of $2.50 per share, subject to adjustment.

Impact of COVID-19 Pandemic

The current global pandemic of a novel strain of coronavirus, or COVID-19, and the global measures taken to combat it, may have an adverse effect on our business. Public health authorities and governments at local, national and international levels have announced various measures to respond to the pandemic. Some measures that directly or indirectly impact our business include voluntary or mandatory quarantines, restrictions on travel and limiting gatherings of people in public places.

We believe that we have fully complied with all state and local requirements relating to COVID-19. We have undertaken various measures in an effort to mitigate the spread of COVID-19. From our founding, we have been a highly efficient remote-first company, which has been able to continue to function as normal even with pandemic-related stay at home orders and other regulations. We have also exploited certain trends related to the COVID-19 pandemic, including its acceleration of global growth in virtual services. However, the COVID-19 pandemic has adversely impacted global economic activity and has contributed to significant volatility and negative pressure in financial markets. The resulting global deterioration in economic conditions and financial volatility may have an adverse impact on discretionary consumer spending or investing, could also impact our business and demand for our services.

As events are rapidly changing, we cannot predict how long the effects of the COVID-19 pandemic and the efforts to contain it could disrupt our operations or the full extent of that disruption.  Governments could take additional restrictive measures to combat the pandemic that could further impact our business or the economy in the geographies in which we operate. It is also possible that the impact of the pandemic and response on our customers, users, and markets will persist for some time after governments ease their restrictions.

The extent to which the pandemic may impact our results will depend on future developments, which are highly uncertain and cannot be predicted as of the date of this offering circular, including new information that may emerge concerning the severity of the pandemic and steps taken to contain the pandemic or treat its impact, among others. Nevertheless, the pandemic and the current financial, economic and capital markets environment, and future developments in the global supply chain and other areas present material uncertainty and risk with respect to our performance, financial condition, results of operations and cash flows. See also “Risk Factors – The COVID-19 pandemic may cause a material adverse effect on our business” above.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

●	our ability to acquire new customers and users or retain existing customers and users;

●	our ability to offer competitive pricing;

●	our ability to broaden product or service offerings;

●	industry demand and competition;

●	our ability to leverage technology and use and develop efficient processes;

●	our ability to attract and retain talented employees and contractors; and

●	market conditions and our market position.

Emerging Growth Company

Regulation A provides that a filer can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to avail ourselves of this exemption and, therefore, we will not be subject to the same adoption period for new or revised accounting standards as public companies.

Upon the completion of this Offering, we may elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the JOBS Act) under the reporting rules set forth under the Exchange Act. As defined in the JOBS Act, an emerging growth company is defined as a company with less than $1 Billion in revenue during its last fiscal year. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies.

For so long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies,” including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

If we are required to publicly report under the Exchange Act as an “emerging growth company”, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, though if the market value of our Common Stock held by non-affiliates exceeds $700 Million, we would cease to be an “emerging growth company.”

If we elect not to become a public reporting company under the Exchange Act, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semi-annual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semi-annual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

Results of Operations

Years Ended December 31, 2023 and 2022

The following table sets forth key components of our results of operations during the year ended December 31, 2023 and for the period from June 23, 2022 (inception) to December 31, 2022.

	Year Ended December 31, 2023	Period From June 23, 2022 (inception) to December 31, 2022
Revenue	$42,241	$-
Cost of sales	13,802	-
Gross profit	28,439	-
Operating expenses:
General and administrative	309,082	224,111
Payroll compensation and benefits	3,505,951	-
Professional services	1,261,922	-
Marketing and advertising	356,620	-
Research and development	523,789	63,000
Total operating expenses	5,957,364	287,111
Loss from operations	(5,928,925)	(287,111)
Other income (expense):
Interest income	7,194	-
Impairment of goodwill	-	(50,000)
Total other income (expense)	7,194	(50,000)
Loss before income taxes	(5,921,731)	(337,111)
Provision for income taxes (benefit)	-	-
Net loss	$(5,921,731)	$(337,111)

Revenue

Revenue for the year ended December 31, 2023 was $42,241 and was due to the assembly and testing of antennas for a customer. We had no revenue for the period from June 23, 2022 (inception) to December 31, 2022.

Operating Expenses

Our total operating expenses of $5,957,364 for the year ended December 31, 2023 were mainly due to research and development expenses, payroll compensation and benefits, marketing expenses, and professional services provided to the Company. Our total operating expenses of $287,111 for the period from June 23, 2022 (inception) to December 31, 2022 were mainly due to management consultant fees and research and development expenses.

Loss From Operations

Our loss from operations of $5,928,925 for the year ended December 31, 2023 was mainly due to research and development expenses, payroll compensation and benefits, marketing expenses, and professional services provided to the Company. Our loss from operations of $287,111 for the period from June 23, 2022 (inception) to December 31, 2022 was mainly due to management consultant fees and research and development expenses.

Net Loss

Our net loss of $5,921,731 for the year ended December 31, 2023 was mainly due to research and development expenses, payroll compensation and benefits, marketing expenses, and professional services provided to the Company. Our net loss for the period from June 23, 2022 (inception) to December 31, 2022 was mainly due to general and administrative expenses relating to management consultant fees, research and development expenses and impairment of goodwill associated with the acquisition of EdWare.

EdWare LLC – Year Ended December 31, 2022

The following table sets forth key components of EdWare’s results of operations during the year ended December 31, 2022.

Year Ended December 31, 2022
Revenue	$-
Operating expenses:
General and administrative	-
Research and development	6,834
Total operating expenses	6,834
Loss from operations	(6,834)
Other income (expense)	28,848)
Loss before income taxes	22,014
Provision for income taxes (benefit)	-
Net income	$22,014

Revenue

EdWare had no revenue for the year ended December 31, 2022.

Operating Expenses

EdWare’s total operating expenses of $6,834 for the year ended December 31, 2022 were mainly due to research and development expenses.

Loss From Operations

EdWare’s loss from operations of $6,834 for the year ended December 31, 2022 was mainly due to research and development expenses.

Other Income (Expense)

EdWare’s total other expenses of $28,848 for the year ended December 31, 2022 were mainly due to non-cash payment received for research and development expenses.

Net Income

EdWare’s net income of $22,014 for the year ended December 31, 2022 was mainly due to the decrease in operating expenses relating to research and development expenses and non-cash payment received for research and development expenses.

Liquidity and Capital Resources

As of December 31, 2023, we had a consolidated cash balance of $2,267,956. As of December 31, 2022, the Company had cash of $832,638 and EdWare had cash of $0. To date, we have financed our operations primarily through revenue generated from sales of our securities.

Management has prepared estimates of operations and believes that sufficient funds will be generated from operations and equity financings to fund our operations and to service our debt obligations for at least the next twelve months. From October 2022 to February 2024, we raised $6,703,525 in private placements of shares of our Class A Common Stock. If we are unable to raise the additional funds, our currently available cash resources will be sufficient to fund our operations for at least the next six months. In the future, we may require additional cash resources due to changing business conditions, implementation of our strategy to expand our business, or other investments or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

The impact of COVID-19 on our business has been considered in these assumptions; however, it is too early to know the full impact of COVID-19 or its timing on a return to more normal operations.

The accompanying consolidated financial statements have been prepared on a going concern basis under which we are expected to be able to realize our assets and satisfy our liabilities in the normal course of business.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern. However, our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern. While we had cash of $2,267,956 and $832,638 as of December 31, 2023 and 2022, respectively, we had revenue of $42,241 and a net loss of $5,921,731 for the year ended December 31, 2023 and no revenue and a net loss of $337,111 for the period from June 23, 2022 (inception) to December 31, 2022. As a result, there is substantial doubt about our ability to continue as a going concern.

Our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future and/or obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. Management has plans to seek additional capital through securities offerings, including this offering, private equity offerings, debt financings, and government or other third-party funding. These plans, if successful, will mitigate the factors which raise substantial doubt about our ability to continue as a going concern.

However, the sale of additional equity securities could result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Debt

As of the date of this offering circular, we have not incurred any debt.

Summary of Cash Flow

The following table provides detailed information about our net cash flow for all financial statement periods presented in this offering circular.

Years Ended December 31, 2023 and 2022

The following table sets forth key components of the Company’s cash flow during the year ended December 31, 2023 and for the period from June 23, 2022 (inception) to December 31, 2022.

	Year Ended December 31, 2023	Period From June 23, 2022 (inception) to December 31, 2022
Net cash used in operating activities	$(2,711,351)	$(233,709)
Net cash used in investing activities	(201,989)	(8,653)
Net cash provided by financing activities	4,348,658	1,075,000
Net change in cash	1,435,318	832,638
Cash at beginning of period	832,638	-
Cash at end of period	$2,267,956	$832,638

To date, the Company has financed its operations primarily through the sale of its Class A Common Stock.

Net cash used in operating activities was $2,711,351 for the year ended December 31, 2023 and $233,709 for the period from June 23, 2022 (inception) to December 31, 2022. For the year ended December 31, 2023, net cash used in operating activities resulted from stock issued for services of $1,500,936, options issued for services of $1,310,864, warrants issued for private placements of $237,046, depreciation and amortization of $21,583, notes receivable of $40,000, interest receivable of $3,112, deposits of $7,270, accounts payable and accrued liabilities of $13,648, and accounts payable and accrued liabilities, related party $166,362, offset by decreases in prepaid expenses of $6,999 and ROU, net of $3,324. For the period from June 23, 2022 (inception) to December 31, 2022, net cash used in operating activities resulted from non-cash expense associated with stock to be issued in the amount of $4,711, an increase in accounts payable of $114,024 and a decrease in prepaid expenses of $15,333.

Net cash used in investing activities was $201,989 for the year ended December 31, 2023, and $8,653 for the period from June 23, 2022 (inception) to December 31, 2022. For the year ended December 31, 2023, net cash used in investing activities resulted from the purchase of intangible assets in the amount of $200,000 and capital equipment of $1,989. For the period from June 23, 2022 (inception) to December 31, 2022, net cash used in investing activities resulted from the purchase of capital equipment.

Net cash provided by financing activities was $4,348,658 for the year ended December 31, 2023, and $1,075,000 for the period from June 23, 2022 (inception) to December 31, 2022, and resulted from the sale of Class A Common Stock.

EdWare LLC - EdWare had no cash flow activities during the year ended December 31, 2022.

Contractual Obligations

During the fiscal years ended December 31, 2023 and 2022, we had contractual obligations associated with management consultants in which we paid out $1,002,669 and $194,800, respectively.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

This discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. While our significant accounting policies are described in more detail in the notes to our financial statements included elsewhere in this offering circular, we believe that the following accounting policies are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates. We believe our most critical accounting policies and estimates relate to the following:

Principles of Consolidation

The Company’s consolidated financial statements and related notes include all the accounts of the Company and its wholly owned subsidiaries. They have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”). All intercompany transactions have been eliminated in consolidation.

Revenue Recognition

The Company had revenue of $42,241 and $0 for the years ended December 31, 2023 and 2022, respectively.

Income Taxes

No federal income taxes were owed for the years ended December 31, 2023 and 2022.

CORPORATE HISTORY AND STRUCTURE

Our Corporate History

Our company was incorporated on June 23, 2022, under the laws of the State of Nevada. On August 5, 2022, in accordance with our amendment of the articles of incorporation, our authorized capital stock changed from 110,000,000 shares, consisting of (i) 100,000,000 shares of Class A Common Stock, $0.001 par value and (ii) 10,000,000 shares of preferred stock, $0.001 par value to 210,000,000 shares, consisting of (i) 200,000,000 shares of Common Stock, $ 0.001 par value per share, of which 196,400,000 shares are designated as “Class A Common Stock”, $0.001 par value per share, and 3,600,000 shares are designated as “Class B Common Stock”, $0.001 par value per share; and (ii) 10,000,000 shares of Preferred Stock, $0.001 par value per share. On December 30, 2022, our company entered into an agreement with EdWare LLC and Mazhar Hussain to purchase 100% of the membership interests of EdWare LLC. As a result, EdWare LLC became our wholly owned subsidiary.

On August 5, 2022, we issued 3,600,000 shares of Class B Common Stock in connection with the amendment to the articles of incorporation of the Company, at an issue price of $0.001 per share, for a total consideration of $3,600. All of the shares were sold to members of our board of directors, executive officers or their affiliates and beneficial owners of more than 5% of our outstanding capital stock, in reliance upon (i) the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws, or (ii) the provisions of Regulation S promulgated under the Securities Act.

The following table presents the amounts of Class B Common Stock issued and aggregate purchase prices paid by the members of our board of directors, executive officers or their affiliates and beneficial owners of more than 5% of our outstanding capital stock. The terms of these purchases were the same for all purchasers of our Class B Common Stock.

Stockholder	Class B Common Stock	Aggregate Purchase Price Paid
Makena Investment Advisors, LLC (1)	1,000,000	$1,000
Michael Collins, Former President, Treasurer and Director	1,600,000 (these shares were cancelled on May 22, 2023)	$1,600
Mohammad Ansari, Former Director	1,000,000 (these shares were transferred to Basestones, Inc. on August 8, 2022)	$1,000

(1)	Makena Investment Advisors, LLC is a Nevada limited liability company. Makena Investment Advisors, LLC’s managing member is Michael Chermak, our Executive Chairman, Secretary, Treasurer and director. Makena Investment Advisors, LLC’s business address is 1023 Olive Ave, Ramona, CA 92065, USA.

On August 8, 2022, Mohammad Ansari, our former director, transferred 1,000,000 shares of Class B Common Stock to Basestones, Inc.

On August 8, 2022, we issued 5,100,000 shares of our Class A Common Stock to Cytta Corporation as part of the consideration for the worldwide, perpetual and exclusive license agreement with Cytta Corporation. We did not receive any proceeds from the issuance.

On October 1, 2022 and October 6, 2022, we entered into restricted stock award agreements to issue an aggregate of 731,834 shares of our Class A Common Stock to consultants for services rendered, including 291,000 shares to Joshua Cryer, our Chief Executive Officer and President and 145,000 shares to John Dames, our Chief Technology Officer. We issued these shares through our transfer agent on January 15, 2023. We did not receive any proceeds from the issuance.

From October 2022 to June 2023, we conducted multiple closings of a private placement offering of shares of our Class A Common Stock and entered into certain subscription agreements with a number of accredited investors as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws. Pursuant to the agreements, we issued 865,880 shares of Class A Common Stock at $2.50 per share.

On November 4, 2022, we entered into a stock purchase agreement with Boustead Securities to purchase 1,000,000 shares of our Class A Common Stock for an aggregate purchase price of $1,000. We issued these shares through our transfer agent on November 23, 2022.

On January 1, 2023, we issued stock options for the purchase of 291,000 shares of Class A Common Stock, at an exercise price of $1.00, to Joshua Cryer, our Chief Executive Officer and President, and 145,000 shares of Class A Common Stock, at an exercise price of $1.00, to John Dames, our Chief Technology Officer, under the 2022 Plan.

On February 15, 2023, we issued stock options for the purchase of an aggregate of 150,000 shares of Class A Common Stock, at an exercise price of $1.00, to consultants for services rendered, including 100,000 shares to James Creamer, our former Chief Financial Officer, under the 2022 Plan.

On February 24, 2023, we issued stock options for the purchase of an aggregate of 200,000 shares of Class A Common Stock, at an exercise price of $1.00, to consultants for services rendered, under the 2022 Plan.

On March 31, 2023, we issued an aggregate of 60,000 shares of our Class A Common Stock to consultants for services rendered. We did not receive any proceeds from the issuance.

On May 1, 2023, we issued stock options for the purchase of an aggregate of 50,000 shares of Class A Common Stock, at an exercise price of $1.00, to consultants for services rendered, under the 2022 Plan.

On May 22, 2023, Michael Collins, our former President, Treasurer and director, cancelled his 1,600,000 shares of Class B Common Stock in exchange for 200,000 shares of Class A Common Stock.

On June 14, 2023, we issued a stock option for the purchase of 412,000 shares of Class A Common Stock, at an exercise price of $1.00, to Joshua Cryer, our Chief Executive Officer and President, under the 2022 Plan.

On June 15, 2023, we issued 300,000 shares of our Class A Common Stock to a consultant for services rendered. We did not receive any proceeds from the issuance.

On June 29, 2023, we issued a stock option for the purchase of 25,000 shares of Class A Common Stock, at an exercise price of $1.00, to a consultant for services rendered, under the 2022 Plan.

On June 30, 2023, we issued stock options for the purchase of an aggregate of 75,000 shares of Class A Common Stock, at an exercise price of $1.00, to consultants for services rendered, under the 2022 Plan.

On July 1, 2023, we issued a stock option for the purchase of 12,000 shares of Class A Common Stock, at an exercise price of $1.00, to a consultant for services rendered, under the 2022 Plan.

From September 2023 to February 2024, we conducted multiple closings of a private placement offering of shares of our Class A Common Stock and entered into certain subscription agreements with a number of (i) accredited investors as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws or (ii) non-U.S. persons made in compliance with the provisions of Regulation S promulgated under the Securities Act. Pursuant to the agreements, we issued 1,815,530 shares of Class A Common Stock at $2.50 per share for a total of $4,538,825. Boustead Securities, who is acting as one of the Lead Selling Agents in this offering, acted as the placement agent in the private placements. Pursuant to our engagement letter agreement with Boustead Securities, in addition to payments of a success fee of $408,494.25, or 9% of the total purchase price of the shares sold in the private placements, and a non-accountable expense allowance of $45,388.25, or 1% of the total purchase price of the shares sold in the private placements, we agreed to issue Boustead Securities five-year warrants to purchase up to 127,085 shares of Class A Common Stock in aggregate, exercisable on a cashless basis, with an exercise price of $2.50 per share, subject to adjustment. On March 13, 2024, we entered into a warrant cancellation agreement with Boustead Securities, pursuant to which they agreed to forfeit these warrants.

On September 27, 2023, we issued 40,000 shares of our Class A Common Stock pursuant to a marketing agreement for services rendered. We did not receive any proceeds from the issuance.

On October 1, 2023, we issued stock options for the purchase of an aggregate of 112,000 shares of Class A Common Stock, at an exercise price of $1.00, to consultants for services rendered, under the 2022 Plan.

On December 1, 2023, we issued a stock option for the purchase of 6,000 shares of Class A Common Stock, at an exercise price of $1.00, to a consultant for services rendered, under the 2022 Plan.

On January 1, 2024, we issued stock options for the purchase of an aggregate of 314,000 shares of Class A Common Stock, at an exercise price of $1.00, under the 2022 Plan, as follows: (i) David Horton, the Company’s Chief Operating Officer and President of Reticulate Space, received a stock option to purchase 12,000 shares of Class A Common Stock; (ii) Eduardo Martinez, the Company’s Chief Commercial Officer and Chief of Staff, received a stock option to purchase 12,000 shares of Class A Common Stock; (iii) Paul Scardino, the Company’s Executive Vice President of Sales and Chief Strategy Officer of Reticulate Space, received a stock option to purchase 120,000 shares of Class A Common Stock; (iv) Mark Steel, the Company’s Executive Vice President of Products and Services and Chief Technology Officer of Reticulate Space, received a stock option to purchase 120,000 shares of Class A Common Stock; and (v) an employee received a stock option to purchase 50,000 shares of Class A Common Stock.

On March 1, 2024, we issued a stock option for the purchase of 350,000 shares of Class A Common Stock, at an exercise price of $1.00, to Amit Shrestha, our Chief Financial Officer, under the 2022 Plan.

On April 1, 2024, we issued 10,000 shares of our Class A Common Stock to Bevilacqua PLLC as partial payment for legal services.

On May 3, 2024, we issued 40,000 shares of our Class A Common Stock pursuant to a marketing agreement for services rendered.

On May 14, 2024, we conducted a private placement of shares of our Class A Common Stock and entered into certain subscription agreements with a number of (i) accredited investors as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws or (ii) non-U.S. persons made in compliance with the provisions of Regulation S promulgated under the Securities Act. Pursuant to the agreements, we issued 160,000 shares of Class A Common Stock at $2.50 per share for a total of $400,000. Boustead Securities, who is acting as one of the Lead Selling Agents in this offering, acted as the placement agent in the private placements. Pursuant to our engagement letter agreement with Boustead Securities, as amended, in addition to payments of a success fee of $18,000, or 4.5% of the total purchase price of the shares sold in the private placements, and a non-accountable expense allowance of $2,000, or 0.5% of the total purchase price of the shares sold in the private placements, we agreed to issue Boustead Securities five-year warrants to purchase up to 5,600 shares of Class A Common Stock in aggregate, exercisable on a cashless basis, with an exercise price of $2.50 per share, subject to adjustment.

Organizational Structure Following this Offering

The following diagram depicts our organizational structure following the completion of this offering. This diagram includes our current shareholders of Class A Common Stock, as a group, our controlling shareholders of Class B Common Stock and the shareholders that will receive shares of Class A Common Stock in this offering, as a group. The Class A Common Stock and Class B Common Stock holdings of these shareholders is also depicted. The shares of Class A Common Stock held by shareholders as a result of this offering is based on the estimated offering price of $3.50 per Unit.

BUSINESS

Overview

Reticulate Micro is a technology company focusing on developing, marketing, and delivering video-compression-based software and hardware products, built on our proprietary and patented Video Assured Secure Transmission (VAST) video compression coding and decoding algorithms and methodologies. Reticulate Micro’s primary business focus is the development and delivery of resilient and secure internet communications technologies (ICTs) that enhance customer experiences with high-quality and low-latency video. Our core product line of video encoder appliances and virtual management appliances are designed to function in austere, industrial, and virtual environments to deliver highly reliable streaming video and situational awareness, with wieldiness and ease of use for non-technical customers. Our goal is to deliver unquestionably secure video content at the highest possible quality to meet customers’ needs for trustworthy and verifiable high-definition video.

Our primary business focus is the development and delivery of resilient and secure internet communications technologies (ICTs) that enhance customer experiences with high-quality and low-latency video. We achieve this by providing video streaming technologies, platforms, and services that utilize our proprietary VAST compression methodologies, our VISION OS, and our deep bench of industry expertise. Our technology platform offering centers on enabling the advancement of content-aware video coding and transport-aware distribution, scene and object detection for computer vision, virtual education delivery, the optimization of video distribution, and enhancing the trustworthiness of video to counter deepfake technologies. RM VISION OS enhances the implementation and use of our VAST-enabled appliances by providing remote provisioning, configuration, and management. We also provide support services that include consulting, installation support, training, bespoke systems design, integration, assembly, and testing. We have created a secure video, audio, and information-sharing platform ecosystem founded on our core intellectual property that delivers meaningful solutions to real world problems. Our technology will assure the creation, distribution, and delivery of higher quality video content anywhere and at any time.

Our secondary business focus is the virtual training and education platform from our subsidiary, EdWare LLC, which is designed to help educate individuals and organizations with short lessons and lectures built on content sourced from top universities, content creation companies, and subject matter experts (SMEs) from across the world. The EdWare platform integrates RM VAST and ICP technologies into an experience ecosystem that is optimized to function on laptops and cellular phones, enabling secure and ubiquitous learning, testing, certification, and licensing activities. The Company’s approach to learning delivery considers the need to continuously revamp content to tightly align learning objectives, assessments, and instructions with corporate and institutional strategies and goals. EdWare maintains the Company’s competitive edge and relevance by executing the Company’s deep learning approach with its teaching, testing, and assessment feedback process, and then delivering the content at the highest-quality and security possible.

EdWare’s platform and strategic relationships play a crucial role in shaping the Company’s future success. As a virtual training and education platform, EdWare has fostered an extensive network of collaborators and partners, which will prove invaluable as the Company continues to expand its technological offerings into new products and services. Given that EdWare’s platform seamlessly incorporates these technologies, it serves as a prime test case for demonstrating how our innovations can integrate into existing products and services, thereby stimulating greater adoption of our technologies. Furthermore, EdWare’s platform serves as a powerful tool for training and educating both current and potential customers about our suite of products and services.

While we are currently utilizing the EdWare platform internally, we have begun development on the Viator platform, an advancement of the EdWare platform, which we expect to bring to market in late 2024. The name Viator, which derives from the Latin word for learner, symbolizes our steadfast dedication to equipping students across the world with next-generation skills. The main elements of Vision OS and the EdWare platform are being combined to create the Viator platform, and due to this fusion, we believe the Viator platform will possess qualities that are essential for the constantly changing digital environment, such as security, modularity, scalability, data management, and improved video efficiency. Security is crucial in the age of deep fakes and quantum computing, and we believe that by strengthening the EdWare platform with cutting-edge security measures, the Viator platform takes this problem head-on and ensures the integrity and validity of educational information. These improvements will protect sensitive data and crucial processes as we turn toward the defense industry.

Additionally, the Viator platform’s emphasis on video encoding efficiency and effectiveness enhances video clarity even across restricted networks allowing users to connect in smooth, high-quality video conversations regardless of location or network constraints. Considering the growing emphasis on virtual learning and communication, we believe this will be a game-changer in the educational software market. Additionally, we expect the Viator platform to provide the unique ability to audit and analyze user encounters with unmatched detail, security, and video clarity, allowing instructors to learn more about the behavior and performance of their students. We believe this could also be utilized in commercial applications that let companies improve user experiences and customize their goods and services based on precise user interaction data. With the Viator platform, we aim to empower learners, safeguard sensitive information, and enhance our connection and engagement in a rapidly evolving digital world.

Our third and recently emerging business focus is satellite communications support and technology development. We have established Reticulate Space as a distinct business segment of the Company with a dedicated profit and loss center structure. Our Chief Operating Officer, David Horton, will assume a new additional role as the President of Reticulate Space, reporting directly to Joshua Cryer, the President and Chief Executive Officer of Reticulate Micro. Reticulate Space is founded on a satellite communications (SATCOM)-focused product offering based on our VISION OS platform, Virtual Engineering for Satellite Performance Enhancement and Resourcing (VESPER).

VESPER is designed to address several SATCOM management deficiencies, resolving issues of inadequate control and security. VESPER simplifies network complexity and administration with a single pane of glass displaying all the information, including fundamental health, metrics and position data across operational networks and terminals with the option to drill down and view subcomponent health. VESPER centrally monitors, manages, controls and directs resources where operators can exert precise control and access to terminals and resource allocation. With double-ratchet encryption and a path for quantum-resistant encryption, VESPER securely expands management reach and range with a scalable solution capable of accommodating configurations of thousands of terminals across enterprise networks, whether on-premises or in cloud, fog or mist architectures.

Since VESPER is built on VISION OS, and integrates with existing third-party technologies, the timelines associated with product development are significantly decreased. We expect a fully demonstrable capability by the end of the third quarter of 2024. We believe this is timely, as market demand for this capability is increasing as large corporations, the United States Department of Defense, and international Ministries of Defense wrestle with the management of proliferated low earth orbit (P-LEO) satellite communications networks, connections from consolidated geosynchronous (GEO) network providers, and terrestrial networks. The United States Navy, United States Army, and NATO have large, funded programs in various phases of information requests, proposal requests, and planning that center on this issue. VESPER is designed to meet the requirements of these programs. On the commercial side, VESPER is designed to be equally applicable to corporations like energy infrastructure suppliers, the cruise ship industry, and global maritime transporters that are employing satellite communications to counter disconnected, intermittent and limited (DIL) communications environments.

Additionally, we expect Reticulate Space will address terminal deficiencies in the satellite communications market, where customers require the ability to seamlessly transition between satellite service provider networks that operate in multiple orbital regimes and employ a multitude of satellite modem technologies. We believe current market solutions are either unable to meet this specific demand set or do so poorly. Reticulate Space has established key relationships with emerging and established technology providers with various exclusivity levels to develop unique integrated satellite terminal management technologies designed to exceed customer requirements and expectations. To this end, Reticulate Space is building an executive and engineering leadership team comprised of well-known and pedigreed veterans of the satellite communications market. Reticulate Space’s vertical market focus encompasses land mobile, maritime and aero defense and commercial use cases. Within defense, we see VESPER having immediate utility for military personnel in communications-on-the-move and communications-on-the-walk scenarios.

Our Background

Reticulate Micro was incorporated on June 23, 2022, under the laws of the State of Nevada. Reticulate Micro is located in Las Vegas, Nevada, with offices in Palm Bay Florida. Since 2022, RM has focused on developing, marketing, and delivering video-compression-based software and hardware products, built on our proprietary and patented Video Assured Secure Transmission (VAST) video compression coding and decoding algorithms and methodologies. Our technology platform offering centers on enabling the advancement of content-aware video coding and transport-aware distribution, scene and object detection for computer vision, virtual education delivery, the optimization of video distribution, and enhancing the trustworthiness of video to counter deepfake technologies.

RM’s primary business focus is the development and delivery of resilient and secure internet communications technologies (ICTs) that enhance customer experiences with high-quality and low-latency video. RM achieves this by providing video streaming technologies, platforms, and services that utilize our proprietary VAST compression methodologies, our VISION OS, and our deep bench of industry expertise. Our core product line of video encoder appliances and virtual management appliances are designed to function in austere, industrial, and virtual environments to deliver highly reliable streaming video and situational awareness, with wieldiness and ease of use for non-technical customers. RM VISION OS enhances the implementation and use of our VAST-enabled appliances by providing remote provisioning, configuration, and management. RM also provides support services that include consulting, installation support, training, bespoke systems design, integration, assembly, and testing.

RM has created a secure video, audio, and information-sharing platform ecosystem founded on our core intellectual property that delivers meaningful solutions to real world problems. Our technology will assure the creation, distribution, and delivery of higher quality video content anywhere and at any time. Our highest goal is to deliver unquestionably secure video content at the highest possible quality to meet customers’ needs for trustworthy and verifiable high-definition video.

Our Historical Performance

The Company’s independent registered public accounting firm has expressed substantial doubt as to the Company’s ability to continue as a going concern. While we had cash of $2,267,956 and $832,638 as of December 31, 2023 and 2022, respectively, we had revenue of $42,241 and a net loss of $5,921,731 for the year ended December 31, 2023 and no revenue and a net loss of $337,111 for the period from June 23, 2022 (inception) to December 31, 2022. We estimate that we will be able to conduct our planned operations using currently available capital resources for the next six months. We will seek to fund our operations through securities offerings, including this offering, private equity offerings, debt financings, and government or other third-party funding. However, the Company may not be able to raise adequate funds for capital expenditures, working capital and other cash requirements from capital markets on acceptable terms, or at all. Advances from an officer or stockholder may likewise be unavailable. The Company’s failure to raise capital as and when needed and generate significantly higher revenues than operating expenses to achieve profitability would impact its going concern status and would have a negative impact on its financial condition and its ability to pursue its business strategy and continue as a going concern. For further discussion, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Going Concern”.

Industry Overview

The demand for robust and widespread connectivity and access to real-time video and data is surging in response to the need for more resilient, jam-resistant communications in the face of rising geopolitical threats. The defense industry has traditionally been dominated by geosynchronous orbit (GEO) satellite communications connectivity from large prime contractors with proprietary capabilities, where systems don’t talk to each other or run on the same piece of hardware. Now the defense and commercial communications industries are entering a golden era of democratized space, where satellite and ground systems are more accessible, smaller and more capable. Major satellite operators are consolidating their networks to deliver multi-orbit connectivity to ensure troops have seamless access to satellites in various orbits to avoid single points of failure. The industry also is seeing explosive growth in drone technology and growing reliance on commercial satellites to get video and imagery faster for timely intelligence.

RM is strategically positioned to influence and shape the defense segment of the global video streaming infrastructure market, which is expected to grow at a compound annual growth rate (CAGR) of 18.3% from 2023 to 2028 (MarketsandMarkets Research, Video Encoders Market by Number of Channel (1-Channel, 2-Channel, 4-Channel, 8-Channel, 16-Channel, more than 16-Channel), Type (Standalone, Rack-mounted), Application (Broadcasting, Surveillance) and Geography – Global Forecast to 2027, August 2022). The defense market’s video encoder and content delivery network industry operate at the heart of global operations where high-quality, low-latency video feeds are vital for tactical and strategic actions. The introduction of deep fakes in this environment creates a new set of difficulties that are needed for sophisticated video authentication methods. These encoders have complex methods to authenticate video authenticity and guard against subtle fake modifications in addition to converting raw video into effectively transmittable and storable forms. The potential of the sector is being drastically altered by the introduction of 5G and the expansion of affordable global satellite connectivity. The availability of high-bandwidth, low-latency real-time video streaming is made possible by these technical developments, which increases the demand for advanced video encoders. This evolution underscores the increasingly critical role of secure, resilient, and high-speed video encoders and content delivery platform within the defense industry’s global operational context.

Industry Trends. Over the past ten years, the defense video streaming market—which is supported by infrastructure products and services—has undergone substantial development and expansion. The demand for real-time, high-quality video for defense operations, the widespread availability of high bandwidth networks made possible by tactical on-the-go satellite communications (SATCOM) technologies, the shift to media distribution in the consumer space, and the consequent decline in media consumption over traditional linear infrastructure like cable, consumer satellite television, and free-to-air transmission were the initial factors that sparked the growth of the video streaming market. The following trends, we feel, are currently having the most effects on the live streaming business across all industries, from capture and production through distribution and delivery:

●	Advent of 5G: The emergence of 5G technology has undoubtedly been a game changer in the defense video streaming infrastructure market over the last decade. 5G networks, characterized by high-speed data transmission and extremely low latency, have greatly enhanced the capabilities of video streaming infrastructure. In defense applications, this allows for real-time video surveillance and the use of AI/ML-based analytics for instant decision-making. Moreover, it opens possibilities for teleoperation of military assets, from drones to remote weapon systems, using high-quality video feeds.

●	Emergence of AI and Machine Learning: Artificial Intelligence (AI) and Machine Learning (ML) have seen rapid integration into defense video streaming infrastructure, improving the efficiency and utility of surveillance and reconnaissance activities. These technologies can help identify patterns, detect anomalies, and predict threats by analyzing streamed video data in real-time. Additionally, AI/ML plays a crucial role in combating the menace of deep fake videos by analyzing and authenticating the video content, thus bolstering the security and reliability of the video streams.

●	IP-based Video Systems: The shift from traditional analog systems to Internet Protocol (IP) based video systems has been a significant trend in the defense sector. This transition provides numerous advantages, including improved scalability, flexibility, and remote access capabilities. The move towards IP video has enabled the integration of various video streams into a single interface, providing a comprehensive view of the operational environment and enhancing situational awareness.

●	Cloud and Edge Computing: The adoption of cloud and edge computing in defense video streaming has been transformative. Cloud technology provides scalable storage and easy accessibility of video data, while edge computing allows for the processing of video data closer to the source, reducing latency and increasing the speed of decision-making. Amid the COVID-19 pandemic, these technologies played a pivotal role in facilitating remote work for defense personnel, enabling secure and efficient access to necessary data and video streams from home.

●	Advanced Video Compression Techniques: The defense sector has been adopting advanced video compression techniques, such as H.265/HEVC, to improve the efficiency of video streaming. This technology enables high-quality video to be transmitted over lower bandwidth connections, reducing the cost, and improving the practicality of video transmission in remote or contested areas. This has become particularly important as the resolution and frame rate of video feeds increase, and as more video data is being collected and transmitted.

Our Products and Services

RM Hardware: Encoder Appliances and Associated Systems. Our first generation of VAST video encoder appliances are modular in design to deliver a premium and bespoke product at value pricing. Customers only pay for the features that are required above our baseline offering. VAST appliances are designed to operate in the most austere conditions, ensuring reliable and secure communications and video delivery in the most challenging scenarios.

The RM encoder appliances will be comprised of commercial and military specification variants. These products will be delivered in three phases, between July 2023 and August 2025:

1.	Software hosted on appliance. We launched the sales of our software-based products in July 2023. This implementation installs RM VAST software on market-available industrial appliances, or hardware platforms. Where needed, the hardware platforms will be modified to meet military standard requirements, or MIL-STD. We intend to support this product platform for 7 years from release.

2.	Micro-FPGA-based appliance. We launched the research and development of our Micro-FPGA-based appliance in February 2023. An FPGA, or field-programmable gate array, is an integrated circuit designed to be configured after manufacturing using a hardware description language. This appliance will transition our VAST software from using an operating system into being fully integrated onto the processor, which we expect will increase revenue margins during full rate production, while enhancing product reliability and security. We estimate that the development costs for our Micro-FPGA-based products will be approximately $1.8 million and that we will begin sales of these products in the second quarter of 2024.

3.	ASIC-based appliance. We plan to launch the research and development of our ASIC-based appliance in February 2024. An ASIC, or application-specific integrated circuit, is an integrated circuit chip customized for a particular task or application. The work performed during our FPGA phase will inform our ASIC work. Our ASIC will enable two product paths: (i) broad commoditization in cellular and security platforms and (ii) an ASIC-based RM appliance that we expect will further enhance security and reliability, while significantly reducing production costs, size, weight, and power consumption. We estimate that the development costs for our ASIC-based products will be approximately $12 million and that we will begin sales of these products in the third quarter of 2025.

RM Hardware: Satellite Terminals and Associated Systems. We have secured strategic relationships with companies that design and develop satellite terminal technologies, with exclusivity to apply these technologies in specific markets. Under Reticulate Space, we have a strategic plan to develop satellite terminal management technologies that will enable simultaneous connectivity to multiple satellites operating in multiple orbital regimes and configured to operate in multiple frequency bands. These integrated terminals will be managed by the VESPER platform, a derivative of VISION OS.

Since VESPER is built on VISION OS, and integrates with existing third-party technologies, the timelines associated with product development are significantly decreased. We expect a fully demonstrable capability by the end of the third quarter of 2024. We believe this is timely, as market demand for this capability is increasing as large corporations, the United States Department of Defense, and international Ministries of Defense wrestle with the management of proliferated low earth orbit (P-LEO) satellite communications networks, connections from consolidated geosynchronous (GEO) network providers, and terrestrial networks. The United States Navy, United States Army, and NATO have large, funded programs in various phases of information requests, proposal requests, and planning that center on this issue. VESPER is designed to meet the requirements of these programs. On the commercial side, VESPER is designed to be equally applicable to corporations like energy infrastructure suppliers, the cruise ship industry, and global maritime transporters that are employing satellite communications to counter disconnected, intermittent and limited (DIL) communications environments.

Our approach combines high technology readiness level (TRL) technologies in unique and unprecedented configurations. Like our VAST video encoding technology, our satellite terminal technology offerings are designed to help terminals operate in the most austere conditions, ensuring reliable and secure communications and video delivery in the most challenging scenarios.

Reticulate Space will integrate commercial and military SATCOM technologies aligned to the most advanced industry offerings. This approach creates dual-use communications technologies that bolster our supply chain availability and improve the value proposition for our defense customers. A breakdown of our strategy is as follows:

1.	Reticulate Space is adopting and integrating premier terminal subsystem components, many of which have already been certified to operate on satellite networks. We will couple these integrated terminal technologies with our VESPER satellite management platform as a bundled offering, delivering a unique ability to blend and manage traffic over multiple satellite constellations. We estimate that we will begin sales of these bundled offerings in the second quarter of 2024.

2.	Reticulate Space will partner with satellite terminal technology providers, allowing us to stay at the pulse of new and emerging technology. We are embracing technology mandates around electronically steerable antenna (ESA) technologies, Modular Open Systems Approach (MOSA), digital intermediate format (DiFi) radio frequency communications, and virtualized waveforms. We expect this approach to meet customer requirements for reducing operating and capital expenditures since it should yield SATCOM technologies that are lower in cost to acquire and maintain. We are currently advancing formal relationships with partners and expect to implement hardware and software deliveries for demo purposes in the third quarter of 2024.

RM Software: Cloud Management Platform and Feature Licensing. We relaunched the sales of RM Software in October 2022. RM Software includes a wide variety of options to enhance video, voice, and data delivery that are based on RM VAST technology. The software platform takes the same approach to modularity as our RM appliance product lines. Customers can determine the number of feature sets needed to meet their needs, with options that include (but are not limited to):

●	High efficiency video encoding

●	Video Transcoding

●	Situational Awareness information aggregation

●	Radio and cellular voice integration

●	Medical Triage data

●	Drone video and location information

●	Military communications network integration

●	End-user system health and status

●	Network transport monitoring and management

RM Support Services: Installation, Training, and Systems Design and Integration. We offer customer support services to enhance the value of RM hardware and software offerings. These support services include:

●	Options for RM hardware and software installation support

●	In-person or virtual training and education support, delivering lessons on RM technologies, such as the EdWare platform, or other curriculum as desired by customers

●	Systems design and integration, drawing from the deep bench of RM expertise in fields of software, hardware, electronics, computer, mechanical, and systems engineering.

RM Assembly: Third-Party Assembly. We provide assembly for external firms. We use recognized processes and procedures for maintaining product quality assurance, assuring we meet customer and stakeholder needs within statutory and regulatory requirements related to product and service delivery. We are in the process of pursing ISO 9001 certification, to prove our ability to consistently provide products and services that meet our customer and regulatory requirements.

RM Testing: Testing for Conformance. We ensure that everything we produce meets customer performance specifications. Where required, RM hardware and software is designed to meet MIL-STD and NATO STANAG specifications and use certified third-party labs for full conformance testing. Our Florida campus is equipped with a small RF testing chamber for antenna testing, focusing on narrow-band antenna technologies.

COVID-19 Pandemic

On March 11, 2020, the World Health Organization declared the novel coronavirus COVID-19 a global pandemic and recommended containment and mitigation measures worldwide. Since our founding, we have been a highly efficient remote-first company, which has been able to continue to function as normal even with pandemic-related stay at home orders and other regulations. We have also exploited certain trends related to the COVID-19 pandemic, including its acceleration of global growth in virtual services. However, the COVID-19 pandemic has adversely impacted global economic activity and has contributed to significant volatility and negative pressure in financial markets. The resulting global deterioration in economic conditions and financial volatility may have an adverse impact on discretionary consumer spending or investing, could also impact our business and demand for our services.

For more information on the impacts of COVID-19 on our business and related risks, please refer to the sections entitled “Risk Factors – The COVID-19 pandemic may cause a material adverse effect on our business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. We cannot predict the extent to which the ongoing COVID-19 pandemic or related regulatory activity or legislative may impact us.

Our Market Opportunity and Customers

Our initial business focus is on the Defense, Non-Government Organization (NG), and Public Safety sectors. We are positioned to grow our unique technologies into the commercial sector, as our core offerings transition from a software-based technology platform to our application specific integrated circuit (ASIC) offering. As of the date of this offering circular, we have no customers.

Sales, Marketing and Customer Acquisition

We have a robust sales and marketing strategy comprised of the following components:

Multi-Channel Marketing. We have blended multi-channel marketing and promotion strategies that include direct-email, direct mail, information subscriptions, video advertising, tradeshow attendance, training events, front-line support influence, and live demonstrations. This blend of pull and push marketing ensures that we take advantage of every opportunity to inform our customers about RM capabilities and solutions, while pulling in their requirements to better inform our product strategy.

Values Added Reseller Product Placement. We see great value in establishing Value Added Reseller (VAR) agreements with firms that have extant relationships with our customer base, typically in the form of recompeted, omni-bus, or framework contracts. We have a pricing strategy that includes Manufacturer Suggested Retail Price (MSRP), VAR Pricing, and tiered bulk discounts based on order numbers that are negotiable based on target markets and VAR past performance. We value VAR relationships, where market goals are aligned and complementary.

Strategic Opportunity Identification. A key aspect of our overall marketing strategy is our method of qualifying our opportunities. All our opportunities are filtered through our three initial questions:

●	“Is this something that we do?”

●	“Is this something that we want to do?’

●	“Is this something that we don’t want to do?”

The other two primary considerations are funding availability and customer need. We only make products that meet customer needs – if a customer truly needs a capability, they will also have funding for it. When targeting opportunities, the intersecting crosshairs of customer need and customer funding are our tools of opportunity identification and qualification.

Customer Research and Development Funding. Another vector of our marketing strategy is to exploit research and development efforts that provide non-dilutive funding. These situations can be optimal because they foster collaborative customer buy-in, provide clear communications of customer needs, and help mature prototype technologies into fieldable products that are then purchased by customers.

Competition

In the defense video encoder market, several key competitors offer video encoding solutions tailored for the specific requirements of the defense industry. These competitors have established themselves as prominent players, and their solutions compete with our proprietary implementation of AV-1. The top five market competitors in the defense video encoder market are as follows:

●	Cisco Systems Inc. is a global leader in networking and video encoding solutions. Their defense video encoder offerings provide secure and reliable video compression and transmission capabilities. Cisco’s solutions are renowned for their scalability, interoperability, and advanced encryption features, making them a trusted choice for defense applications worldwide.

●	Haivision Systems Inc. specializes in high-performance video streaming and encoding solutions for the defense industry. Their defense video encoders are designed to deliver low-latency, high-quality video streams in bandwidth-constrained environments. Haivision’s solutions offer advanced features such as real-time analytics, secure transmission, and adaptive streaming, catering to the unique needs of defense operations.

●	Imagine Communications Corp. is a leading provider of video encoding and processing solutions for defense applications. Their defense video encoders enable efficient and reliable compression of video data while ensuring low latency and high visual quality. Imagine Communications’ solutions incorporate advanced algorithms and robust error correction mechanisms to deliver optimal video performance in challenging defense environments.

●	Harmonic Inc. offers a comprehensive range of video encoding solutions tailored for defense video applications. Their defense video encoders leverage cutting-edge compression technologies, such as HEVC (High-Efficiency Video Coding), to deliver superior video quality at reduced bandwidth requirements. Harmonic’s solutions are known for their versatility, scalability, and ability to integrate seamlessly with existing defense systems.

●	AnsuR Technologies enables optimized visual communications solutions over transports such as IP networks, satellite communications, and cellular networks. AusuR’s visual communication tools are designed to enable critical decision-making in challenging network environments, with a specific background in satellite communications. Their products are used in mobile and fixed applications, such as drone services, intelligence, surveillance, and reconnaissance, search and rescue, remote inspection, security and many more.

While these companies pose competition in the industry, we believe that our proprietary implementation of AV-1, a patented approach for low-latency encoding for computer vision, combined with our unique features and strategic partnerships, positions us favorably to capture a significant share of the defense video encoder market.

We believe the military satellite terminal management market is emerging and highly desired due to the primary defense customer groups’ current reliance on inadequate, dated legacy management systems that are not interoperable. This challenge crosses both commercial and defense applications. By using proprietary systems, customers are locked into those systems and cannot easily integrate with emerging technologies. The top market competitors in the military satellite terminal management market are as follows:

●	Kratos Defense develops and fields transformative, affordable systems, platforms and products for national security and communications needs. Kratos solutions include network management systems to support uptime and health, network devices for the transport of data reliably across the enterprise, and products to safeguard operations across the ground station.

●	DataMiner specializes in offering a fully integrated network management system that talks with any hardware, software, and on-premises or off-premises touchpoint. This platform allows true end-to-end integration from service origin to destination and bridges the gap between your operation and your business. Government and defense solutions encompass border security, fixed and mobile communication systems, disaster recovery and morale, welfare and recreation (MWR) networks.

●	ACTIA Telecom offers high-performance integrated solutions for the military sector. Within SATCOM defense, solutions include supplying major products for the ground segment of satellite transmissions (power amplifiers, integration assemblies, supervision systems, etc.), supplying turnkey stations (stationary, transportable, and mobile stations, etc.) and providing the related services: engineering, installation and implementation, training, maintenance in working condition. ACTIA Telecom’s monitoring software offers operators simple and effective means of monitoring and controlling a network of Earth stations.

While the companies in this market are distinguished by their expertise in creating satellite management technologies that can operate in various challenging scenarios, we believe they are not fully aligned to open-source approaches, which has been identified as a key priority for defense customers. Reticulate Space embraces this architecture, enabling customers to integrate legacy systems with complementary product offerings.

Our Strengths

We believe that we have competitive strengths, some of which are discussed below, that position us favorably in each aspect of our business. We believe our key competitive strengths include the following:

●	Low-Latency Simultaneous Multi-Stream Encoding and Decoding. VAST low latency encoding reduces the time it takes between recording a video and playing it back. This is accomplished by utilizing our sophisticated compression techniques that enable the video data to be processed and delivered more quickly, cutting down on the amount of time the video must travel. This is crucial in scenarios like military operations, video conferencing, live streaming, and online gaming, where real-time video is essential. A more fluid and responsive watching experience is achieved by using low latency encoding, which helps to ensure that there is little lag or delay between the video source and the user.

●	High Quality Imagery. VAST utilizes cutting-edge algorithms that compress video data more effectively while limiting the loss of visual clarity, producing high-quality imagery. Our unique approach employs novel compression methods and allows for the use of artificial intelligence and machine learning to examine video information and pinpoint specific regions of the image that can be compressed more severely without compromising visual quality. These methods can drastically reduce file sizes while preserving high levels of clarity and sharpness by deliberately lowering the amount of data needed to depict each frame of the movie. VAST is designed to accommodate the inclusion of third-party open-source artificial intelligence models. While we do have aspirational and product development goals to develop our own artificial AI models, our current development activities are centered on incorporating market-available solutions that align with our requirements for low-latency AI for computer vision. There are several open-source solutions that facilitate region of interest, or ROI, encoding, where customers frame regions of interest with bounding boxes, and our encoder then focuses on high-compression and retaining details in those regions while deprioritizing details in the other regions of the video. Overall, we believe this provides a rich customer experience for the regions of interest and context for the deprioritized regions while saving overall bitrates on their network transports. Additionally, we have licensed a novel and proprietary AV-1 video encoding technology from a third party, which employs a rudimentary algorithm that accelerates AV-1 encoding with a vertical-linear methodology. We believe this approach reduces the encoding of individual blocks that are similar in “texture” to others, enhancing compression, without degrading the customer viewing experience by examining the video frame-by-frame and pinpointing specific regions of the image that can be compressed more severely without compromising visual quality.

●	Highly Efficient Performance. VAST is a high-efficiency video compression standard that optimizes the delivery of video material by combining cutting-edge compression methods with adaptive streaming technology. VAST uses cutting-edge compression algorithms to dramatically reduce the size of video files without compromising visual quality, providing a high-quality watching experience for users. It accomplishes this by using a number of sophisticated coding techniques, including transform coding, intra-frame prediction, and inter-frame prediction. VAST achieves this by integrating features like variable block sizes, adaptive motion vector prediction, and global motion correction that increase the compression efficiency of video footage. With the help of these capabilities, the encoder can more precisely identify and eliminate unnecessary information from video frames, resulting in reduced file sizes and improved visual quality.

●	Immutable Context Security. Our capacity to produce and broadcast immutable video is a critical feature of our current VAST compression methodologies. By providing an unchangeable record of the video data, immutable video improves video security by making it more difficult for attackers to tamper with or manipulate the video material. A unique digital fingerprint of each video frame is created using cryptographic hashes to create immutable video. It is practically impossible for someone to alter the video footage without being discovered because these fingerprints are recorded in a decentralized blockchain network. By offering a tamper-proof record of the video data, our immutable video approach can improve video security by making it more challenging for attackers to change the video information. This offers a clear chain of custody for the video data while also reducing the possibility of deep fakes and other types of video tampering.

●	Network Flexibility. VAST is designed to leverage adaptive streaming technologies in addition to powerful compression algorithms to improve the distribution of video material based on the viewer’s device, network connection, and available bandwidth. This guarantees that the video quality is adjusted for each viewer’s unique situation, leading to a more reliable and excellent viewing experience. Overall, our cutting-edge compression algorithms, machine learning, and adaptive streaming technologies are combined to offer high-quality imagery employing these unique video compression techniques.

●	Designed for Computer Vision. VAST offers a concise representation of video data that can be more effectively evaluated by computer vision algorithms, making it ideally suited for computer vision applications. A mathematical method called Discrete Wavelet Transform (DWT) divides a video signal into numerous sub-bands, each of which contains data on various frequency components of the signal. With the use of this decomposition, computer vision algorithms can concentrate on particular frequency ranges that hold crucial visual information, including edges and textures, while ignoring or discarding extraneous or redundant data. Computer vision algorithms can more effectively extract information from video data by evaluating the sub-bands produced by our VAST encoding method. This enables them to recognize and track objects, spot changes in the surroundings, and carry out other kinds of image analysis tasks.

●	Open-Source Terminal Management. VESPER is built on open-source technologies to ensure interoperability around proprietary and legacy systems currently deployed by customers, while at the same time, provisioning for integration emerging satellite communication technologies.

Our Growth Strategies

The key elements of our strategy to expand our business include the following:

●	Assertive Anticipation and Action in Meeting Customer Needs. We take pride in listening to customer needs and requirements, and then quickly acting to meet their needs. The RM team is comprised of industry experts, military veterans, and public-safety personnel that each have a primary focus on understanding the continually changing needs of our customers and creating our solutions concepts through that lens. Our aim is to learn and know customer needs so well, through deep professional and personal relationships, that our ideation and action naturally aligns with our customers – we avoid wasting time and activity on those products, services, and capabilities that ultimately do not align with our customers.

●	Expand Multi-Cloud-Based and Hybrid-Infrastructures. RM VISION OS delivers demand-based video, voice, and data routing by scaling services across cloud-based virtual infrastructures that span multiple cloud providers and infrastructure on customer premises. This approach bolsters resiliency by exploiting the elastic computational fabric of the cloud, shifting resource consumption to avoid outages, reduce latencies, and lower the costs associated with private infrastructure maintenance. Our VISION OS leverages this multi-cloud and hybrid-infrastructure approach to intelligently route information over fast and secure transport paths, while avoiding the burden of heavy systems administration.

●	Increase RM Footprint in Customer Networks. We understand that customer networks are continually evolving and growing in response to ever-changing operational landscapes and mission needs. RM is poised to help our customers not only meet their insatiable demand for secure and high-quality video, voice, and data – we also work to identify adjacent opportunities that are complementary to RM core business and extend solutions to meet those needs. For example, our EdWare platform will be able to serve a dual purpose: our customers can utilize it for internal training, while we also employ it to train our customers.

●	Drive Strategic Relationships. A core component of our corporate culture is the understanding that teams win championships. This worldview lens also colors our perception and strategy towards industry and customer partnerships. The market we serve is ever-expanding and the demand for our technology offerings is growing in demand. We recognize that while we will be successful in building and growing our business, strong relationships with like-minded and adjacent partners in industry is a force multiplier to that success. We believe that industry teaming extends our talent-bench beyond the corporate walls of RM and leads to repeatable wins.

●	Strategic Acquisitions. We believe that strategic acquisitions of firms and technologies that complement our core technology portfolio is an effective way to augment and enhance our organic growth. RM has a mature process for identifying, acquiring, and integrating businesses to allow RM to expand our product offering into adjacent verticals.

Intellectual Property

On August 8, 2022, the Company entered into a worldwide, perpetual and exclusive license agreement with Cytta Corporation, or Cytta, for its proprietary SUPR ISR (Superior Utilization of Processing Resources – Intelligence, Surveillance, and Reconnaissance) system, namely AI powered secure video compression technology that offers superior streaming in HD/4K/8K compared to open standard codecs, and delivers real-time compression of video streams for surface, airborne, and underwater ISR applications, including environments where video streams are transmitted beyond line-of-sight. In consideration of the license agreement, Cytta was issued 5,100,000 shares of our Class A Common Stock and will receive a royalty of five percent of net sales of licensed product revenues and licensed service revenues over a ten-year period.

On March 14, 2023, the Company completed an Intellectual Property Purchase Agreement for the purchase of US Patent No. 9,451,291 (Fast DWT-Based Intermediate Codec Optimized For Massively Parallel Architecture), issued on September 20, 2016, and the developed source code related to the patent. This patented technology will help the Company achieve higher functionality and an asymmetric performance advantage over competing technologies, supporting computer vision needs with maximum compression at extremely low latencies. The Company made a one-time payment of $200,000 for the patent.

The protection of our intellectual property and all corresponding rights throughout the world, including our trademarks, service marks, trade dress, logos, trade names, domain names, goodwill, patents, copyrights, works of authorship (whether or not copyrightable), software and trade secrets, know-how, and proprietary and other confidential information, together with all applications, registrations, renewals, extensions, improvements and counterparts in connection with any of the preceding, is essential to the success of our business. We will seek to protect our intellectual property rights by filing applications in various copyright, patent, trademark, and other government offices, as applicable, and relying on applicable laws and regulations in the U.S. and internationally, as well as a variety of administrative procedures. We are seeking to register our core brands as domain names, trademarks, and service marks in the U.S. and many other jurisdictions. We will also have a program to continue to secure, police, and enforce trademarks, service marks, trade dresses, logos, trade names, and domain names that correspond to our brands in markets of interest. We may file patent applications in the U.S. and extend them into international jurisdictions covering specific aspects of our proprietary technology and innovations. We also rely on contractual restrictions to protect our proprietary rights where appropriate when offering or procuring products and services. We have routinely entered into confidentiality, invention disclosure, assignment agreements with our employees and contractors, and non-disclosure agreements with external parties with whom we conduct business to control access to, and use and disclosure of, our proprietary information.

Human Capital

As of May 24, 2024, we had 18 full-time employees, no part-time employees, and 3 independent contractors. We expect to increase the number of employees and contractors over the course of next year as the Company ramps up its operations. None of our personnel are represented by labor unions, and we believe that we have an excellent relationship with everyone who works with us.

Seasonality

We do not experience significant seasonality in our sales cycle.

Facilities

On January 30, 2023, the Company signed a lease agreement for a 2,500 square foot office space located at 3255 Bayside Lakes Blvd SE, Palm Bay, FL 32909 to serve as the Company’s headquarters. The lease term is for three years and the monthly rent payment with common area maintenance charges and taxes is $4,215.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition, or operating results.

Government Regulation

We are subject to substantial governmental regulations affecting our business. These include, but are not limited to, data privacy and protection laws, regulations, policies and contractual obligations that apply to the collection, transmission, storage, processing and use of personal information or personal data, which among other things, impose certain requirements relating to the privacy and security of personal information. The variety of laws and regulations governing data privacy and protection, and the use of the internet as a commercial medium are rapidly evolving, extensive, and complex, and may include provisions and obligations that are inconsistent with one another or uncertain in their scope or application.

Numerous laws and regulatory schemes have been adopted at the national and state level in the United States, and in some cases internationally, that have a direct impact on our business and operations. For example:

The California Consumer Privacy Act (CCPA), which went into effect on January 1, 2020, provides consumers the right to know what personal data companies collect, how it is used, and the right to access, delete, and opt out of the sale of their personal information to third parties. It also expands the definition of personal information and gives consumers increased privacy rights and protections for that information. The CCPA also includes special requirements for California consumers under the age of 16. In addition, the European Union and United Kingdom have adopted the General Data Protection Regulation (GDPR), which likewise impose significant data protection obligations on enterprises, including limitations on data uses and constraints on certain uses of sensitive data. Effective January 1, 2023, we also became subject to the California Privacy Rights Act, which expands upon the consumer data use restrictions, penalties and enforcement provisions under the California Consumer Privacy Act, and Virginia’s Consumer Data Protection Act, another comprehensive data privacy law. Effective July 1, 2023, we will also become subject to the Colorado Privacy Act and Connecticut’s An Act Concerning Personal Data Privacy and Online Monitoring, which are also comprehensive consumer privacy laws. Effective December 31, 2023, we will also become subject to the Utah Consumer Privacy Act, regarding business handling of consumers’ personal data.

We operate in non-United States markets and are subject to the United States Foreign Corrupt Practices Act, or the FCPA, as well anti-corruption laws and regulations in other countries. These laws generally prohibit companies and their intermediaries from engaging in bribery or making other improper payments of cash (or anything else of value) to government officials and other persons in order to obtain or retain business. Our business operations also must be conducted in compliance with applicable economic sanctions laws and regulations, collectively, the Trade Controls, including rules administered by the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of State, the United States Department of Commerce, the United Nations Security Council and other relevant authorities. The sale or supply of specific goods and services to nations, governments, individuals, or other entities that the U.S. has embargoed or sanctioned is restricted or prohibited by export control laws and economic sanctions laws, and certain encryption items must be exported with permission. Additionally, several nations have laws in place or are considering regulations that might limit our ability to import specific encryption technologies, including through import permits and licensing requirements.

As our technology has both commercial and defense uses, we closely adhere to U.S. Department of Defense (DoD) regulations, standards, and procurement rules. Given our expected sales to the U.S. federal government, we must comply with the Federal Acquisition Regulations (FAR), which intricately outline procurement processes and prerequisites for government contractors, and the Defense Federal Acquisition Regulation Supplement (DFARS), a supplementary framework addressing DoD acquisitions. Additionally, our engagement in software and data storage technologies necessitates the Cybersecurity Maturity Model Certification (CMMC), which is a mandatory standard for DoD contractors relating to safeguarding sensitive unclassified information. We believe our established processes ensure our compliance with the requisite cybersecurity benchmarks, ensuring that our contributions to defense remain technologically robust and secure. Lastly, as the reach of our technologies extends beyond U.S. borders, this potentially bringing us under the scope of the International Traffic in Arms Regulations (ITAR) since our technology derivatives might fall within the export and import parameters of defense-related articles and services listed on the United States Munitions List (USML). In such instances, strict customer vetting and licensing requirements will apply.

MANAGEMENT

Directors and Executive Officers

Set forth below is information regarding our directors and executive officers as of the date of this offering circular.

NAME	AGE	POSITION
Michael Chermak	65	Executive Chairman, Secretary, Treasurer and Director
Joshua Cryer	44	Chief Executive Officer and President
John Dames	54	Chief Technology Officer
Amit Shrestha	48	Chief Financial Officer
David Horton	62	Chief Operating Officer and President of Reticulate Space
Eduardo Martinez	56	Chief Commercial Officer and Chief of Staff
Paul Scardino	59	Executive Vice President of Sales and Chief Strategy Officer of Reticulate Space
Mark Steel	61	Executive Vice President of Products and Services and Chief Technology Officer of Reticulate Space

Michael Chermak has served as our Secretary and as a member of our board of directors since June 2022, as our Treasurer since October 2022, and as our Executive Chairman since November 2022. Mr. Chermak also served as our Vice President from June 2022 to June 2023. From May 2020 to January 2023, Mr. Chermak served as the Chief Administrative Officer at Cytta Corp (OTCQB: CYCA), a company that creates video/audio integration software with AI capability, advanced video compression, and portable/SaaS hardware/software systems that solve real-world problems in large markets. From April 2018 to April 2020, he served as a director at OZOP Surgical Corp (OTCQB: OZSC), a company that invents, designs, develops, manufactures and distributes innovative endoscopic instruments, surgical implants, instrumentation, devices and related technologies, focused on spine, neurological and pain management procedures and specialties, where he was also the Chief Executive Officer from June 2016 to February 2018. Previously, Mr. Chermak worked in China for over 6 years and was the former Chairman and Chief Executive Officer of Bridgetech Holdings International (OTC: BGTH), which focused on introducing Western medicine into China. He has also served on the Board of Directors and as an Audit Committee member of Beijing Origin Seed (NYSE American: SEED), a Chardan Capital SPAC. In 1998, Mr. Chermak was the co-founder, initial investor, and original Chairman of Medibuy.com, an Internet healthcare supply vendor. Medibuy raised over $140 million in its first 18 months of operation backed by Venture Capitalists such as Kleiner Perkins, Sequoia, Oak, and institutional investors including Alianz. Medibuy acquired the ecommerce initiatives of two leading GPOs, Premier and Columbia HCA, that at one time accounted for nearly 70% of healthcare product expenditures in the US. Medibuy was sold to GHX (Global Health Exchange), an ecommerce company founded by General Electric, Abbot, Baxter, Medtronic. Becton-Dickinson, Braun, Guidant, Tyco, Siemens, and others. Mr. Chermak was also the founder and Chief Executive Officer of Healthdemographics, Inc., a company in the healthcare predictive data and decision support business, with over 1,200 clients worldwide and was regularly sourced by the Wall Street Journal for articles on the healthcare industry. Mr. Chermak sold the company in 1997 to Medirisk. Mr. Chermak is also the founder of Makena Investment Advisors, LLC, a firm focused on assisting emerging companies access equity capital markets. Additionally, Mr. Chermak and his wife fund and run a 501c3 animal sanctuary and are focused on animal rescue and the support of rescue organizations. Mr. Chermak received his bachelor’s degree in Business from the University of New Mexico, Anderson School of Management. We believe Mr. Chermak is qualified to serve on our board of directors due to his 40 years of experience in leadership roles in the healthcare industry and experience raising over $200 million for the private and public companies he has worked with.

Joshua Cryer has served as our President since February 2023 and our Chief Executive Officer since June 2023. Mr. Cryer also served as our Chief Technology Officer from October 2022 to December 2022 and as our Chief Operating Officer from January 2023 to June 2023. From July 2022 to January 2023, Mr. Cryer served as the Senior Director of Business Development at ALL.SPACE (originally Isotropic Systems Ltd), a company that specializes in developing and providing a unique communication platform that enables simultaneous access to multiple satellite and terrestrial networks through a single device, where he led a Business Development team for U.S. government customers. From January 2020 to July 2022, Mr. Cryer led Strategy Development initiatives at L3Harris Technologies, a technology company, defense contractor, and information technology services provider, advising on mergers and acquisitions, directing technical alignment strategies, and establishing the Communications Systems (CS) segment Satellite Communications (SATCOM) franchise portfolio. From August 2017 to June 2020, Mr. Cryer served as a Principal Engineer and Scientist leading the SATCOM technical team at the NATO Communications and Information Agency (NCIA) in Mons, Belgium. Mr. Cryer is a United States Air Force veteran with over 25 years of experience in the military communications industry. From July 2008 to August 2017, Mr. Cryer worked with the U.S. Navy leading teams that created and delivered disruptive technologies for the Navy SEALS as the Branch Chief for Communications Research and Development at the Naval Special Warfare Development Group (NSWDG) from August 2015 to August 2017 and as a Research and Development Communications Engineer and Program Manager from July 2008 to August 2015. Mr. Cryer received his associate’s degree in Avionics Systems Technology from the Community College of the Air Force, his bachelor’s degree in Electronics Engineering from ECPI University, and his Master of Business Administration degree from the University of Phoenix.

John Dames has served as our Chief Technology Officer since January 2023. Mr. Dames is the owner of Prodjekt, a consultancy company that specializes in software and technology product development, which he formed in July 2021. Prior to forming Prodjekt, Mr. Dames co-founded and served as the Chief Technology Officer at Coolfire Solutions, a technology innovation and production company working with Defense and Military customers across the globe, from March 2010 to January 2021. Mr. Dames holds several patents in situational awareness and advanced user interface (UI) for communications technologies and has helped create more than 20 products in the defense and public sector markets. He applies his enthusiasm and experience to defense, public sector and commercial customers, solving complex problems with simple, usable solutions. Mr. Dames has over 27 years of experience in user experience (UX) and technology innovation, production, and development. Mr. Dames received his bachelor’s degree in Soviet & Russian Studies and a minor in Eastern European history from the University of Missouri – Columbia.

Amit Shrestha has served as our Chief Financial Officer since March 2024. Mr. Shrestha joined our company following a 20-year career at Microsoft Corporation where he held various Chief Financial Officer positions after beginning as an Equity Controller and SEC Reporter in 2004; from March 2020 to October 2023, he served as CFO Mexico where he led digital transformation efforts, from April 2017 to March 2020, he served as CFO Area HQ for the Greater China Region covering China, Hong Kong, Macau and Taiwan, and from February 2012 to March 2017, he served as CFO US Public Sector where he restructured the business’s sales model. Earlier in his career, Mr. Shrestha held senior finance roles at Payment Online, Inc. in Seattle and at PWC in the Philippines. A native of Nepal, Mr. Shrestha is a frequent public speaker on finance transformation. Mr. Shrestha received his bachelor’s degree in Accounting from Philippines University and his Master of Business Administration in Finance from Seattle University.

David Horton has served as our Chief Operating Officer since October 2023 and as the President of Reticulate Space since January 2024. From January 2023 to October 2023, Mr. Horton led product solutions marketing strategy for ALL.SPACE, a leading UK-based Satellite terminal innovator. Prior to ALL.SPACE, Mr. Horton served as VP of sales and business development for mmTron, a leading provider of innovative millimeter-wave linear power-efficient broadband products, from October 2022 to January 2023. Mr. Horton also co-founded and served as Chief Executive Officer from September 2017 to June 2022 for NXT Communications Corporation (NXTCOMM), a mobile broadband antenna firm that was named the 2021 Innovative Company of the Year by the Technology Association of Georgia. Mr. Horton has three decades of experience in executive, product strategy and technology leadership roles, where he thrives at driving growth for both established and fast-growth tech firms in the aerospace, defense and satellite industries. Mr. Horton is a veteran of the United States Air Force and Air Force Reserves. Mr. Horton attended the Community College of the Air Force and Embry Riddle Aeronautical University.

Eduardo Martinez has served as our Chief Commercial Officer since October 2023 and as our Chief of Staff since January 2024. From September 2018 to September 2023, Mr. Martinez was the Managing Partner of Digital Era Partners, a boutique firm of senior professionals providing management consulting, business development, investment advisory, and technology solutions, where Mr. Martinez provided interim C-suite services to help clients bring their products and services to market, get access to capital, grow their business, and strengthen their market position. Mr. Martinez has over 30 years of experience positioning, promoting, and realizing the business benefits of technology and has built a strong professional network at startups, fast growth, and large corporations. Mr. Martinez speaks both English and Spanish with natively fluency. Mr. Martinez received his bachelor’s degree in Industrial and Systems Engineering and his Master of Business Administration from Florida International University.

Paul Scardino has served as our Executive Vice President of Sales and Chief Strategy Officer of Reticulate Space since January 2024. Mr. Scardino is an executive technology leader whose experience spans 35 years in engineering, program management, business and product development, sales and marketing, business strategy and sales operations. From August 2021 to December 2023, Mr. Scardino served as Senior Vice President, Government Sales at Comtech, a global provider of troposcatter, satellite and cellular connectivity solutions. From September 2019 to August 2021, Mr. Scardino served as Senior Manager of Business Development at L3Harris Technologies, a technology defense contractor. Following his efforts in the successful sale of Globecomm to Speedcast, Mr. Scardino served as SVP, Sales Operations and Business Development at Speedcast, a leading communications and IT services provider, from February 2019 to August 2019. From December 2007 to February 2019, Mr. Scardino served as SVP, Products, Sales Engineering/Operations and Marketing at Globecomm Systems, Inc., a communications systems integrator and managed network services provider. Mr. Scardino received a Bachelor of Science in Electrical Engineering from the Polytechnic Institute of New York University and his Master of Business Administration in Business Management from Hofstra University in New York.

Mark Steel has served as our Executive Vice President of Products and Services and Chief Technology Officer of Reticulate Space since January 2024. Mr. Steel is a 35-year veteran of the communications and satellite industry. Prior to joining our company, Mr. Steel was EVP of Product & Marketing for ALL.SPACE, a leading UK-based satellite terminal innovator, from December 2022 to January 2024. From March 2020 through November 2022, Mr. Steel served as Managing Director of Micro-Ant LLC, an antenna design and engineering firm. Mr. Steel spent over a decade, from June 2009 to March 2020, at Inmarsat, now part of Viasat, holding key roles such as Vice President of Product Development and Strategy and Director for User Terminal Development for the company’s Global Xpress (GX) global broadband network, where he established the type approval function for Inmarsat’s GX product portfolio. From January 2006 to May 2009, Mr. Steel served as senior director of Engineering at Cobham Satcom, where he helped lead the development of a new set of products, focusing on micro terminals, flat panel arrays and solving challenges inherent with comms on the move. A UK native, Mr. Steel served for 15 years in the Royal Air Force working on Airfield Navigational aids, including terrestrial microwave links. Mr. Steel has received his degrees in Electrical Engineering and Satellite Communications, MSc in Electronics and his Master of Business Administration from the University of Liverpool.

Our directors currently have terms which will end at our next annual meeting of the shareholders or until their successors are elected and qualify, subject to their prior death, resignation or removal. Officers serve at the discretion of the board of directors. There is no arrangement or understanding between any director or executive officer and any other person pursuant to which he was or is to be selected as a director, nominee or officer.

Family Relationships

No family relationships exist between any of our directors and executive officers. There are no arrangements or understandings with major shareholders, customers, suppliers or others pursuant to which any person referred to above was selected as a director or member of senior management.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Corporate Governance

Governance Structure

We chose to appoint a separate Executive Chairman of the Board who is not our Chief Executive Officer. Our board of directors has made this decision based on their belief that a separate Executive Chairman of the Board can act as a balance to the Chief Executive Officer. Due to the small size of our board of directors and the early stage of our operations, we do not currently have, and do not currently intend to establish, any committees of the board of directors, including an audit committee, a compensation committee or a nominating and corporate governance committee. Our board of directors currently performs the functions of those committees.

The Board’s Role in Risk Oversight

The board of directors oversees that the assets of our company are properly safeguarded, that the appropriate financial and other controls are maintained, and that our business is conducted wisely and in compliance with applicable laws and regulations and proper governance. Included in these responsibilities is the board’s oversight of the various risks facing our company. In this regard, our board seeks to understand and oversee critical business risks. Our board does not view risk in isolation. Risks are considered in virtually every business decision and as part of our business strategy. Our board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for our company to be competitive on a global basis and to achieve its objectives. While the board oversees risk management, company management is charged with managing risk. Management communicates routinely with the board and individual directors on the significant risks identified and how they are being managed. Directors are free to, and indeed often do, communicate directly with senior management.

Code of Ethics

We have adopted a code of ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. Such code of ethics addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, and reporting of violations of the code.

A copy of the code of ethics has been filed as an exhibit to the offering statement of which this offering circular is a part. We are required to disclose any amendment to, or waiver from, a provision of our code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions. We intend to use our website as a method of disseminating this disclosure as well as by SEC filings, as permitted or required by applicable SEC rules. Any such disclosure will be posted to our website within four (4) business days following the date of any such amendment to, or waiver from, a provision of our code of ethics.

Indemnification of Officers and Directors

We are a Nevada corporation. The Nevada Revised Statutes and certain provisions of our bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our bylaws and to the statutory provisions.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in our best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of our board of directors, by legal counsel, or by a vote of our stockholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest and have not been adjudged liable for negligence or misconduct.

Indemnification may also be granted pursuant to the terms of agreements which may be entered into in the future or pursuant to a vote of stockholders or directors. The Nevada Revised Statutes also grant us the power to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

To the maximum extent permitted by law, our articles of incorporation eliminate or limit the liability of our directors to us or our shareholders for monetary damages for breach of a director’s fiduciary duty as a director.

We have entered or intend to enter into separate indemnification agreements with our directors and officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our articles of incorporation and bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our articles of incorporation and bylaws.

We are in the process of obtaining standard policies of insurance under which coverage is provided (a) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which we may make to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The definitive selling agency agreement, filed as an exhibit to the offering statement of which this offering circular forms a part, will provide for indemnification, under certain circumstances, by the lead selling agent of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

Summary Compensation Table - Years Ended December 31, 2023 and 2022

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officers received total compensation in excess of $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)		All Other Compensation ($)(1)		Total ($)
Michael Collins,	2023	-	-	-		-		-		-
Former President and Treasurer(2)	2022	-	-	-		-		50,000		50,000
Michael Chermak,	2023	-	-	-		-		290,000		290,000
Executive Chairman, Secretary, and Treasurer	2022	-	-	-		-		30,000		30,000
Joshua Cryer,	2023	220,000	-	-		639,306	(3)	20,000	(4)	879,306
Chief Executive Officer and President	2022	-	-	291	(5)	-		20,000	(4)	20,291
James Creamer,	2023	-	-	-		82,277	(7)	76,000		158,277
Former Chief Financial Officer(6)	2022	-	-	-		-		-		-
John Dames,	2023	114,583	500	-		119,308	(8)	20,000		254,391
Chief Technology Officer	2022	-	-	145	(9)	-		5,000		5,145

(1)	All other compensation consisted of consulting fees.
(2)	Michael Collins was the Company’s President from June 2022 to January 2023 and the Company’s Treasurer from June 2022 to October 2022. There is no consulting agreement between Michael Collins and the Company.
(3)	Joshua Cryer was granted an option to purchase 291,000 shares of Class A Common Stock on January 1, 2023, subject to certain vesting conditions, and an option to purchase 412,000 shares of Class A Common Stock on June 14, 2023, subject to certain vesting conditions. The aggregate grant date fair value was computed in accordance with ASC Topic 718 based on the assumptions described in footnotes 2 and 7 to the Company’s audited financial statements accompanying this offering circular.
(4)	The consulting fees were paid through Cryer Consulting Group, which is owned by Joshua Cryer.
(5)	Joshua Cryer was granted 291,000 shares of Class A Common Stock on October 1, 2022, subject to certain vesting conditions. The aggregate grant date fair value was computed in accordance with ASC Topic 718 based on the assumptions described in footnotes 2 and 7 to the Company’s audited financial statements accompanying this offering circular.
(6)	James Creamer was the Company’s Chief Financial Officer from February 2023 to February 2024.
(7)	James Creamer was granted an option to purchase 100,000 shares of Class A Common Stock on February 15, 2023, subject to certain vesting conditions. The aggregate grant date fair value was computed in accordance with ASC Topic 718 based on the assumptions described in footnotes 2 and 7 to the Company’s audited financial statements accompanying this offering circular.
(8)	John Dames was granted an option to purchase 145,000 shares of Class A Common Stock on January 1, 2023, subject to certain vesting conditions. The aggregate grant date fair value was computed in accordance with ASC Topic 718 based on the assumptions described in footnotes 2 and 7 to the Company’s audited financial statements accompanying this offering circular.
(9)	John Dames was granted 145,000 shares of Class A Common Stock on October 6, 2022, subject to certain vesting conditions. The aggregate grant date fair value was computed in accordance with ASC Topic 718 based on the assumptions described in footnotes 2 and 7 to the Company’s audited financial statements accompanying this offering circular.

Executive Employment and Consulting Agreements

On October 1, 2022, Joshua Cryer and the Company entered into an executive consulting services agreement, pursuant to which the Company paid Mr. Cryer $10,000 per month for consulting services related to Mr. Cryer’s position as Chief Technology Officer. Mr. Cryer also received 291,000 shares of Class A Common Stock upon the signing of the agreement, which vest monthly over a two-year period at a rate of 1/24th per month. This agreement was in effect until January 1, 2023, when Mr. Cryer and the Company entered into an employment agreement, pursuant to which the Company paid Mr. Cryer $20,000 per month for his services as Chief Operating Officer. On January 1, 2023, Mr. Cryer and the Company also entered into a stock option agreement, pursuant to which Mr. Cryer received a stock option to purchase 291,000 shares of Class A Common Stock at $1.00 per share upon the signing of the agreement, which vests equally over three years on each anniversary, provided Mr. Cryer remains in continuous service with the Company. This agreement was in effect until June 14, 2023, when Mr. Cryer and the Company entered into a subsequent employment agreement, pursuant to which the Company pays Mr. Cryer $20,000 per month for Mr. Cryer’s services as Chief Executive Officer and President. On June 14, 2023, Mr. Cryer and the Company also entered into a stock option agreement, pursuant to which Mr. Cryer received a stock option to purchase 412,000 shares of Class A Common Stock at $1.00 per share upon the signing of the agreement, 112,000 shares of which vest immediately and the remaining shares vest at 100,000 shares per year for three years on each anniversary, provided Mr. Cryer remains in continuous service with the Company. Mr. Cryer will be eligible to participate in comprehensive benefits plans of the Company, including medical, dental and life insurance options, and will be entitled to paid time off in accordance with the Company’s policies in effect from time to time. If the Company terminates Mr. Cryer without cause, Mr. Cryer will be entitled to the following severance payments: (i) cash in the amount of base salary in effect on the date of such termination for the shorter of three months or the remainder of the term of the agreement; (ii) benefits under group health and life insurance plans in which Mr. Cryer participated prior to termination for the shorter of three months or the remainder of the term of the agreement; and (iii) all previously earned, accrued, and unpaid benefits from the Company and its employee benefit plans.

On October 6, 2022, John Dames and the Company entered into an executive consulting services agreement, pursuant to which the Company paid Mr. Dames $5,000 per month for consulting services related to Mr. Dames’s position as Product Manager. Mr. Dames also received 145,000 shares of Class A Common Stock upon the signing of the agreement, which vest monthly over a two-year period at a rate of 1/24th per month. This agreement was in effect until January 1, 2023, when Mr. Dames and the Company entered into a subsequent executive consulting services agreement, pursuant to which the Company paid Mr. Dames $10,000 per month for his services as Chief Technology Officer. On January 1, 2023, Mr. Dames and the Company also entered into a stock option agreement, pursuant to which Mr. Dames received a stock option to purchase 145,000 shares of Class A Common Stock at $1.00 per share upon the signing of the agreement, which vests equally over three years on each anniversary, provided Mr. Dames remains in continuous service with the Company. This subsequent executive consulting services agreement was in effect until February 1, 2023, when Mr. Dames and the Company entered into an employment agreement, pursuant to which the Company pays Mr. Dames $10,000 per month for his services as Chief Technology Officer. On February 1, 2024, Mr. Dames’s salary was increased to $220,000 per year. Mr. Dames will be eligible to participate in comprehensive benefits plans of the Company, including medical, dental and life insurance options, and will be entitled to paid time off in accordance with the Company’s policies in effect from time to time. If the Company terminates Mr. Dames without cause, Mr. Dames will be entitled to the following severance payments: (i) cash in the amount of base salary in effect on the date of such termination for the shorter of three months or the remainder of the term of the agreement; (ii) benefits under group health and life insurance plans in which Mr. Dames participated prior to termination for the shorter of three months or the remainder of the term of the agreement; and (iii) all previously earned, accrued, and unpaid benefits from the Company and its employee benefit plans.

On October 30, 2022, Michael Chermak and the Company entered into an executive consulting services agreement, pursuant to which the Company pays Mr. Chermak $15,000 per month for consulting services related to his position as Secretary and Treasurer. This agreement was amended on February 1, 2023, when the board of directors increased Mr. Chermak’s consulting fees from $15,000 per month to $25,000 per month, and is still in effect.

On February 15, 2023, James Creamer and the Company entered into an executive consulting services agreement, pursuant to which the Company pays Mr. Creamer $8,000 per month for consulting services related to his position as Chief Financial Officer. Mr. Creamer also received a stock option to purchase 100,000 shares of Class A Common Stock at $1.00 per share upon the signing of the agreement, which vested equally over three years on each anniversary, provided Mr. Creamer remained in continuous service with the Company. Mr. Creamer’s executive consulting services agreement and his service as Chief Financial Officer was terminated without cause by the Company on February 29, 2024. Pursuant to the accelerated vesting terms of his stock option agreement, Mr. Creamer’s option vested in full as of February 29, 2024. Mr. Creamer will continue to offer consulting services to the Company as needed.

On January 1, 2024, David Horton and the Company into an employment agreement, pursuant to which the Company pays Mr. Horton $5,000 per month for his services as Chief Operating Officer and President of Reticulate Space. On January 1, 2024, Mr. Horton and the Company also entered into a stock option agreement, pursuant to which Mr. Horton received a stock option to purchase 12,000 shares of Class A Common Stock at $1.00 per share upon the signing of the agreement, 500 shares of which vest immediately, 5,750 shares of which shall vest on October 1, 2024, and 5,750 shares of which shall vest on October 1, 2025, provided Mr. Horton remains in continuous service with the Company. Mr. Horton will be eligible to participate in comprehensive benefits plans of the Company, including medical, dental and life insurance options, and will be entitled to paid time off in accordance with the Company’s policies in effect from time to time. If the Company terminates Mr. Horton without cause, Mr. Horton will be entitled to the following severance payments: (i) cash in the amount of base salary in effect on the date of such termination for the shorter of three months or the remainder of the term of the agreement; (ii) benefits under group health and life insurance plans in which Mr. Horton participated prior to termination for the shorter of three months or the remainder of the term of the agreement; and (iii) all previously earned, accrued, and unpaid benefits from the Company and its employee benefit plans.

On January 1, 2024, Eduardo Martinez and the Company into an employment agreement, pursuant to which the Company pays Mr. Martinez $15,000 per month for his services as Chief Commercial Officer and Chief of Staff. On January 1, 2024, Mr. Martinez and the Company also entered into a stock option agreement, pursuant to which Mr. Martinez received a stock option to purchase 12,000 shares of Class A Common Stock at $1.00 per share upon the signing of the agreement, 500 shares of which vest immediately and the remaining shares vest at 5,750 shares per year for two years on each anniversary, provided Mr. Martinez remains in continuous service with the Company. Mr. Martinez will be eligible to participate in comprehensive benefits plans of the Company, including medical, dental and life insurance options, and will be entitled to paid time off in accordance with the Company’s policies in effect from time to time. If the Company terminates Mr. Martinez without cause, Mr. Martinez will be entitled to the following severance payments: (i) cash in the amount of base salary in effect on the date of such termination for the shorter of three months or the remainder of the term of the agreement; (ii) benefits under group health and life insurance plans in which Mr. Martinez participated prior to termination for the shorter of three months or the remainder of the term of the agreement; and (iii) all previously earned, accrued, and unpaid benefits from the Company and its employee benefit plans.

On January 1, 2024, Paul Scardino and the Company into an employment agreement, pursuant to which the Company pays Mr. Scardino $8,400 per month for his services as Executive Vice President of Sales and Chief Strategy Officer of Reticulate Space. On January 1, 2024, Mr. Scardino and the Company also entered into a stock option agreement, pursuant to which Mr. Scardino received a stock option to purchase 120,000 shares of Class A Common Stock at $1.00 per share upon the signing of the agreement, 5,000 shares of which vest immediately and the remaining shares vest at 57,500 shares per year for two years on each anniversary, provided Mr. Scardino remains in continuous service with the Company. Mr. Scardino will be eligible to participate in comprehensive benefits plans of the Company, including medical, dental and life insurance options, and will be entitled to paid time off in accordance with the Company’s policies in effect from time to time. If the Company terminates Mr. Scardino without cause, Mr. Scardino will be entitled to the following severance payments: (i) cash in the amount of base salary in effect on the date of such termination for the shorter of three months or the remainder of the term of the agreement; (ii) benefits under group health and life insurance plans in which Mr. Scardino participated prior to termination for the shorter of three months or the remainder of the term of the agreement; and (iii) all previously earned, accrued, and unpaid benefits from the Company and its employee benefit plans.

On January 1, 2024, Mark Steel and the Company into an employment agreement, pursuant to which the Company pays Mr. Steel $8,400 per month for his services as Executive Vice President of Products and Services and Chief Technology Officer of Reticulate Space. On January 1, 2024, Mr. Steel and the Company also entered into a stock option agreement, pursuant to which Mr. Steel received a stock option to purchase 120,000 shares of Class A Common Stock at $1.00 per share upon the signing of the agreement, 5,000 shares of which vest immediately and the remaining shares vest at 57,500 shares per year for two years on each anniversary, provided Mr. Steel remains in continuous service with the Company. Mr. Steel will be eligible to participate in comprehensive benefits plans of the Company, including medical, dental and life insurance options, and will be entitled to paid time off in accordance with the Company’s policies in effect from time to time. If the Company terminates Mr. Steel without cause, Mr. Steel will be entitled to the following severance payments: (i) cash in the amount of base salary in effect on the date of such termination for the shorter of three months or the remainder of the term of the agreement; (ii) benefits under group health and life insurance plans in which Mr. Steel participated prior to termination for the shorter of three months or the remainder of the term of the agreement; and (iii) all previously earned, accrued, and unpaid benefits from the Company and its employee benefit plans.

On March 1, 2024, Amit Shrestha and the Company into an employment agreement, pursuant to which the Company pays Mr. Shrestha $20,000 per month for his services as Chief Financial Officer. On March 1, 2024, Mr. Shrestha and the Company also entered into a stock option agreement, pursuant to which Mr. Shrestha received a stock option to purchase 350,000 shares of Class A Common Stock at $1.00 per share upon the signing of the agreement, 14,000 shares of which vest immediately and the remaining shares vest at 168,000 shares per year for two years on each anniversary, provided Mr. Shrestha remains in continuous service with the Company. Mr. Shrestha will be eligible to participate in comprehensive benefits plans of the Company, including medical, dental and life insurance options, and will be entitled to paid time off in accordance with the Company’s policies in effect from time to time. If the Company terminates Mr. Shrestha without cause, Mr. Shrestha will be entitled to the following severance payments: (i) cash in the amount of base salary in effect on the date of such termination for the shorter of three months or the remainder of the term of the agreement; (ii) benefits under group health and life insurance plans in which Mr. Shrestha participated prior to termination for the shorter of three months or the remainder of the term of the agreement; and (iii) all previously earned, accrued, and unpaid benefits from the Company and its employee benefit plans.

Outstanding Equity Awards at Fiscal Year-End

The executive officers named above had the following unexercised options, stock that has not vested, or equity incentive plan awards outstanding as of December 31, 2023.

	Option Awards						Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Joshua Cryer,						January 1,
Chief Executive Officer and President	-	291,000	(1)	-	$1.00	2033	-		-	-	-
Joshua Cryer,						June 14
Chief Executive Officer and President	112,000	300,000	(2)	-	$1.00	2033	-		-	-	-
Joshua Cryer,
Chief Executive Officer and President	-	-		-	$-	-	121,250	(3)	303,125	-	-
James Creamer,						February 15
Former Chief Financial Officer	-	100,000	(4)	-	$1.00	2033	-		-	-	-
John Dames,						January 1,
Chief Technology Officer	-	145,000	(5)	-	$1.00	2033	-		-	-	-
John Dames,
Chief Technology Officer	-	-		-	$-	-	60,417	(6)	151,043	-	-

(1)	As of December 31, 2023, the unvested shares under the option will vest in three equal yearly installments subject to Mr. Cryer’s continuous service.
(2)	As of December 31, 2023, the unvested shares under the option will vest in three equal yearly installments subject to Mr. Cryer’s continuous service.

(3)	As of December 31, 2023, the unvested shares will vest in ten equal monthly installments subject to Mr. Cryer’s continuous service.
(4)	As of December 31, 2023, the unvested shares under the option will vest in three equal yearly installments subject to Mr. Creamer’s continuous service.
(5)	As of December 31, 2023, the unvested shares under the option will vest in three equal yearly installments subject to Mr. Dames’s continuous service.
(6)	As of December 31, 2023, the unvested shares will vest in ten equal monthly installments subject to Mr. Dames’s continuous service.

Additional Narrative Disclosure

Retirement Benefits

We have not maintained, and do not currently maintain, a defined benefit pension plan, nonqualified deferred compensation plan or other retirement benefits.

Potential Payments Upon Termination or Change in Control

See “—Executive Employment and Consulting Agreements” above.

Director Compensation

None of the directors of the Company received compensation for their service as a director during the fiscal year ended December 31, 2023.

2022 Equity Incentive Plan

On November 23, 2022, our board of directors approved, and our majority shareholders ratified, the Reticulate Micro, Inc. 2022 Equity Incentive Plan, or the 2022 Plan.

Purpose of the 2022 Plan: The purpose of the 2022 Plan is to advance our interests and the interests of our shareholders by providing an incentive to attract, retain and reward persons performing services for us and by motivating such persons to contribute to our growth and profitability. The maximum number of shares of Class A Common Stock that may be issued pursuant to awards granted under the 2022 Plan is 5,000,000 shares. Cancelled and forfeited stock options and stock awards may again become available for grant under the 2022 Plan. As of the date of this offering circular, we have granted 2,142,000 stock options under the 2022 Plan and 2,858,000 shares remain available for issuance under the 2022 Plan. We intend that awards granted under the 2022 Plan be exempt from or comply with Section 409A of the Internal Revenue Code, or the Code (including any amendments or replacements of such section), and the 2022 Plan shall be so construed.

The following summary briefly describes the principal features of the 2022 Plan and is qualified in its entirety by reference to the full text of the 2022 Plan.

Awards that may be granted include: (a) Incentive Stock Options, or ISO (b) Nonstatutory Stock Options, (c) Stock Appreciation Rights, (d) Restricted Stock, (e) Restricted Stock Units, or RSUs, (f) Stock granted as a bonus or in lieu of another award, and (g) Performance Awards. These awards offer us and our shareholders the possibility of future value, depending on the long-term price appreciation of our Class A Common Stock and the award holder’s continuing service with us.

Stock options give the option holder the right to acquire from us a designated number of shares of our Class A Common Stock at a purchase price that is fixed at the time of the grant of the option. The exercise price will not be less than the market price of the Class A Common Stock on the date of grant. Stock options granted may be either incentive stock options or non-statutory stock options.

Stock appreciation rights, or SARs, which may be granted alone or in tandem with options, have an economic value similar to that of options. When an SAR for a particular number of shares is exercised, the holder receives a payment equal to the difference between the market price of the shares on the date of exercise and the exercise price of the shares under the SAR. Again, the exercise price for SARs normally is the market price of the shares on the date the SAR is granted. Under the 2022 Plan, holders of SARs may receive this payment – the appreciation value – either in cash or shares of Class A Common Stock valued at the fair market value on the date of exercise. The form of payment will be determined by us.

Restricted stock are awards of a right to receive shares of our Class A Common Stock on a future date. Restricted Stock Unit Awards are evidenced by award agreements in such form as our board of directors shall from time to time establish. Restricted stock shares can take the form of awards of restricted stock, which represent issued and outstanding shares of our Class A Common Stock subject to vesting criteria, or restricted stock units, which represent the right to receive shares of our Class A Common Stock subject to satisfaction of the vesting criteria. Restricted shares are forfeitable and non-transferable until the shares vest. The vesting date or dates and other conditions for vesting are established when the shares are awarded.

Our board of directors may grant Class A Common Stock to any eligible recipient as a bonus, or to grant stock or other awards in lieu of obligations to pay cash or deliver other property under the 2022 Plan or under other plans or compensatory arrangements.

The 2022 Plan also provides for performance awards, representing the right to receive a payment, which may be in the form of cash, shares of Class A Common Stock, or a combination, based on the attainment of pre-established goals.

All of the permissible types of awards under the 2022 Plan are described in more detail below.

Administration of the 2022 Plan: The 2022 Plan is currently administered by our board of directors. All questions of interpretation of the 2022 Plan, of any award agreement or of any other form of agreement or other document employed by us in the administration of the 2022 Plan or of any award shall be determined by the board, and such determinations shall be final, binding and conclusive upon all persons having an interest in the 2022 Plan or such award, unless fraudulent or made in bad faith. Any and all actions, decisions and determinations taken or made by the board of directors. in the exercise of its discretion pursuant to the 2022 Plan or award agreement or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest therein.

Eligible Recipients: Persons eligible to receive awards under the 2022 Plan will be those employees, consultants and directors of us or of any of our subsidiaries.

Shares Available Under the 2022 Plan: The maximum aggregate number of shares of Class A Common Stock that may be issued under the 2022 Plan shall be 5,000,000 shares and shall consist of authorized but unissued or reacquired shares of Class A Common Stock or any combination thereof, subject to adjustment for certain corporate changes affecting the shares, such as stock splits, merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend. Shares subject to an award under the 2022 Plan for which the award is canceled, forfeited or expires again become available for grants under the 2022 Plan.

Stock Options and Stock Appreciation Rights:

General. Stock options and SARs shall be evidenced by award agreements specifying the number of shares of Class A Common Stock covered thereby, in such form as the board of directors shall from time to time establish. Each Stock option grant will identify the option as an ISO or Nonstatutory Stock Option. Subject to the provisions of the 2022 Plan, the administrator has the authority to determine all grants of stock options. That determination will include: (i) the number of shares subject to any option; (ii) the exercise price per share; (iii) the expiration date of the option; (iv) the manner, time and date of permitted exercise; (v) other restrictions, if any, on the option or the shares underlying the option; and (vi) any other terms and conditions as the administrator may determine.

Option Price. The exercise price for each stock option or SAR shall be established in the discretion of the board of directors; provided, however, that the exercise price per share for the stock option or SAR shall be not less than the fair market value of a share of Class A Common Stock on the effective date of grant of the stock option or SAR. Notwithstanding the foregoing, a stock option or SAR may be granted with an exercise price lower than the minimum exercise price set forth above if such stock option or SAR is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.

Exercise of Options. Stock options may be immediately exercisable but subject to repurchase or may be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the board of directors and set forth in the award agreement evidencing such stock option. No stock option or SAR shall be exercisable after the expiration of ten (10) years after the effective date of grant of such stock option or SAR. Subject to the foregoing, unless otherwise specified by the board of directors in the grant of a stock option or SAR, any stock option or SAR granted hereunder shall terminate ten (10) years after the effective date of grant of the stock option or SAR, unless earlier terminated in accordance with its provisions. The board of directors may set a reasonable minimum number of shares of Class A Common Stock that may be exercised at any one time.

Expiration or Termination. Options, if not previously exercised, will expire on the expiration date established by the administrator at the time of grant. In the case of incentive stock options, such term cannot exceed ten years provided that in the case of holders of more than 10% of our total combined voting stock, such term cannot exceed five years. Options will terminate before their expiration date if the holder’s service with our company or a subsidiary terminates before the expiration date. The option may remain exercisable for specified periods after certain terminations of employment, including terminations as a result of death, disability or retirement, with the precise period during which the option may be exercised to be established by the administrator and reflected in the grant evidencing the award.

Incentive Stock Options. Stock options intending to qualify as ISOs may only be granted to employees, as determined by the board of directors. No ISO shall be granted to any person if immediately after the grant of such award, such person would own Class A Common Stock, including Class A Common Stock subject to outstanding awards held by him or her under the 2022 Plan or any other plan established by the Company, amounting to more than ten percent (10%) of the total combined voting power or value of all classes of stock of the Company. To the extent that the award agreement specifies that an Option is intended to be treated as an ISO, the Option is intended to qualify to the greatest extent possible as an “incentive stock option” within the meaning of Section 422 of the Code, and shall be so construed; provided, however, that any such designation shall not be interpreted as a representation, guarantee or other undertaking on the part of the Company that the Option is or will be determined to qualify as an ISO. If and to the extent that any shares of Stock are issued under a portion of any Option that exceeds the $100,000 limitation of Section 422 of the Code, such shares of Class A Common Stock shall not be treated as issued under an ISO notwithstanding any designation otherwise.

Restricted Stock Awards: Stock awards can also be granted under the 2022 Plan. A stock award is a grant of shares of Class A Common Stock or of a right to receive shares in the future. These awards will be subject to such conditions, restrictions and contingencies as the administrator shall determine at the date of grant. Those may include requirements for continuous service and/or the achievement of specified performance goals.

Restricted Stock Units: RSU Awards shall be evidenced by award agreements in such form as the board of directors shall from time to time establish. The purchase price for shares of Stock issuable under each RSU Award shall be established by the board of directors in its discretion. Except as may be required by Applicable Law or established by the board of directors, no monetary payment (other than applicable tax withholding) shall be required as a condition of receiving an RSU Award. Shares issued pursuant to any RSU Award may (but need not) be made subject to vesting conditions based upon the satisfaction of such Service requirements, conditions, restrictions or Performance Criteria, as shall be established by the board and set forth in the award agreement evidencing such award.

Performance Criteria: Under the 2022 Plan, Performance Criteria means business criteria including, but not limited to: revenue; revenue growth; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating income; pre- or after-tax income; net operating profit after taxes; economic value added (or an equivalent metric); ratio of operating earnings to capital spending; cash flow (before or after dividends); cash-flow per share (before or after dividends); net earnings; net sales; sales growth; share price performance; return on assets or net assets; return on equity; return on capital (including return on total capital or return on invested capital); cash flow return on investment; total shareholder return; improvement in or attainment of expense levels; and improvement in or attainment of working capital levels or Performance Criteria. Any Performance Criteria may be used to measure the Company’s performance as a whole or any of the Company’s business units and may be measured relative to a peer group or index.

Performance Awards. Performance awards shall be evidenced by award agreements in such form as the board of directors shall from time to time establish. Each performance award shall entitle the participant to a payment in cash or Class A Common Stock upon the attainment of Performance Criteria and other terms and conditions specified by the board of directors. Notwithstanding the satisfaction of any Performance Criteria, the amount to be paid under a performance award may be adjusted by the board of directors on the basis of such further consideration as the board of directors in its sole discretion shall determine. The board of directors may, in its discretion, substitute actual Class A Common Stock for the cash payment otherwise required to be made to a participant pursuant to a performance award.

Bonus Stock and Awards in Lieu of Obligations. The board of directors may grant Class A Common Stock to any eligible recipient as a bonus, or to grant Class A Common Stock or other awards in lieu of obligations to pay cash or deliver other property under the 2022 Plan or under other plans or compensatory arrangements, provided that, in the case of participants subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the board of directors to the extent necessary to ensure that acquisitions of Class A Common Stock or other awards are exempt from liability under Section 16(b) of the Exchange Act. Class A Common Stock or awards granted hereunder shall be subject to such other terms as shall be determined by the board of directors.

Other Material Provisions: Awards will be evidenced by a written agreement, in such form as may be approved by the administrator. In the event of various changes to the capitalization of our company, such as stock splits, stock dividends and similar re-capitalizations, an appropriate adjustment will be made by the administrator to the number of shares covered by outstanding awards or to the exercise price of such awards. The administrator is also permitted to include in the written agreement provisions that provide for certain changes in the award in the event of a change of control of our company, including acceleration of vesting. Except as otherwise determined by the administrator at the date of grant, awards will not be transferable, other than by will or the laws of descent and distribution. Prior to any award distribution, we are permitted to deduct or withhold amounts sufficient to satisfy any employee withholding tax requirements. Our board of directors also has the authority, at any time, to discontinue the granting of awards. The board also has the authority to alter or amend the 2022 Plan or any outstanding award or may terminate the 2022 Plan as to further grants, provided that no amendment will, without the approval of our stockholders, to the extent that such approval is required by law or the rules of an applicable exchange, increase the number of shares available under the 2022 Plan, change the persons eligible for awards under the 2022 Plan, extend the time within which awards may be made, or amend the provisions of the 2022 Plan related to amendments. No amendment that would adversely affect any outstanding award made under the 2022 Plan can be made without the consent of the holder of such award.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of the date of this offering circular for (i) each of our executive officers and directors; (ii) all of our executive officers and directors as a group; and (iii) each other shareholder known by us to be the beneficial owner of more than 5% of any class of our voting securities.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person or any member of such group has the right to acquire within sixty (60) days of the date of this offering circular. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within sixty (60) days of the date of this offering circular are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o our company, Reticulate Micro, Inc., 3255 Bayside Lakes Blvd, Ste. 106, Palm Bay, FL 32909.

	Common Stock Beneficially Owned Prior to this Offering(1)						Common Stock Beneficially Owned After this Offering(2)
Name of Beneficial Owner	Class A Common Stock		Percent of Class A Common Stock (%)	Class B Common Stock	Percent of Class B Common Stock (%)	Total Voting Power(3) (%)	Class A Common Stock		Percent of Class A Common Stock (%)	Class B Common Stock	Percent of Class B Common Stock (%)	Total Voting Power(3) (%)
Michael Chermak, Executive Chairman, Treasurer, Secretary and Director(4)	-		-	1,000,000	50.0	47.5	-		-	1,000,000	50.0	46.9
Joshua Cryer, Chief Executive Officer and President	600,000	(5)	5.6	-	-	*	600,000	(5)	4.4	-	-	*
John Dames, Chief Technology Officer	193,334	(6)	1.9	-	-	*	193,334	(6)	1.5	-	-	*
Amit Shrestha, Chief Financial Officer	14,000	(7)	*	-	-	*	14,000	(7)	*	-	-	*
David Horton, Chief Operating Officer	500	(8)	*	-	-	-	500	(8)	*	-	-	*
Eduardo Martinez, Chief Commercial Officer	36,500	(9)	*	-	-	*	36,500	(9)	*	-	-	*
Paul Scardino, Executive Vice President of Sales and Chief Strategy Officer of Reticulate Space	5,000	(10)	*	-	-	*	5,000	(10)	*	-	-	*
Mark Steel, Executive Vice President of Products and Services and Chief Technology Officer of Reticulate Space	5,000	(11)	*	-	-	*	5,000	(11)	*	-	-	*
All directors and executive officers as a group (8 persons)	854,334		8.0	1,000,000	50.0	47.9	854,334		6.3	1,000,000	50.0	47.2
Basestones, Inc.(12)	-		-	1,000,000	50.0	47.5	-		-	1,000,000	50.0	46.9
Boustead Securities, LLC(13)	1,000,000		9.7	-	-	*	1,000,000		7.6	-	-	*
Cytta Corp(14)	5,100,000		49.4	-	-	2.4	5,100,000		38.7	-	-	2.4
Makena Investment Advisors, LLC(4)	-		-	1,000,000	50.0	47.5	-		-	1,000,000	50.0	46.9
The Sunshine and Rain Asset Management Irrevocable Trust(15)	650,000		6.3	-	-	*	650,000		4.9	-	-	*

*	Less than 1%

(1)	Based on 10,323,244 shares of Class A Common Stock and 2,000,000 shares of Class B Common Stock issued and outstanding as of the date of this offering circular.

(2)	Based on 13,180,386 shares of Class A Common Stock and 2,000,000 shares of Class B Common Stock issued and outstanding after this offering, based on the estimated offering price of $3.50 per Unit and assuming completion of the maximum offering hereunder.

(3)	The holders of Class A Common Stock are entitled to one (1) vote for each share of Class A Common Stock held of record, and the holders of Class B Common Stock are entitled to one hundred (100) votes for each share of Class B Common Stock held of record, on all matters submitted to a vote of the shareholders. A total of 10,323,244 shares of Class A Common Stock and 2,000,000 shares of Class B Common Stock representing total voting power of 210,323,244 votes are outstanding as of the date of this offering circular.

(4)	The 1,000,000 shares of Class B Common Stock beneficially owned by Michael Chermak are held by Makena Investment Advisors, LLC. Makena Investment Advisors, LLC is a Nevada limited liability company. Makena Investment Advisors, LLC’s managing member is Michael Chermak, our Executive Chairman, Secretary, Treasurer and director. Makena Investment Advisors, LLC’s business address is 1023 Olive Ave, Ramona, CA 92065, USA.

(5)	Consists of (i) 291,000 shares of Class A Common Stock and (ii) 309,000 shares of Class A Common Stock issuable upon the exercise of an option.

(6)	Consists of (i) 145,000 shares of Class A Common Stock and (ii) 48,334 shares of Class A Common Stock issuable upon the exercise of an option.

(7)	Consists of 14,000 shares of Class A Common Stock issuable upon the exercise of an option.

(8)	Consists of 500 shares of Class A Common Stock issuable upon the exercise of an option.

(9)	Consists of (i) 32,500 shares of Class A Common Stock issuable upon the exercise of an option and (ii) 4,000 shares of Class A Common Stock issuable upon the exercise of an option within 60 days of the date of this offering circular.

(10)	Consists of 5,000 shares of Class A Common Stock issuable upon the exercise of an option.

(11)	Consists of 5,000 shares of Class A Common Stock issuable upon the exercise of an option.

(12)	Basestones, Inc. is a Nevada corporation. Basestones, Inc.’s president is Mohammad Ansari, a former director of Reticulate Micro, Inc. Mohammad Ansari is deemed to beneficially own the shares of Class B Common Stock owned by Basestones, Inc. and has sole voting and dispositive powers over its shares. Basestones, Inc.’s business address is 1901 Avenue of the Stars, #200, Los Angeles, CA 90067, USA.

(13)	Boustead Securities, LLC is a California limited liability company. Boustead Securities, LLC’s managing member is Keith Moore. Keith Moore is deemed to beneficially own the shares of Class A Common Stock owned by Boustead Securities, LLC and has sole voting and dispositive powers over its shares. Boustead Securities, LLC’s business address is 6 Venture, Suite 395, Irvine, CA 92618, USA.

(14)	Cytta Corp is a Nevada corporation. Cytta Corp is quoted on the OTC Link LLC alternative trading system, operated by OTC Markets Group, Inc., under the symbol “CYCA”. According to Cytta Corp’s Form 10-K filed on January 12, 2024, Gary Campbell, Cytta Corp’s Chief Executive Officer, Chief Financial Officer, and a member of the board of directors, is the beneficial owner of approximately 14.3% of Cytta Corp’s Class A Common Stock. No other stockholder beneficially owns more than 10.0% of Cytta Corp’s Class A Common Stock. Michael Chermak, our Executive Chairman, Secretary, Treasurer and director, was the Chief Administration Officer of Cytta Corp until January 2023. Cytta Corp’s business address is 5450 W Sahara Avenue, Suite 300A, Las Vegas, NV 89146, USA.

(15)	The Sunshine and Rain Asset Management Irrevocable Trust is a Wyoming trust. Peter Schultz is the manager and trustee and is deemed to beneficially own the shares of Class A Common Stock owned by The Sunshine and Rain Asset Management Irrevocable Trust and has sole voting and dispositive powers over its shares. The Sunshine and Rain Asset Management Irrevocable Trust’s business address is 375 East Nevada Street, Ashlan, OR 97520, USA.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock currently consists of 200,000,000 shares, consisting of (i) 196,400,000 shares of Class A Common Stock, par value $0.001 per share, and (ii) 3,600,000 shares of Class B Common Stock, par value $0.001 per share.

The following description summarizes important terms of the classes of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles of incorporation and our bylaws which have been filed as exhibits to the offering statement of which this offering circular is a part.

As of the date of this offering circular, there were (i) 10,323,244 shares of Class A Common Stock issued and outstanding and (ii) 2,000,000 shares of Class B Common Stock issued and outstanding.

Common Stock

The holders of Class A Common Stock are entitled to one (1) vote for each share of Class A Common Stock held of record and the holders of Class B Common Stock are entitled to one hundred (100) votes for each share of Class B Common Stock held of record on all matters submitted to a vote of the shareholders. A share of Class B Common Stock may be voluntarily converted into a share of Class A Common Stock. A transfer of a share of Class B Common Stock will result in its automatic conversion into a share of Class A Common Stock upon such transfer, subject to certain exceptions, including that the transfer of a share of Class B Common Stock to another holder of Class B Common Stock will not result in such automatic conversion. Class A Common Stock is not convertible. Other than as to voting and conversion rights, the Company’s Class A Common Stock and Class B Common Stock have the same rights and preferences and rank equally, share ratably and are identical in all respects as to all matters.

Under our articles of incorporation and bylaws, any corporate action to be taken by vote of shareholders other than for election of directors shall be authorized by the affirmative vote of the majority of votes cast. Directors are elected by a plurality of votes. Shareholders do not have cumulative voting rights.

Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of Class A Common Stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of Class A Common Stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Holders of Class A Common Stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the Class A Common Stock. The rights, preferences and privileges of the holders of Class A Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock.

Preferred Stock

Our articles of incorporation authorize our board to issue up to 10,000,000 shares of preferred stock in one or more series, to determine the designations and the powers, preferences and rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our board of directors could, without shareholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of Class A Common Stock and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

Investor Warrants to be Sold to the Public in Connection with this Offering

General. Each investor warrant is exercisable to purchase one share of Class A Common Stock at an exercise price of $5.50 per share, which is an 83.33% premium over the unit price of the securities offered hereby. This exercise price will be adjusted if specific events, summarized below, occur. A holder of warrants will not be deemed a holder of the underlying stock for any purpose until the warrant is exercised.

Warrant Agent. The warrants will be issued in registered form under a warrant agency agreement between Transfer Online, Inc., as warrant agent, and us. The warrants shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Exercisability. The warrants are exercisable at any time after their original issuance and at any time up to the date that is three years after their original issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice. If a registration (or offering) statement registering (or qualifying) the issuance of the shares of Class A Common Stock underlying the warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of Class A Common Stock determined according to the formula set forth in the warrant. No fractional shares of Class A Common Stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Price. The price per share of Class A Common Stock purchasable upon exercise of the warrants is $5.50 per share or 183.33% of the offering price for each unit in this offering. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Class A Common Stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability. Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent.

Adjustments in Certain Events. We will make adjustments to the terms of the warrants if certain events occur as described below. If prior to the exercise of any warrants, we effect one or more stock splits, stock dividends or other increases or reductions of the number of shares of our Class A Common Stock outstanding without receiving compensation therefor in money, services or property, the number of shares of Class A Common Stock subject to the warrants shall (i) if a net increase shall have been effected in the number of outstanding shares of Class A Common Stock, be proportionately increased, and the exercise price payable per share of Class A Common Stock subject to the warrant shall be proportionately reduced, and, (ii) if a net reduction shall have been effected in the number of outstanding shares of Class A Common Stock, be proportionately reduced and the exercise price payable per share of Class A Common Stock subject to the warrant shall be proportionately increased. We may, in our sole discretion, lower the exercise price per share of Class A Common Stock subject to the warrant at any time prior to the expiration date for a period of not less than 30 days.

In the event of a capital reorganization or reclassification of our Class A Common Stock, the warrants will be adjusted so that thereafter each warrant holder will be entitled to receive upon exercise the same number and kind of securities that such holder would have received if the warrant had been exercised before the capital reorganization or reclassification of our Class A Common Stock.

If we merge or consolidate with another corporation, or if we sell our assets as an entirety or substantially as an entirety to another corporation, we will make provisions so that warrant holders will be entitled to receive upon exercise of a warrant the kind and number of securities, cash or other property that would have been received as a result of the transaction by a person who was our stockholder immediately before the transaction and who owned the same number of shares of Class A Common Stock for which the warrant was exercisable immediately before the transaction. No adjustment to the warrants will be made, however, if a merger or consolidation does not result in any reclassification or change in our outstanding Class A Common Stock.

Rights as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our Class A Common Stock, the holder of a warrant does not have the rights or privileges of a holder of our Class A Common Stock until the holder exercises the warrant.

Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, the Company shall not effect any exercise of any warrant, and a holder shall not have the right exercise any investor warrants, to the extent that, after giving effect to an attempted exercise set forth on an applicable exercise notice, such attempted exercise would result in the holder (together with such holder’s affiliates, and any other person whose beneficial ownership of Class A Common Stock would be aggregated with the holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable regulations of the SEC), including any Attribution Parties beneficially owning a number of shares of Class A Common Stock in excess of the Beneficial Ownership Limitation (as defined in the warrant).

Lead Selling Agents’ Warrants

Upon the closing of this offering, there will be up to 285,714 shares of Class A Common Stock issuable upon exercise of the Agent Warrants and the Unit warrants contained within the Agent Warrants. See “Plan of Distribution—Lead Selling Agents’ Warrants” below for a description of the Agent Warrants.

Stock Options

On November 23, 2022, we adopted the Reticulate Micro, Inc. 2022 Equity Incentive Plan, or the 2022 Plan. The purpose of the 2022 Plan is to grant restricted stock and stock options to our officers, employees, directors, advisors and consultants. The maximum number of shares of Class A Common Stock that may be issued pursuant to awards granted under the 2022 Plan is 5,000,000 shares. Cancelled and forfeited stock options and stock awards may again become available for grant under the 2022 Plan. The 2022 Plan expires on November 23, 2032. For further information, please see “Executive Compensation – 2022 Equity Incentive Plan”.

Anti-Takeover Provisions

Provisions of the Nevada Revised Statutes, our articles of incorporation and our bylaws could have the effect of delaying or preventing a third-party from acquiring us, even if the acquisition would benefit our stockholders. Such provisions of the Nevada Revised Statutes, our articles of incorporation and our bylaws are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of our company.

Dual Class Structure

Under our articles of incorporation, we are authorized to issue two classes of Class A Common Stock, Class A Common Stock and Class B Common Stock, and any number of classes of Preferred Stock. Class A Common Stock is entitled to one vote per share on proposals requiring or requesting shareholder approval, and Class B Common Stock is entitled to one hundred votes on any such matter. A share of Class B Common Stock may be voluntarily converted into a share of Class A Common Stock. A transfer of a share of Class B Common Stock will result in its automatic conversion into a share of Class A Common Stock upon such transfer, subject to certain exceptions, including that the transfer of a share of Class B Common Stock to another holder of Class B Common Stock will not result in such automatic conversion. Class A Common Stock is not convertible. Other than as to voting and conversion rights, the Company’s Class A Common Stock and Class B Common Stock have the same rights and preferences and rank equally, share ratably and are identical in all respects as to all matters.

In this offering, we are offering shares of Class A Common Stock. Makena Investment Advisors, LLC, which is beneficially owned by Michael Chermak, our Executive Chairman, and Basestones, Inc. own 2,000,000 shares of our outstanding Class B Common Stock, which amounts to 200,000,000 votes. Prior to the commencement of this offering, there are expected to be 10,123,244 shares of Class A Common Stock outstanding representing voting power of 10,323,244 votes, 2,000,000 shares of Class B Common Stock outstanding representing voting power of 200,000,000 votes, and no preferred shares outstanding. As a result, out of a total of 10,323,244 shares of Class A Common Stock and 2,000,000 shares of Class B Common Stock representing total voting power of 210,323,244 votes are outstanding as of the date of this offering circular, the holders of our Class B Common Stock control approximately 95.1% of the voting power before this offering. Following this offering, taking into consideration the shares of Class A Common Stock expected to be offered hereby, even if 100% of such shares are sold, Makena Investment Advisors, LLC and Basestones, Inc. will retain controlling voting power in the Company based on having approximately 93.8% of all voting rights. This concentrated control may limit or preclude the ability of others to influence corporate matters including significant business decisions for the foreseeable future.

Nevada Anti-Takeover Statutes

Pursuant to our articles of incorporation, we have elected not to be governed by the terms and provisions of Nevada’s control share acquisition laws (Nevada Revised Statutes 78.378 - 78.3793), which prohibit an acquirer, under certain circumstances, from voting shares of a corporation’s stock after crossing specific threshold ownership percentages, unless the acquirer obtains the approval of the issuing corporation’s stockholders. The first such threshold is the acquisition of at least one-fifth but less than one-third of the outstanding voting power.

Pursuant to our articles of incorporation, we have also elected not to be governed by the terms and provisions of Nevada’s combination with interested stockholders statute (Nevada Revised Statutes 78.411 - 78.444), which prohibits an “interested stockholder” from entering into a “combination” with the corporation unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior two years, did beneficially own) 10 percent or more of the corporation’s voting stock, or otherwise has the ability to influence or control the corporation’s management or policies.

Bylaws

In addition, various provisions of our bylaws may also have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt of the Company that a stockholder might consider in his or her best interest, including attempts that might result in a premium over the market price for the shares held by our stockholders. Our bylaws may be adopted, amended or repealed by the affirmative vote of the holders of at least a majority of our outstanding shares of capital stock entitled to vote for the election of directors, and except as provided by Nevada law, our board of directors shall have the power to adopt, amend or repeal the bylaws by a vote of not less than a majority of our directors. Any bylaw provision adopted by the board of directors may be amended or repealed by the holders of a majority of the outstanding shares of capital stock entitled to vote for the election of directors. Our bylaws also contain limitations as to who may call special meetings as well as require advance notice of stockholder matters to be brought at a meeting. Additionally, our bylaws also provide that no director may be removed by less than a two-thirds vote of the issued and outstanding shares entitled to vote on the removal. Our bylaws also permit the board of directors to establish the number of directors and fill any vacancies and newly created directorships. These provisions will prevent a shareholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

Our bylaws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of our shareholders, including proposed nominations of persons for election to the board of directors. Shareholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a shareholder who was a shareholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given us timely written notice, in proper form, of the shareholder’s intention to bring that business before the meeting. Although our bylaws do not give the board of directors the power to approve or disapprove shareholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company.

Authorized but Unissued Shares

Our authorized but unissued shares of Class A Common Stock are available for our board of directors to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including raising additional capital, corporate acquisitions and employee stock plans. The existence of our authorized but unissued shares of Class A Common Stock could render it more difficult or discourage an attempt to obtain control of the Company by means of a proxy context, tender offer, merger or other transaction since our board of directors can issue large amounts of capital stock as part of a defense to a take-over challenge. In addition, we have authorized in our articles of incorporation 10,000,000 shares of preferred stock, none of which are currently designated or outstanding. However, the board acting alone and without approval of our stockholders can designate and issue one or more series of preferred stock containing super-voting provisions, enhanced economic rights, rights to elect directors, or other dilutive features, that could be utilized as part of a defense to a take-over challenge.

Supermajority Voting Provisions

Nevada Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s articles of incorporation or bylaws, unless a corporation’s articles of incorporation or bylaws, as the case may be, require a greater percentage. Although our articles of incorporation and bylaws do not currently provide for such a supermajority vote on any matters, our board of directors can amend our bylaws and we can, with the approval of our stockholders, amend our articles of incorporation to provide for such a super-majority voting provision.

Cumulative Voting

Furthermore, neither the holders of our Class A Common Stock nor the holders of our preferred stock have cumulative voting rights in the election of our directors. The combination of the present ownership by a few shareholders of a significant portion of our issued and outstanding Class A Common Stock and lack of cumulative voting makes it more difficult for other shareholders to replace our board of directors or for a third party to obtain control of our company by replacing its board of directors.

Transfer Agent and Registrar

The transfer agent for our common stock is Transfer Online, Inc., located at 512 SE Salmon St., Portland, OR 97214. Transfer Online, Inc.’s phone number is 503-227-2950, and its website is www.transferonline.com.

PLAN OF DISTRIBUTION

The Company is offering up to 2,857,142 Units on a “best efforts” basis at a cash price of $3.50 per Unit. Each Unit is comprised of one share of Class A Common Stock, and one Class A Common Stock purchase warrant (a “Warrant”). Each Warrant allows the holder to purchase one additional share of Class A Common Stock, or Warrant Share, at an exercise price of $5.50 per Warrant Share, subject to certain adjustments, over a 36-month exercise period following the date of issuance of the Warrant. The Units will not be issued or certificated. Instead, the Class A Common Stock and the Warrants underlying the Units will be issued separately although they will have been purchased together in this Offering. The Class A Common Stock and Warrants will be separately transferable. There is no minimum offering amount; however, the minimum investment for each investor is $700, or 200 Units.

The Company intends to market the shares in this offering through both online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting our offering circular or “testing the waters” materials on an online investment platform. This offering circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the Company’s website (www.reticulate.io) on a landing page that relates to the offering.

The offering will terminate at the earliest of the date at which the maximum offering amount has been sold, one year from the date upon which the Commission qualifies the offering statement of which this offering circular forms a part and the date at which the offering is earlier terminated by the Company, in its sole discretion.

The Company intends to complete multiple closings in this offering. After each closing, funds tendered by investors will be available to the Company.

Engagement Agreement with Boustead Securities, LLC and Digital Offering, LLC

We are currently party to an engagement agreement dated May 9, 2024, with Digital Offering, LLC and Boustead Securities, LLC, who we refer to as the Lead Selling Agents. The Lead Selling Agents have agreed to act as our exclusive lead managing selling agents for the offering. The Lead Selling Agents have made no commitment to purchase all or any part of the Units being offered but have agreed to use their best efforts to sell such Units in the offering. As such, the Lead Selling Agents are an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

The term of the engagement agreement began on May 9, 2024, and will continue until the earlier to occur of: (a) the date that either party gives the other at least ten (10) days written notice of the termination of the agreement, which termination may occur with or without cause, (b) May 31, 2025, or (c) the date that the offering is consummated. The engagement agreement provides that the Lead Selling Agents may engage other FINRA member broker-dealers that are registered with the SEC to participate as soliciting dealers for the offering. We refer to these other broker-dealers as soliciting dealers or members of the selling group. Upon engagement of any such soliciting dealer, the Lead Selling Agents will be permitted to re-allow all or part of its fees and expense allowance as described below. Such soliciting dealer will also be entitled to receive the benefits of our engagement agreement with the Lead Selling Agents, including the indemnification rights arising under the engagement agreement upon their execution of a soliciting dealer agreement with the Lead Selling Agents that confirms that such soliciting dealer is so entitled. As of the date hereof, we have been advised that the Lead Selling Agents have retained Sutter Securities, Inc. to participate in the offering as soliciting dealers. We will not be responsible for paying any placement agency fees, commissions or expense reimbursements to any soliciting dealers retained by the Lead Selling Agents. None of the soliciting dealers (i) is purchasing any of our Units in the offering and (ii) is required to sell any specific number or dollar amount of our Units, but will instead arrange for the sale of shares to investors on a “best efforts” basis, meaning that they need only use their best efforts to sell the Units. In addition to the engagement agreement, we plan on entering into a definitive selling agency agreement with the Lead Selling Agents prior to the commencement of the offering.

Offering Expenses

We are responsible for all offering fees and expenses, including, without limitation, the following: (i) fees and disbursements of our legal counsel, accountants, and other professionals we engage; (ii) fees and expenses incurred in the production of offering documents, including design, printing, photograph, and written material procurement costs; (iii) all filing fees, including those charged by FINRA; (iv) all of the legal fees related to FINRA clearance; (v) applicable fees and expenses of our Units on a nationally recognized securities exchange, (vi) due diligence fees of $75,000 and reasonable and documented legal costs up to a maximum of $85,000. Notwithstanding the foregoing, the $75,000 due diligence fee, which has already been advanced, and the $85,000 legal fees once advanced to the Lead Selling Agents will be reimbursed to us to the extent not actually incurred in compliance with FINRA Rule 5110(g)(4)(a).

Reimbursable Expenses in the Event of Termination

In the event the offering does not close or the selling agency agreement is terminated for any reason, we have agreed to reimburse the Lead Selling Agents for all unreimbursed, reasonable, documented, out-of-pocket fees, expenses, and disbursements, including its legal fees, up to $85,000.

Selling Agents’ Commission

We have agreed that the definitive selling agency agreement will provide for us to pay a cash commission equal to 7.25% of the gross proceeds received by the Company in the offering, which shall be allocated by the Lead Selling Agents to members of the selling group and soliciting dealers in its sole discretion.

Selling Agents’ Warrants

Upon the closing of the offering, we have agreed to issue warrants, the Selling Agents’ Warrants, to the Lead Selling Agents to purchase a number of our Units equal to 5.00% of the total number of our Units sold in the offering. The Selling Agents’ Warrants will be exercisable until the fifth anniversary of the date of commencement of sales in the offering. The exercise price for the Selling Agents’ Warrants will be the amount that is 125% of the offering price, or $4.375 per Unit. The exercise price for the warrants included in the Units issuable upon exercise of the Selling Agents’ Warrants will be $5.50 per warrant. The Selling Agents’ Warrants will not be redeemable. The Selling Agents’ Warrants will provide for cashless exercise, and immediate “piggyback” registration rights, with a duration of five years from the date of commencement of sales in the offering (in compliance with FINRA Rule 5110(g)(8)(D)), with respect to the registration or qualification of the Units underlying the Selling Agents’ Warrants. We have registered the Selling Agents’ Warrants and the shares of Class A Common Stock underlying the Selling Agents’ Warrants in the offering.

The Selling Agents’ Warrants and the Units underlying the Selling Agents’ Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. The Lead Selling Agents, or permitted assignees under such rule, may not sell, transfer, assign, pledge, or hypothecate the Selling Agents’ Warrants or the Class A Common Stock underlying the Selling Agents’ Warrants, nor will the Lead Selling Agents or permitted assignees engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Selling Agents’ Warrants or the underlying Class A Common Stock for a period of 180 days from the date of commencement of sales in the offering, except that they may be transferred, in whole or in part, by operation of law or by reason of our reorganization, or to any selling agent or selected dealer participating in the offering and their officers, partners or registered representatives if the Selling Agents’ Warrants or the underlying shares so transferred remain subject to the foregoing lock-up restrictions for the remainder of the time period. The Selling Agents’ Warrants will provide for adjustment in the number and price of such warrants (and the Class A Common Stock underlying such warrants) to prevent dilution in the event of a stock dividend or stock split.

Right of First Refusal

We have agreed to provide Boustead Securities the right of first refusal for two years following the consummation of this offering or the termination or expiration of our engagement letter with Boustead Securities to act as financial advisor or to act as joint financial advisor on or at least equal economic terms on any public or private financing (debt or equity), merger, business combination, recapitalization or sale of some or all of our equity or our assets. In the event that we engage Boustead Securities to provide such services, they will be compensated consistent with our engagement agreement with Boustead Securities, unless we mutually agree otherwise.

Exchange Listing

There is currently no public market nor is there a planned public market for our Units.

Pricing of the Offering

The price of the offering is $3.50 per Unit. There is currently no public market nor is there a planned public market for our Units. The offering price has been determined by negotiation between us and the Lead Selling Agents. The principal factors considered in determining the offering price include:

●	the information set forth in this offering circular and otherwise available to the Lead Selling Agents;

●	our history and future prospects and the history of and prospects for the industry in which we compete;

●	our past and present financial performance;

●	our prospects for future earnings and the present state of our development;

●	an assessment by our management;

●	the general condition of the securities markets at the time of the offering;

●	the recent market prices of, and demand for, publicly traded common shares of generally comparable companies; and

●	other factors deemed relevant by the Lead Selling Agents and us.

Indemnification and Control

We have agreed to indemnify the Lead Selling Agents, their affiliates and controlling persons and members of the selling group against certain liabilities, including liabilities under the Securities Act and the Exchange Act, and liabilities arising from breaches of some or all of the representations and warranties contained in our engagement agreement with the Lead Selling Agents or agreements with soliciting dealers. If we are unable to provide this indemnification, we will contribute to the payments the Lead Selling Agents or the soliciting dealers, and their respective affiliates and controlling persons may be required to make in respect of these liabilities.

The Lead Selling Agents and the soliciting dealers and their respective affiliates are engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Lead Selling Agents and the soliciting dealers and their respective affiliates may in the future perform various financial advisory and investment banking services for us, for which they will receive customary fees and expenses.

Our Relationship with the Lead Selling Agents and the Soliciting Dealers

In the ordinary course of their various business activities, Lead Selling Agents and soliciting dealers and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their clients, and such investment and securities activities may involve securities and/or instruments of our company. As of the date of the offering circular, Boustead Securities owns 1,000,000 shares of our Class A Common Stock, or approximately 9.7% of our issued and outstanding Class A Common Stock. See “Risk Factors — Risks Related to This Offering and Ownership of Our Class A Common Stock — Boustead Securities, one of the Lead Selling Agents, owns approximately 9.7% of the issued and outstanding Class A Common Stock of the Company. This ownership interest in our company creates a conflict of interest with the interests of investors in this offering in that Boustead Securities will benefit through ownership of our shares if the offering is consummated.” for more information. The Lead Selling Agents and the soliciting dealers and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Investment Limitations

For individuals who are not accredited investors, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see below under “— How to Calculate Net Worth”). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A offering, most investors in the case of trading on the over-the-counter markets must comply with the 10% limitation on investment in this offering. The only investors in this offering exempt from this limitation, if our Units are not listed on a national securities exchange, are “accredited investors” as defined under Rule 501 of Regulation D under the Securities Act (each, an “Accredited Investor”). If you meet one of the following tests you should qualify as an Accredited Investor:

(i)	You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)	You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Shares (please see below under “— How to Calculate Net Worth”);

(iii)	You are an executive officer or general partner of the issuer or a director, executive officer or general partner of the general partner of the issuer;

(iv)	You are a holder in good standing of the General Securities Representative license (Series 7), the Private Securities Offerings Representative license (Series 82), and the Licensed Investment Adviser Representative (Series 65), each as issued by FINRA;

(v)	You are a corporation, limited liability company, partnership or are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, a corporation or similar business trust or a partnership, not formed for the specific purpose of acquiring the Units, with total assets in excess of $5,000,000;

(vi)	You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vii)	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(viii)	You are a trust with total assets in excess of $5,000,000, your purchase of Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Units;

(ix)	You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000;

(x)	You are a Commission or state-registered investment adviser or a federally exempt reporting adviser;

(xi)	You are a Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act;

(xii)	You are an entity not listed above that that owns “investments,” in excess of $5 million and that was not formed for the specific purpose of investing in the securities offered; or

(xiii)	You are an Investor certifies that (A) it is a “family office” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (i) with at least $5 million in assets under management, (ii) not formed for the specific purpose of acquiring the securities offered and (iii) whose investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment or (B) that it is a “family client” as defined in Rule 202(a)(11)(G)-1, of a family office meeting the criteria specified above.

This offering will start on or after the date that the offering is qualified by the Commission and will terminate on the earliest of the date at which the maximum offering amount has been sold, one year from the date upon which the Commission qualifies the offering statement of which this offering circular forms a part and the date at which the offering is earlier terminated by the Company, in its sole discretion.

Investment Procedures

Procedures for Subscribing through Sutter Securities, Inc.

Sutter Securities, Inc., an affiliate of Boustead Securities, is a registered broker-dealer and member of FINRA and SIPC. Sutter Securities has been appointed by the Lead Selling Agents, as a soliciting dealer for the offering.

In order to subscribe to purchase the Units, a prospective investor must electronically complete and execute a subscription agreement and provide payment to the Sutter Securities, Inc. escrow account (the “Escrow Account”). When submitting the subscription request, a prospective investor is required to agree to various terms and conditions by checking boxes and to review and electronically sign any necessary documents. We will not accept any subscription agreements prior to the SEC’s qualification of the offering.

Escrow Account

Except with respect to investors who are clients of Other Broker-Dealers (as defined below) with clearing agreements in place, investors will be required to deposit their funds into the Escrow Account with Sutter Securities. We may undertake one or more closings on a rolling basis. Any such funds that Sutter Securities receives shall be held in escrow until a closing of the offering takes place or such other time as mutually agreed between the Company and Boustead Securities, and then used to complete securities purchases, or returned if this offering fails to close. All subscribers will be instructed by the Company or its agents to transfer funds by wire or ACH transfer directly to the escrow account established for this offering. Sutter Securities will also accept credit cards for investor subscriptions. Our escrow agreement with Sutter Securities and the implementation of the Escrow Account and actions of the parties to the escrow agreement will be governed by rules 10b-9 and 15c2-4 promulgated under the Exchange Act.

Other Procedures for Subscribing

We refer to other broker-dealers that clear through their respective clearing firms and who may participate in the offering as “Other Broker-Dealers.” Other Broker-Dealers with clearing agreements shall provide the Lead Selling Agents with executed subscriptions and delivery sheets from their clients and shall settle the transactions with the Lead Selling Agents through DTC (defined below) on closing.

Prospective investors investing through Sutter Securities or Other Broker-Dealers will acquire our Units through book-entry order by opening an account with Sutter Securities or an Other Broker-Dealer, or by utilizing an existing Sutter Securities account or account with an Other Broker-Dealer. In each such case, the account will be an account owned by the investor and held at the clearing firm of such Other Broker-Dealer, as the clearing firm for the exclusive benefit of such investor. The investor will also be required to complete and submit a subscription agreement. Subscriptions for Units acquired through an account at Sutter Securities, or an Other Broker-Dealer are all processed online at [   ]. Subscriptions will be effective only upon our acceptance, and we reserve the right to reject any subscription in whole or in part.

Our transfer agent is Transfer Online, Inc.. Our transfer agent will record and maintain records of the Units issued of record by us, including shares issued of record to the Depositary Trust Corporation, which we refer to as the DTC, or its nominee, Cede & Co., for the benefit of broker-dealers, including the clearing firms. The clearing firm, as the clearing firm, will maintain the individual shareholders beneficial records for accounts at Sutter Securities or Other Broker-Dealers. All other investors that participate through the Escrow Account shall have their shares held at Transfer Online, Inc. in digital book entry. Such shares may be transferred to the investor’s outside brokerage account by requesting their outside broker dealer to effect such transfer. Request for transfer may only be made by the outside broker dealer of the investor.

You may not subscribe to the offering prior to the date the offering is deemed qualified by the SEC, which we will refer to as the qualification date. Before the qualification date, you may only make non-binding indications of your interest to purchase securities in the offering. For any indication of subscription agreements received after the qualification date, we have the right to review and accept or reject the subscription in whole or in part, for any reason or for no reason. If rejected, we will return all funds to the rejected investor within ten (10) business days. If accepted, the funds will remain in the Escrow Account until we determine to have a closing of the offering and upon such closing, the funds in the Escrow Account will then be disbursed to us as well as to our legal counsel and the Lead Selling Agents for offering costs and fees.

Non-U.S. investors may participate in the offering by depositing their funds in the Escrow Account and any such funds that the Escrow Account receives shall be held in the Escrow Account until the closing of the offering or such other time as mutually agreed between the Company and the Lead Selling Agents, and then used to complete securities purchases, or returned if the offering fails to close.

Right to Reject Subscriptions

After we receive your complete, executed subscription agreement (a form of which is attached to the offering statement of which this offering circular forms a part) and the funds required under the subscription agreement have been transferred to the Escrow Account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions

Upon our acceptance of a subscription agreement, we will issue the Units subscribed to at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request the return of your subscription funds. All accepted subscription agreements are irrevocable.

How to Calculate Net Worth

For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Units.

In order to purchase the Units and prior to the acceptance of any funds from an investor, for so long as our Units are not listed on a national securities exchange, an investor in our Units will be required to represent, to the Company’s satisfaction, that he or she is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this offering.

No Minimum Offering Amount

There is no minimum offering amount in this offering and we may close on any funds that we receive. Potential investors should be aware that there can be no assurance that any other funds will be invested in this offering other than their own funds.

No Selling Security holders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the Company.

Transfer Agent and Registrar

The Company has engaged Transfer Online, Inc., a registered transfer agent with the Commission, who will serve as transfer agent to maintain stockholder information on a book-entry basis.

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there has not been a public market for shares of our Class A Common Stock. Future sales of substantial amounts of shares of our Class A Common Stock, including shares issued upon the conversion of convertible notes, the exercise of outstanding options and warrants, in the public market after this offering, or the possibility of these sales occurring, could cause the prevailing market price for our Class A Common Stock to fall or impair our ability to raise equity capital in the future.

Immediately following the closing of this offering, we will have 13,180,386 shares of Class A Common Stock issued and outstanding. The Class A Common Stock sold in this offering will be freely tradable without restriction or further registration or qualification under the Securities Act.

Previously issued shares of Class A Common Stock that were not offered and sold in this offering, as well as shares issuable upon the exercise of warrants and subject to employee stock options, are or will be upon issuance, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if such public resale is registered under the Securities Act or if the resale qualifies for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

Rule 144

In general, a person who has beneficially owned restricted shares of our Class A Common Stock for at least twelve months, or at least six months in the event we have been a reporting company under the Exchange Act for at least ninety (90) days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the ninety (90) days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

●	1% of the number of shares of our Class A Common Stock then outstanding; or

●	1% of the average weekly trading volume of our Class A Common Stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Rule 701

In general, Rule 701 allows a shareholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell those shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares, however, are required to wait until ninety (90) days after the date of this offering circular before selling shares pursuant to Rule 701.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

The following includes a summary of transactions since the beginning of our 2021 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation” above). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

●	Mohammad Ansari, our former director, received annual compensation from the Company of $45,000 in 2022 and $60,000 in 2023 under a consulting agreement for consulting services unrelated to his services as a director.

●	On August 8, 2022, the Company entered into a worldwide, perpetual and exclusive license agreement with Cytta Corporation, or Cytta, for its proprietary SUPR ISR (Superior Utilization of Processing Resources – Intelligence, Surveillance, and Reconnaissance) system. In consideration of the license agreement, Cytta was issued 5,100,000 shares of our Class A Common Stock and will receive a royalty of five percent of net sales of licensed product revenues and licensed service revenues over a ten-year period for any products containing their content.

●	Cryer Consulting Group, which is owned by Joshua Cryer, our Chief Executive Officer and President, was paid fees of $20,000 and $60,000 for 2022 and 2023, respectively, and was paid $27,362 and $182,142 as reimbursements for out-of-pocket expenses for 2022 and 2023, respectively.

●	On March 14, 2023, the Company entered into an Intellectual Property Purchase Agreement with Basestones Capital Ltd., for the purchase of US Patent No. 9,451,291 (Fast DWT-Based Intermediate Codec Optimized For Massively Parallel Architecture), issued on September 20, 2016, and the developed source code related to the patent. The Company made a one-time payment of $200,000 for the patent.

●	Prodjekt, which is owned by John Dames, our Chief Technology Officer, was paid fees of $279,768 for 2023.

Promoters and Certain Control Persons

Each of Mr. Michael Chermak, our co-founder, Executive Chairman, Secretary, and Treasurer, Mr. Michael Collins, our co-founder and former director, President and Treasurer, and Mr. Mohammad Ansari, our co-founder and former director, may be deemed a “promoter” as defined by Rule 405 of the Securities Act. For information regarding compensation, including items of value, that have been provided or that may be provided to these individuals, please refer to “Executive Compensation” and “—Transactions with Related Persons” above.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of the material U.S. federal income and estate tax consequences of the ownership and disposition of our Class A Common Stock that is being issued pursuant to this offering. This summary is limited to Non-U.S. Holders (as defined below) that hold our Class A Common Stock as a capital asset (generally, property held for investment) for U.S. federal income tax purposes. This summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to a Non-U.S. Holder in light of the Non-U.S. Holder’s particular investment or other circumstances. Accordingly, all prospective Non-U.S. Holders should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the ownership and disposition of our Class A Common Stock.

This summary is based on provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable U.S. Treasury Regulations and administrative and judicial interpretations, all as in effect or in existence on the date of this offering circular. Subsequent developments in U.S. federal income or estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could alter the U.S. federal income and estate tax consequences of owning and disposing of our Class A Common Stock as described in this summary. There can be no assurance that the Internal Revenue Service, or IRS, will not take a contrary position with respect to one or more of the tax consequences described herein and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income or estate tax consequences of the ownership or disposition of our Class A Common Stock.

As used in this summary, the term “Non-U.S. Holder” means a beneficial owner of our Class A Common Stock that is not, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

●	an entity or arrangement treated as a partnership;

●	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust, if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (as defined in the Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Class A Common Stock, the tax treatment of a partner in such a partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships that hold our Class A Common Stock and partners in such partnerships should consult their own tax advisors as to the particular U.S. federal income and estate tax consequences that may apply to them as a consequence of owning and disposing of our Class A Common Stock.

This summary does not consider any specific facts or circumstances that may apply to a Non-U.S. Holder and does not address any special tax rules that may apply to particular Non-U.S. Holders, such as:

●	a Non-U.S. Holder that is a financial institution, insurance company, tax-exempt organization, pension plan, broker, dealer or trader in securities, dealer in currencies, U.S. expatriate, controlled foreign corporation or passive foreign investment company;

●	a Non-U.S. Holder holding our Class A Common Stock as part of a conversion, constructive sale, wash sale or other integrated transaction or as hedge, straddle or synthetic security;

●	a Non-U.S. Holder that holds or receives our Class A Common Stock pursuant to the exercise of any employee stock option or otherwise as compensation; or

●	a Non-U.S. Holder that at any time owns, directly, indirectly or constructively, 5% or more of our outstanding Class A Common Stock.

In addition, this summary does not address any U.S. state or local, or non-U.S. or other tax consequences, or any U.S. federal income or estate tax consequences for beneficial owners of a Non-U.S. Holder, including shareholders of a controlled foreign corporation or passive foreign investment company that holds our Class A Common Stock.

Each Non-U.S. Holder should consult its own tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of owning and disposing of our Class A Common Stock.

Distributions on Our Common Stock

We do not currently expect to pay any cash dividends on our Class A Common Stock. If we make distributions of cash or property (other than certain pro rata distributions of our Class A Common Stock) with respect to our Class A Common Stock, any such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax rules. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in our Class A Common Stock and will reduce (but not below zero) such Non-U.S. Holder’s adjusted tax basis in our Class A Common Stock. Any remaining excess will be treated as gain from a disposition of our Class A Common Stock subject to the tax treatment described below in “— Dispositions of Our Common Stock.”

Distributions on our Class A Common Stock that are treated as dividends and that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States will be taxed on a net income basis at the regular graduated rates and in the manner applicable to United States persons. An exception may apply if the Non-U.S. Holder is eligible for, and properly claims, the benefit of an applicable income tax treaty and the dividends are not attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States. In such case, the Non-U.S. Holder may be eligible for a lower rate under an applicable income tax treaty between the United States and its jurisdiction of tax residence. Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States will not be subject to the U.S. withholding tax if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8ECI (or other applicable form) in accordance with the applicable certification and disclosure requirements. A Non-U.S. Holder treated as a corporation for U.S. federal income tax purposes may also be subject to a “branch profits tax” at a 30% rate (unless the Non-U.S. Holder is eligible for a lower rate under an applicable income tax treaty) on the Non-U.S. Holder’s earnings and profits (attributable to dividends on our Class A Common Stock or otherwise) that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. The amount of taxable earnings and profits is generally reduced by amounts reinvested in the operations of the U.S. trade or business and increased by any decline in its equity.

The certifications described above must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. A Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their eligibility for benefits under any relevant income tax treaty and the manner of claiming such benefits.

The foregoing discussion is subject to the discussions below under “—Backup Withholding and Information Reporting” and “—FATCA Withholding.”

Dispositions of Our Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax (including U.S. withholding tax) on gain recognized on any sale or other disposition of our Class A Common Stock unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); in such case, the gain would be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the manner applicable to United States persons (unless an applicable income tax treaty provides otherwise) and, if the Non-U.S. Holder is treated as a corporation for U.S. federal income tax purposes, the “branch profits tax” described above may also apply;

●	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets certain other requirements; in such case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by certain U.S. source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even if the Non-U.S. Holder is not treated as a resident of the United States under the Code; or

●	we are or have been a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of disposition and (ii) the period that the Non-U.S. Holder held our Class A Common Stock.

Generally, a corporation is a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming in the future, a USRPHC. However, because the determination of whether we are a USRPHC is made from time to time and depends on the relative fair market values of our assets, there can be no assurance in this regard. If we were a USRPHC, the tax relating to disposition of stock in a USRPHC generally will not apply to a Non-U.S. Holder whose holdings, direct, indirect and constructive, constituted 5% or less of our Class A Common Stock at all times during the applicable period, provided that our Class A Common Stock is “regularly traded on an established securities market” (as provided in applicable U.S. Treasury Regulations) at any time during the calendar year in which the disposition occurs. However, no assurance can be provided that our Class A Common Stock will be regularly traded on an established securities market for purposes of the rules described above. Non-U.S. Holders should consult their own tax advisors regarding any possible adverse U.S. federal income tax consequences to them if we are, or were to become, a USRPHC.

The foregoing discussion is subject to the discussions below under “—Backup Withholding and Information Reporting” and “—FATCA Withholding.”

Federal Estate Tax

Any shares of our Class A Common Stock that are owned (or treated as owned) by an individual who is not a U.S. citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in that individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Backup Withholding and Information Reporting

Backup withholding (currently at a rate of 24%) may apply to dividends paid by U.S. corporations in some circumstances, but will not apply to payments of dividends on our Class A Common Stock to a Non-U.S. Holder if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person or is otherwise entitled to an exemption. However, the applicable withholding agent generally will be required to report to the IRS (and to such Non-U.S. Holder) payments of dividends on our Class A Common Stock and the amount of U.S. federal income tax, if any, withheld from those payments. In accordance with applicable treaties or agreements, the IRS may provide copies of such information returns to the tax authorities in the country in which the Non-U.S. Holder resides.

The gross proceeds from sales or other dispositions of our Class A Common Stock may be subject, in certain circumstances discussed below, to U.S. backup withholding and information reporting. If a Non-U.S. Holder sells or otherwise disposes of any of our Class A Common Stock outside the United States through a non-U.S. office of a non-U.S. broker and the disposition proceeds are paid to the Non-U.S. Holder outside the United States, the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not U.S. backup withholding, will apply to a payment of disposition proceeds, even if that payment is made outside the United States, if a Non-U.S. Holder sells our Class A Common Stock through a non-U.S. office of a broker that is a United States person or has certain enumerated connections with the United States, unless the broker has documentary evidence in its files that the Non-U.S. Holder is not a United States person and certain other conditions are met or the Non-U.S. Holder otherwise qualifies for an exemption.

If a Non-U.S. Holder receives payments of the proceeds of a disposition of our Class A Common Stock to or through a U.S. office of a broker, the payment will be subject to both U.S. backup withholding and information reporting unless the Non-U.S. Holder provides to the broker a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person, or the Non-U.S. Holder otherwise qualifies for an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be credited against the Non-U.S. Holder’s U.S. federal income tax liability (which may result in the Non-U.S. Holder being entitled to a refund), provided that the required information is timely furnished to the IRS.

FATCA Withholding

The Foreign Account Tax Compliance Act and related Treasury guidance (commonly referred to as FATCA) impose U.S. federal withholding tax at a rate of 30% on payments to certain foreign entities of (i) U.S.-source dividends (including dividends paid on our Class A Common Stock) and (ii) the gross proceeds from the sale or other disposition of property that produces U.S.-source dividends (including sales or other dispositions of our Class A Common Stock). This withholding tax applies to a foreign entity, whether acting as a beneficial owner or an intermediary, unless such foreign entity complies with (i) certain information reporting requirements regarding its U.S. account holders and its U.S. owners and (ii) certain withholding obligations regarding certain payments to its account holders and certain other persons. Accordingly, the entity through which a Non-U.S. Holder holds its Class A Common Stock may affect the determination of whether such withholding is required. While withholding under FATCA would have also applied to payments of gross proceeds from the sale or other disposition of our Class A Common Stock on or after January 1, 2019, U.S. Treasury Regulations proposed in December 2018 eliminate such withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed U.S. Treasury Regulations until final U.S. Treasury Regulations are issued. Non-U.S. Holders are encouraged to consult their tax advisors regarding the possible application of FATCA in their particular circumstances.

LEGAL MATTERS

The validity of the securities offered by this offering circular will be passed upon for us by Fennemore Craig P.C.

EXPERTS

The financial statements of our company appearing elsewhere in this offering circular have been included herein in reliance upon the report of Fortune CPA, Inc, an independent registered public accounting firm, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing. The office of Fortune CPA, Inc is located at 333 City Blvd W 3rd Floor, Orange, CA 92868.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission an offering statement on Form 1-A under the Securities Act with respect to the securities that we are offering. This offering circular, which constitutes a part of the offering statement, does not contain all the information set forth in the offering statement or the exhibits and schedules filed with the offering statement. For further information about us and our securities, we refer you to the offering statement and the exhibits and schedules filed with the offering statement. Statements contained in this offering circular regarding the contents of any contract or other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. You can read our Commission filings, including the offering statement, at the Commission’s website which contains reports, proxy and information statements and other information about issuers, like us, that file electronically with the Commission. The address of the website is www.sec.gov.

Upon the consummation of this offering, assuming that we have filed a Form 8-A, we will be required to file periodic reports, proxy statements, and other information with the Commission pursuant to the Exchange Act. These periodic reports, proxy and other information will be available for inspection at the website of the Commission referred to above. You may access these materials free of charge as soon as reasonably practicable after they are filed electronically with, or furnished to, the Commission. We also maintain a website at www.reticulate.io. The inclusion of our website address in this offering circular is an inactive textual reference only. The information contained on, or that can be accessed through, our website is not incorporated by reference into, and is not a part of, this offering circular or the offering statement of which this offering circular forms a part. Investors should not rely on any such information in deciding whether to purchase our securities.

The offering statement is also available on our website at www.reticulate.io. After the completion of this offering, you may access these materials at the foregoing website free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on the website is not a part of this offering circular and the inclusion of the website address in this offering circular is an inactive textual reference only.

Reporting Requirements under Tier II of Regulation A for a Company not Registered under the Exchange Act

Following this Tier II, Regulation A offering, for so long as we have not filed with the Commission a Form 8-A which would require us to comply with all of the reporting requirements of the Exchange Act, we will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. We will be required to file: an annual report with the Commission on Form 1-K; a semi-annual report with the Commission on Form 1-SA; current reports with the Commission on Form 1-U; and a notice under cover of Form 1-Z. The necessity to file current reports will be triggered by certain corporate events, similar to the ongoing reporting obligation faced by issuers under the Exchange Act, however the requirement to file a Form 1-U is expected to be triggered by significantly fewer corporate events than that of the Form 8-K. Such reports and other information will be available for inspection and copying at the public reference room and on the SEC’s website referred to above. Parts I & II of Form 1-Z will be filed by us if and when we decide to and are no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

We will make annual filings on Form 1-K, which will be due by the end of July each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by the end of December each year, which will include unaudited financial statements for the six months ending September 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 stockholders of record and have filed at least one Form 1-K.

We may supplement the information in this offering circular by filing a supplement with the SEC. You should read all the available information before investing.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Reticulate Micro, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Reticulate Micro, Inc. and its subsidiaries (“the Company”) as of December 31, 2023 and 2022, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2023 and the period from June 23, 2022 (inception) to December 31, 2022 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and the period from June 23, 2022 (inception) to December 31, 2022 and the results of its operations and its cash flows for the year ended December 31, 2023 and the period from June 23, 2022 (inception) to December 31, 2022 in conformity with accounting principles generally accepted in the United States of America.

The Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered losses from operations. Therefore, the Company has stated substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Going Concern

As described further in Note 2 to the consolidated financial statements, the Company has incurred losses for the year ended December 31, 2023 and the period from June 23, 2022 (inception) to December 31, 2022 and expects to incur additional losses in the future.

We determined the Company’s ability to continue as a going concern is a critical audit matter due to the estimation and uncertainty regarding the Company’s future cash flows and the risk of bias in management’s judgments and assumptions in estimating these cash flows.

Our audit procedures related to the Company’s assertion on its ability to continue as a going concern included the following, among others:

We reviewed the Company’s working capital and liquidity ratios and forecasted revenue, operating expenses, and uses and sources of cash used in management’s assessment of whether the Company has sufficient liquidity to fund operations for at least one year from the consolidated financial statement issuance date. This testing included inquiries with management, comparison of prior period forecasts to actual results, consideration of positive and negative evidence impacting management’s forecasts, the Company’s financing arrangements in place as of the report date, market and industry factors and consideration of the Company’s relationships with its financing partners.

/s/ Fortune CPA, Inc

We have served as the Company’s auditor since 2023.

Orange, CA

April 12, 2024

PCAOB # 6901

Reticulate Micro, Inc.

Consolidated Balance Sheets

	As of	As of
	December 31, 2023	December 31, 2022

ASSETS
Current assets:
Cash and cash equivalents	$2,267,956	$832,638
Notes receivable	40,000	-
Interest receivable	3,112	-
Prepaid expenses	8,334	15,333
Total current assets	2,319,402	847,971

Property and equipment, net	9,223	8,653

Other assets
Intangible asset, net	184,936	5,100
ROU asset, net of amortization	95,322	-
Deposit	7,270	-
Total assets	$2,616,153	$861,724

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$294,034	$114,024
Accounts payable and accrued expenses, related party	166,362	-
Share subscription payable	-	1,075,111
ROU, current liability	34,316	-
Total current liabilities	328,350	1,189,135

Long-term liabilities
ROU, long-term liability	64,330	-
Total liabilities	392,680	1,189,135

Commitments and contingencies	-	-

Stockholders’ equity (deficit):
Preferred stock, $0.001 par value, 10,000,000 shares authorized; 0 issued and outstanding as of December 31, 2023 and 2022, respectively	-	-
Common stock Class A, $0.001 par value, 196,400,000 shares authorized; 9,780,244 and 6,100,000 issued and outstanding as of December 31, 2023 and 2022, respectively	9,780	6,100
Common stock Class B, $0.001 par value, 3,600,000 shares authorized; 2,000,000 and 3,600,000 shares issued and outstanding as of December 31, 2023 and 2022, respectively	2,000	3,600
Additional paid-in capital	8,470,535	-
Accumulated deficit	(6,258,842)	(337,111)
Total stockholders’ equity (deficit)	2,223,473	(327,411)
Total liabilities and stockholders’ equity	$2,616,153	$861,724

The accompanying notes are an integral part of these consolidated financial statements.

Reticulate Micro, Inc.

Consolidated Statements of Operations

	Year Ended December 31,	Period from June 23, 2022 (inception) to December 31,
	2023	2022

Revenue – royalties	$42,241	$-
Cost of sales	13,802	-
Gross profit	28,439	-

Operating expenses:
General and administrative	309,082	224,111
Payroll, compensation and benefits	3,505,951	-
Professional services	1,261,922	-
Marketing and advertising	356,620	-
Research and development expense	523,789	63,000
Total operating expenses	5,957,364	287,111

Loss from operations	(5,928,925)	(287,111)

Other income (expense)
Interest income	7,194	-
Impairment of goodwill	-	(50,000)
Total other income (expense)	7,194	(50,000)

Net loss	$(5,921,731)	$(337,111)

Loss per share – basic and diluted	$(0.56)	$(0.09)

Weighted average number of shares outstanding – basic and diluted	10,635,876	3,865,416

The accompanying notes are an integral part of these consolidated financial statements.

Reticulate Micro, Inc.

Consolidated Statement of Stockholders’ Equity (Deficit)

	Common Stock Class A		Common Stock Class B		Additional Paid In	Accumulated	Total Stockholders’ Equity
	Shares	Value	Shares	Value	Capital	Deficit	(Deficit)
Balance, June 23, 2022	-	$-	-	$-	$-	$-	$-

Net loss	-	-	-	-	-	(337,111)	(337,111)

Issuance of Class A Common Stock in connection with intangible assets	5,100,000	5,100	-	-	-	-	5,100

Issuance of Class A Common Stock in connection with services provided	1,000,000	1,000	3,600,000	3,600	-	-	4,600

Balance, December 31, 2022	6,100,000	$6,100	3,600,000	$3,600	$-	$(337,111)	$(327,411)

Net loss	-	-	-	-	-	(5,921,731)	(5,921,731)

Issuance of Class A Common Stock for cash	2,348,410	2,348	-	-	5,658,671	-	5,661,019

Options issued for services	-	-	-	-	1,310,864	-	1,310,864

Cancellation of class B Class A Common Stock	-	-	(1,600,000)	(1,600)	1,600	-	-

Issuance of Class A Common Stock in connection with services provided	1,331,834	1,332	-	-	1,499,400	-	1,500,732

Balance, December 31, 2023	9,780,244	$9,780	2,000,000	$2,000	$8,470,535	$(6,258,842)	$2,223,473

The accompanying notes are an integral part of these consolidated financial statements.

.

Reticulate Micro, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31,	Period from June 23, 2022 (inception) to December 31,
	2023	2022
Cash flows from operating activities of continuing operations:
Net (loss)	$(5,921,731)	$(337,111)
Adjustments to reconcile net loss to cash (used in) operating activities:
Stock issued for services	1,500,936	4,711
Options issued for services	1,310,864	-
Warrants issued for private placements fees	237,046	-
Depreciation and amortization	21,583	-
Changes in operating assets and liabilities:
Notes receivable	(40,000)	-
Interest receivable	(3,112)	-
Prepaid expenses	6,999	(15,333)
Deposits	(7,270)	-
ROU asset	(95,322)	-
Accounts payable and accrued expenses	13,648	114,024
Accounts payable and accrued expenses, related party	166,362	-
ROU liabilities	98,646	-
Net cash (used in) operating activities	(2,711,351)	(233,709)

Cash flows from investing activities:
Purchase of intangibles	(200,000)	-
Purchase of capital equipment	(1,989)	(8,653)
Net cash (used in) investing activities	(201,989)	(8,653)

Cash flows from financing activities:
Proceeds from the sale of Class A Common Stock	4,348,658	1,075,000
Net cash provided by financing activities	4,348,658	1,075,000

Net increase (decrease) in cash and cash equivalents	1,435,318	832,638
Cash and cash equivalents at beginning of period	832,638	-
Cash and cash equivalents at end of period	$2,267,956	$832,638
Supplemental disclosure of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-
Non-cash investing and financing activities:
Common stock issued for intangible asset	$-	$5,100
Acquisition of EdWare	$-	$50,000

The accompanying notes are an integral part of these consolidated financial statements.

RETICULATE MICRO, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

Reticulate Micro (“RM” or the “Company”) was incorporated on June 23, 2022, under the laws of the State of Nevada. Reticulate Micro is located in Las Vegas, Nevada, with offices in Palm Bay, Florida. Since 2022, RM has focused on developing, marketing, and delivering video-compression-based software and hardware products, built on our proprietary and patented Video Assured Secure Transmission (VAST) video compression coding and decoding algorithms and methodologies. Our technology platform offering centers on enabling the advancement of content-aware video coding and transport-aware distribution, scene and object detection for computer vision, virtual education delivery, the optimization of video distribution, and enhancing the trustworthiness of video to counter deepfake technologies.

RM’s primary business focus is the development and delivery of resilient and secure internet communications technologies (ICTs) that enhance customer experiences with high-quality and low-latency video. RM achieves this by providing video streaming technologies, platforms, and services that utilize our proprietary VAST compression methodologies, our VISION OS, and our deep bench of industry expertise. Our core product line of video encoder appliances and virtual management appliances are designed to function in austere, industrial, and virtual environments to deliver highly reliable streaming video and situational awareness, with wieldiness and ease of use for non-technical customers. RM VISION OS enhances the implementation and use of our VAST-enabled appliances by providing remote provisioning, configuration, and management. RM also provides support services that include consulting, installation support, training, bespoke systems design, integration, assembly, and testing.

RM has created a secure video, audio, and information-sharing platform ecosystem founded on our core intellectual property that delivers meaningful solutions to real world problems. Our technology will assure the creation, distribution, and delivery of higher quality video content anywhere and at any time. Our highest goal is to deliver unquestionably secure video content at the highest possible quality to meet customers’ needs for trustworthy and verifiable high-definition video.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going Concern

The financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future.  The Company has incurred losses since its inception on June 23, 2022, resulting in an accumulated deficit of $6,258,842 as of December 31, 2023, and further losses are anticipated in the development of its business.  Accordingly, there is substantial doubt about the Company’s ability to continue as a going concern.

There are no assurances that the Company will be able to either (1) achieve a level of revenues adequate to generate sufficient cash flow from operations; or (2) obtain additional financing through either private placement, public offerings and/or debt financing necessary to support its working capital requirements. To the extent that funds generated from operations and any private placements, public offerings and/or debt financing are insufficient, the Company will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to the Company. If adequate working capital is not available to the Company, it may be required to curtail or cease its operations.

Due to uncertainties related to these matters, there exists a substantial doubt about the ability of the Company to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments related to the recoverability or classification of asset-carrying amounts or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

Basis of Presentation

The consolidated financial statements of the Company have been prepared in accordance with US GAAP and are expressed in United States dollars.

Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates relate to revenue recognition and contingencies. The Company bases its estimates on historical experience, known or expected trends, and various other assumptions that are believed to be reasonable given the quality of information available as of the date of these financial statements. The results of these assumptions provide the basis for making estimates about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents consist of cash on deposit with banks and money market funds, the fair value of which approximates cost. The Company maintains its cash balances with a high-credit-quality financial institution. At times, such cash may be more than the Federal Deposit Insurance Corporation-insured limit of $250,000. The Company has not experienced any losses in such accounts, and management believes the Company is not exposed to any significant credit risk on its cash and cash equivalents.

Fair Value Measurements

FASB ASC 820 “Fair Value Measurements and Disclosures” (“ASC 820”) defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1 -	Quoted prices in active markets for identical assets or liabilities.

Level 2 -	Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable.

Level 3 -	Unobservable inputs that are supported by little or no market activity, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2023, and 2022. The Company uses the market approach to measure fair value for its Level 1 financial assets and liabilities. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. The respective carrying value of certain balance sheet financial instruments approximates its fair value. These financial instruments include cash, accounts payable, and accrued liabilities. Fair values were estimated to approximate carrying values for these financial instruments since they are short term in nature, and they are receivable or payable on demand.

The estimated fair value of assets and liabilities acquired in business combinations and reporting units and long-lived assets used in the related asset impairment tests utilize inputs classified as Level 3 in the fair value hierarchy.

Research and Development

Research and development costs are expensed as incurred. For the year ended December 31, 2023 and the period from June 23, 2022 (inception) to December 31, 2022, research and development costs expensed were $523,789 and $63,000, respectively.

Share-Based Compensation

ASC 718, “Compensation – Stock Compensation”, prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their grant date fair values. That expense is recognized over the period when an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period) or the straight-line attribution method.

Under 718-10-30-20D the determination of whether a valuation method is reasonable, or whether an application of a valuation method is reasonable, shall be made based on the facts and circumstances as of the measurement date. Factors to be considered under a reasonable valuation method include, as applicable:

a.	The value of tangible and intangible assets of the nonpublic entity

b.	The present value of anticipated future cash flows of the nonpublic entity

c.	The market value of stock or equity interests in similar corporations and other entities engaged in trades or businesses substantially similar to those engaged in by the nonpublic entity for which the stock is to be valued, the value of which can be readily determined through nondiscretionary, objective means (such as through trading prices on an established securities market or an amount paid in an arm’s-length private transaction)

As of December 31, 2023 and 2022, share-based compensation expensed was $2,811,596 and $4,711, respectively.

Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with ASC 260, “Earnings per Share”. ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to Class A Common Stockholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

Recent accounting pronouncements

The Company has adopted Section 360-10-35 of the FASB ASC for its long-lived assets. Pursuant to ASC Paragraph 360-10-35-17, an impairment loss shall be recognized only if the carrying amount of a long-lived asset (asset group) is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset (asset group) is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset (asset group). That assessment shall be based on the carrying amount of the asset (asset group) at the date it is tested for recoverability. An impairment loss shall be measured as the amount by which the carrying amount of a long-lived asset (asset group) exceeds its fair value. Pursuant to ASC Paragraph 360-10-35-20 if an impairment loss is recognized, the adjusted carrying amount of a long-lived asset shall be its new cost basis. For a depreciable long-lived asset, the new cost basis shall be depreciated (amortized) over the remaining useful life of that asset. Restoration of a previously recognized impairment loss is prohibited.

Pursuant to ASC Paragraph 360-10-35-21, the Company’s long-lived asset (asset group) is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. The Company considers the following to be some examples of such events or changes in circumstances that may trigger an impairment review: (a) significant decrease in the market price of a long-lived asset (asset group); (b) a significant adverse change in the extent or manner in which a long-lived asset (asset group) is being used or in its physical condition; (c) a significant adverse change in legal factors or in the business climate that could affect the value of a long-lived asset (asset group), including an adverse action or assessment by a regulator; (d) an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset (asset group); (e) a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset (asset group); and (f) a current expectation that, more likely than not, a long-lived asset (asset group) will be sold or otherwise disposed of significantly before the end of its previously estimated useful life. The Company tests its long-lived assets for potential impairment indicators at least annually and more frequently upon the occurrence of such events.

Although there are several other new accounting pronouncements issued or proposed by the FASB, which the Company has adopted or will adopt, as applicable, the Company does not believe any of these accounting pronouncements has had or will have a material impact on its financial position or results of operations.

Lease agreements are evaluated to determine whether an arrangement is or contains a lease in accordance with ASC 842, Leases.

Operating leases are included in operating lease right-of-use (ROU) assets, current operating lease liabilities, and noncurrent operating lease liabilities in the consolidated financial statements. ROU assets represent the Company’s right to use leased assets over the agreed upon term. Lease liabilities represent the Company’s contractual obligation to make lease payments over the lease term.

For operating leases, ROU assets and lease liabilities are recognized at the commencement date of the lease. The lease liability is measured as the present value of the lease payments over the lease term, using the rate implicit in the lease if readily determinable. If the rate implicit in the lease cannot be readily determined, the Company uses its incremental borrowing rate at lease commencement. The operating lease ROU assets are calculated as the present value of the remaining lease payments plus unamortized initial direct costs and any prepayments, less unamortized lease incentives received.

Operating leases typically include non-lease components such as common-area maintenance costs. We have elected to include non-lease components with lease payments for the purpose of calculating lease ROU assets and liabilities, to the extent that they are fixed. Non-lease component payments that are not fixed are expensed as incurred as variable lease payments.

3. PREPAID EXPENSES

In December 2022, the Company purchased a market analysis tool that had an annual fee of $16,000. The amount will be amortized through the 2023 fiscal year. As of December 31, 2023 and 2022, the prepaid balance is $8,334 and $15,333, respectively.

4. INTANGIBLE ASSET – PROPERTY LICENSE

On August 8, 2022, the Company entered into a worldwide, perpetual and exclusive license agreement with Cytta Corporation, or Cytta, for its proprietary SUPR ISR (Superior Utilization of Processing Resources – Intelligence, Surveillance, and Reconnaissance) system. In consideration of the license agreement, Cytta was issued 5,100,000 shares of our Class A Common Stock and will receive a royalty of five percent of net sales of licensed product revenues and licensed service revenues over a ten-year period for any products containing their content.

On March 14, 2023, the Company entered into an Intellectual Property Purchase Agreement with Basestones Capital Ltd., for the purchase of US Patent No. 9,451,291 (Fast DWT-Based Intermediate Codec Optimized For Massively Parallel Architecture), issued on September 20, 2016, and the developed source code related to the patent. The Company made a one-time payment of $200,000 for the patent.

As of December 31, 2023 and 2022, the Company recorded $205,100 and $5,100, respectively as an intangible asset. Starting in July 2023, the Company began amortizing the $200,000 intangible asset. As of December 31, 2023, the Company recorded $20,164 of amortization expense.

The Company evaluates the recoverability of long-lived assets whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable. Such circumstances could include, but are not limited to, (1) a significant decrease in the market value of an asset, (2) a significant adverse change in the extent or manner in which an asset is used, or (3) an accumulation of costs significantly in excess of the amount originally expected for the acquisition of an asset. The Company compares the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its estimated fair value. Impairment loss on long-lived assets for the year ended December 31, 2023 was $0.

5. EDWARE ACQUISITION

On December 30, 2022, the Company entered into an agreement with EdWare LLC and Mazhar Hussain to purchase 100% of the membership interests of EdWare LLC. The aggregate purchase price is $50,000. At the time of this agreement, EdWare had no assets or liabilities on the Balance Sheet. As of December 30, 2022, Reticulate recorded the full $50,000 purchase price as goodwill on the Reticulate Statement of Operations. This amount will be paid in two installments, $20,000 upon signing the agreement and $30,000 upon the completion of the two-year financial audit for the years ended December 31, 2022 and December 31, 2021. The $20,000 installment was paid in January 2023.

6.  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Trade payables are recognized initially at the transaction price and subsequently measured at the undiscounted amount of cash or other consideration expected to be paid. Accrued expenses are recognized based on the expected amount required to settle the obligation or liability. The accounts payable balance as of December 31, 2023 and 2022 is $85,016 and $51,224, respectively. $50,000 of the December 31, 2022 balance is for consideration of the purchase price for all of the Subject Membership Interest in EdWare LLC. In January 2023 and July 2023, the Company paid $20,000 and $30,000, respectively.

The accrued liabilities balance as of December 31, 2023 and 2022 is $42,656 and $62,800, respectively. Starting in 2023, the Company accrued employee benefits. As of December 31, 2022, the Company accrued $58,000 for the purchase of software development and $4,800 for consulting services. All 2022 accruals were paid in January 2023.

7. STOCKHOLDERS’ EQUITY

Common Stock

The Company is authorized to issue 196,400,000 shares of Class A Class A Common Stock at a par value of $0.001 and had 9,780,244 and 6,100,000 shares of Class A Class A Common Stock issued and outstanding as of December 31, 2023 and 2022, respectively.

The Company is authorized to issue 3,600,000 shares of Class B Class A Common Stock at a par value of $0.001 and voting rights of 100 votes per share. On August 5, 2022, 3,600,000 shares of Class B Class A Common Stock were issued to the Company’s Directors at the time, 1,600,000 of which were issued to our former President and Director and were subsequently cancelled and exchanged for 200,000 shares of Class A Class A Common Stock as part of a cancellation and exchange agreement dated May 22, 2023. The Company had 2,000,000 and 3,600,000 shares of Class B Class A Common Stock issued and outstanding as of December 31, 2023 and 2022, respectively.

Common Stock Issued in Private Placements

The Company issued 2,348,410 shares of Class A Class A Common Stock, at a price of $2.50 per share, in private placements during the year ended December 31, 2023.

Common Stock Issued for Services

The Company issued 731,834 shares of Class A Class A Common Stock, at a price of $0.001 per share, for services provided to the Company during the period from June 23, 2022 (inception) to December 31, 2022, and 400,000 shares of Class A Class A Common Stock, at a price of $2.50 per share, for services provided to the Company during the year ended December 31, 2023.

The Company issued 200,000 shares of Class A Class A Common Stock, at a price of $0.001 per share, in exchange for the cancellation of 1,600,000 shares of Class B Class A Common Stock during the year ended December 31, 2023.

Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock at a par value of $0.001 and had no preferred shares issued and outstanding as of December 31, 2023 and 2022.

Options

During the year ended December 31, 2023, the Company issued a total of 1,448,000 options to buy its Class A Common Stock at $1.00 per share with various vesting schedules. On the date of the grants, the Company valued the option at $3,327,405 using the Black-Scholes option pricing model with the following assumptions: stock price of $2.50 per share, an expected life of the options of 10 years, expected volatility ranging from 141.74% to 148.77% depending on the date of issuance, an average risk-free rate ranging from 3.53% to 4.57% depending on the date of issuance and no dividend yield. The options are being expensed over the various vesting periods of the option grants and an expense of $1,310,864 was recognized during the year ended December 31, 2023.

The following table reflects a summary of Common Stock options outstanding and option activity during the year ended December 31, 2023:

	Underlying Shares	Weighted Average Exercise Price	Weighted Average Term (Years)
Options outstanding at December 31, 2022	-	-	-
Granted	1,448,000	1.00	10.00
Exercised	-	-	-
Forfeited	-	-	-
Options outstanding at December 31, 2023	1,448,000	1.00	9.28
Options exercisable at December 31, 2023	284,667	$1.00	9.28

The intrinsic value of options outstanding as of December 31, 2023, was $2,235,000.

Warrants

During the year ended December 31, 2023, the Company issued a total of 103,775 warrants to buy its Class A Common Stock at $2.50 per share to the placement agent of our private placement financing, which vest immediately. On the dates of the grants, the Company valued the warrants at $237,046 using the Black-Scholes option pricing model with the following assumptions: stock price of $2.50 per share, an expected life of the warrants of 5 years, expected volatility of 148.77%, an average risk-free rate ranging from 3.80% to 4.86% depending on the date of issuance and no dividend yield. The warrants were expensed at the time of issuance and an expense of $237,046 was recognized during the six months ended December 31, 2023.

The following table reflects a summary of Common Stock warrants outstanding and warrant activity during the year ended December 31, 2023:

	Underlying Shares	Weighted Average Exercise Price	Weighted Average Term (Years)
Warrants outstanding at December 31, 2022	-	-	-
Granted	103,775	2.50	5.00
Exercised	-	-	-
Forfeited	-	-	-
Warrants outstanding at December 31, 2023	103,775	2.50	4.89
Warrants exercisable at December 31, 2023	103,775	$2.50	4.89

The intrinsic value of warrants outstanding as of December 31, 2023, was $0.

8. RELATED PARTY TRANSACTIONS

Consulting Contracts

Mohammad Ansari, our former director, received compensation from the Company of $45,000 in 2022 and $75,250 in 2023 under a consulting agreement for consulting services unrelated to his services as a director.

Michael Chermak, our Executive Chairman, received compensation from the Company of $30,000 in 2022 and $290,000 in 2023 under a consulting agreement for consulting services unrelated to his services as a director.

On October 6, 2022, the Company entered into a consulting agreement with John Dames, our Chief Technology Officer and owner of Prodjekt, for the development of SUPR ISR. The Company paid fees of $279,768 in 2023 directly to his company, Prodjekt. As of December 31, 2023, the Company recorded an accounts payable of $61,591 that was paid in January 2024.

On October 1, 2022, the Company entered into a consulting agreement with Joshua Cryer to be the Company’s contract Chief Technology Officer. Mr. Cryer, who is now the Company’s Chief Executive Officer, also owns a consulting firm called Cryer Consulting Group. Cryer Consulting Group was paid fees of $20,000 in 2022 and $60,000 in 2023. As of December 31, 2023, the Company owed $21,777 to Cryer Consulting Group. That amount was paid in January 2024.

As of December 31, 2023, the Company recorded an accounts payable of $4,409 for out-of-pocket expenses for David Horton that was paid in January 2024.

As of December 31, 2023, the Company recorded an accounts payable of $1,457 for out-of-pocket expenses for Eduardo Martinez that was paid in January 2024.

Agreements

On August 8, 2022, the Company entered into a worldwide, perpetual and exclusive license agreement with Cytta Corporation, or Cytta, for its proprietary SUPR ISR (Superior Utilization of Processing Resources – Intelligence, Surveillance, and Reconnaissance) system. In consideration of the license agreement, Cytta was issued 5,100,000 shares of our Class A Common Stock and will receive a royalty of five percent of net sales of licensed product revenues and licensed service revenues over a ten-year period for any products containing their content. In February 2023, the Company paid $200,000 for the purchase of this software.

9. OPERATING LEASE

The Company has entered into a lease agreement for office space with a lease period from February 1, 2023 until March 1, 2026. Total commitment for the full term of the lease is $155,965. The financial statements reflect $95,322 and $64,330 in operating lease right-of-use assets and liabilities, respectively, for the year ended December 31, 2023

For the year ended December 31, 2023:

Lease cost
Operating lease cost	$4,215
Other Information
Remaining term in years	31
Average discount rate - operating lease	8.25%

The supplemental balance sheet information related to leases for the year ended December 31, 2023 is as follows:

Right of use asset - non-current	$95,322
Lease liability - current	34,316
Lease liability - non-current	64,330
Total operating lease liabilities	$98,646

Maturities of the Company’s lease liabilities are as follows:

For the year ended December 31,
2024	$50,583
2025	53,113
2026	4,094
Less: imputed interest/present value discount	(9,144)
Present value of lease liabilities	$98,646

10. SUBSEQUENT EVENTS

On January 1, 2024, the Company granted stock options to four of its officers and an employee under the Company’s 2022 Equity Incentive Plan (the “2022 Plan”) to purchase an aggregate of 314,000 shares of Class A Common Stock, at an exercise price of $1.00, as follows: (i) David Horton, the Company’s Chief Operating Officer and President of Reticulate Space, received a stock option to purchase 12,000 shares of Class A Common Stock, 500 shares of which vest immediately, 5,750 shares of which shall vest on October 1, 2024, and 5,750 shares of which shall vest on October 1, 2025; (ii) Eduardo Martinez, the Company’s Chief Commercial Officer and Chief of Staff, received a stock option to purchase 12,000 shares of Class A Common Stock, 500 shares of which vest immediately and the remaining shares vest at 5,750 shares per year for two years on each anniversary of the grant date; (iii) Paul Scardino, the Company’s Executive Vice President of Sales and Chief Strategy Officer of Reticulate Space, received a stock option to purchase 120,000 shares of Class A Common Stock, 5,000 shares of which vest immediately and the remaining shares vest at 57,500 shares per year for two years on each anniversary of the grant date; (iv) Mark Steel, the Company’s Executive Vice President of Products and Services and Chief Technology Officer of Reticulate Space, received a stock option to purchase 120,000 shares of Class A Common Stock, 5,000 shares of which vest immediately and the remaining shares vest at 57,500 shares per year for two years on each anniversary of the grant date; and (v) an employee received a stock option to purchase 50,000 shares of Class A Common Stock, which will vest monthly over two years.

On February 1, 2024, the Company conducted private placements of shares of Class A Common Stock and issued 333,000 shares of Class A Common Stock at $2.50 per share for total net proceeds of $832,500. After fees and commissions, the Company received net proceeds of $744,978. As part of the transaction, the Company also issued an additional 23,310 5-year placement agent warrant with an exercise price of $2.50 per share.

On March 13, 2024, we entered into a warrant cancellation agreement with Boustead Securities, LLC, the placement agent, pursuant to which they agreed to forfeit the placement agent warrants exercisable for an aggregate of 127,085 shares of Class A Common Stock, including the additional 23,310 placement agent warrant. As a result, for the three months ended March 31, 2024, the total prior period expense of $237,000 will be reversed, increasing other income and reducing additional paid in capital.

On March 1, 2024, Amit Shrestha, the Company’s Chief Financial Officer, received a stock option under the 2022 Plan to purchase 350,000 shares of Class A Common Stock, at an exercise price of $1.00, 14,000 shares of which vest immediately and the remaining shares vest at 168,000 shares per year for two years on each anniversary of the grant date.

On April 1, 2024, we issued 10,000 shares of our Class A Common Stock as partial payment for legal services.

On May 3, 2024, we issued 40,000 shares of our Class A Common Stock pursuant to a marketing agreement for services rendered.

On May 14, 2024, we conducted a private placement of shares of our Class A Common Stock and entered into certain subscription agreements with a number of (i) accredited investors as defined in Section 2(a)(15) of the Securities Act, and Rule 501 promulgated thereunder, in reliance upon the exemption contained in Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D promulgated thereunder, and applicable state securities laws or (ii) non-U.S. persons made in compliance with the provisions of Regulation S promulgated under the Securities Act. Pursuant to the agreements, we issued 160,000 shares of Class A Common Stock at $2.50 per share for a total of $400,000. Boustead Securities, who is acting as one of the Lead Selling Agents in this offering, acted as the placement agent in the private placements. Pursuant to our engagement letter agreement with Boustead Securities, as amended, in addition to payments of a success fee of $18,000, or 4.5% of the total purchase price of the shares sold in the private placements, and a non-accountable expense allowance of $2,000, or 0.5% of the total purchase price of the shares sold in the private placements, we agreed to issue Boustead Securities five-year warrants to purchase up to 5,600 shares of Class A Common Stock in aggregate, exercisable on a cashless basis, with an exercise price of $2.50 per share, subject to adjustment.

In accordance with ASC 855-10 management has performed an evaluation of subsequent events from December 31, 2023 through the date the financial statements were available to be issued and has determined that there are no items requiring disclosure.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers and

Member of EdWare LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheet of EdWare LLC (the “Company”) as of December 31, 2022, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the year ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

The Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered losses from operations. Therefore, the Company has stated substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Going Concern

We determined the Company’s ability to continue as a going concern is a critical audit matter due to the estimation and uncertainty regarding the Company’s future cash flows and the risk of bias in management’s judgments and assumptions in estimating these cash flows.

Our audit procedures related to the Company’s assertion on its ability to continue as a going concern included the following, among others:

We reviewed the Company’s working capital and liquidity ratios and forecasted revenue, operating expenses, and uses and sources of cash used in management’s assessment of whether the Company has sufficient liquidity to fund operations for at least one year from the financial statement issuance date. This testing included inquiries with management, comparison of prior period forecasts to actual results, consideration of positive and negative evidence impacting management’s forecasts, the Company’s financing arrangements in place as of the report date, market and industry factors and consideration of the Company’s relationships with its financing partners.

/s/ Fortune CPA, Inc

We have served as the Company’s auditor since 2023.

Orange, CA

September 1, 2023

PCAOB # 6901

EdWare LLC

Balance Sheets

December 31,
2022
ASSETS
Current assets:
Cash and cash equivalents	$-
Prepaid expenses	-
Total current assets	-

Intangible asset, property license	-
Equipment	-
Total assets	$-

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$-
Common stock to be issued	-
Total current liabilities	-

Total liabilities	-

Commitments and contingencies	-

Stockholders’ Deficit:
Additional paid-in capital	-
Accumulated deficit	-
Total stockholders’ deficit	-
Total liabilities and stockholders’ deficit	$-

The accompanying notes are an integral part of these financial statements.

EdWare LLC

Statements of Operations

Year Ended December 31,
2022
Revenue	$-
Operating expenses:
Research and development	6,834
Total operating expenses	6,834
Loss from operations	(6,834)
Other income (expense):
Other income	28,848
Total other income (expense)	28,848
Income (loss) before income taxes	22,014
Provision for income taxes (benefit)	-
Net income (loss)	$22,014

The accompanying notes are an integral part of these financial statements.

EdWare LLC

Statement of Stockholders’ Deficit

	Accumulated	Total Stockholders’
	Deficit	Deficit
Balance, December 31, 2021	$(22,014)	$(22,014)

Net income	22,014	22,014

Balance, December 31, 2022	$-	$-

The accompanying notes are an integral part of these financial statements.

EdWare LLC

Statements of Cash Flows

Year Ended December 31,
2022

Cash flows from operating activities of continuing operations:
Net income (loss)	$(22,014)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Changes in operating assets and liabilities:
Accounts payable	(22,014)
Net cash (used in) operating activities	-

Net increase (decrease) in cash and cash equivalents	-
Cash and cash equivalents at beginning of period	-
Cash and cash equivalents at end of period	$-
Supplemental disclosure of cash flow information:
Cash paid for interest	$-
Cash paid for income taxes	$-

The accompanying notes are an integral part of these financial statements.

EDWARE LLC
NOTES TO FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

EdWare LLC (“RM EdWare”) is a virtual training and education platform designed to help educate individuals and organizations with short lessons and lectures built on content sourced from top universities, content creation companies, and subject matter experts (SMEs) from across the world. The RM EdWare platform integrates RM VAST and ICP technologies into an experience ecosystem that is optimized to function on laptops and cellular phones, enabling secure and ubiquitous learning, testing, certification, and licensing activities.

Our approach to learning delivery considers the need to continuously revamp content to tightly align learning objectives, assessments, and instructions with corporate and institutional strategies and goals. RM EdWare maintains our competitive edge and relevance by executing our deep learning approach with our teaching, testing, and assessment feedback process, and then delivering the content at the highest-quality and security possible.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going Concern

The financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future.  The Company has incurred losses since its inception, resulting in an accumulated deficit of $0 as of December 31, 2022, and further losses are anticipated in the development of its business.  Accordingly, there is substantial doubt about the Company’s ability to continue as a going concern.

There are no assurances that the Company will be able to either (1) achieve a level of revenues adequate to generate sufficient cash flow from operations; or (2) obtain additional financing through either private placement, public offerings and/or debt financing necessary to support its working capital requirements. To the extent that funds generated from operations and any private placements, public offerings and/or debt financing are insufficient, the Company will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to the Company. If adequate working capital is not available to the Company, it may be required to curtail or cease its operations.

Due to uncertainties related to these matters, there exists a substantial doubt about the ability of the Company to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments related to the recoverability or classification of asset-carrying amounts or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

Basis of Presentation

The predecessor’s financial statements have been prepared in accordance with US GAAP and are expressed in United States dollars.

Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates relate to revenue recognition and contingencies. The Company bases its estimates on historical experience, known or expected trends, and various other assumptions that are believed to be reasonable given the quality of information available as of the date of these financial statements. The results of these assumptions provide the basis for making estimates about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents consist of cash on deposit with banks and money market funds, the fair value of which approximates cost. The Company maintains its cash balances with a high-credit-quality financial institution. At times, such cash may be more than the Federal Deposit Insurance Corporation-insured limit of $250,000. The Company has not experienced any losses in such accounts, and management believes the Company is not exposed to any significant credit risk on its cash and cash equivalents.

Fair Value Measurements

FASB ASC 820 “Fair Value Measurements and Disclosures” (“ASC 820”) defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1 -	Quoted prices in active markets for identical assets or liabilities.

Level 2 -	Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable.

Level 3 -	Unobservable inputs that are supported by little or no market activity, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2022. The Company uses the market approach to measure fair value for its Level 1 financial assets and liabilities. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. The respective carrying value of certain balance sheet financial instruments approximates its fair value. These financial instruments include cash and accounts payable. Fair values were estimated to approximate carrying values for these financial instruments since they are short term in nature.

The estimated fair value of assets and liabilities acquired in business combinations and reporting units and long-lived assets used in the related asset impairment tests utilize inputs classified as Level 3 in the fair value hierarchy.

Research and Development

Research and Development costs are expensed as incurred. For the years ended December 31, 2022 research and development costs were $6,834.

Recent accounting pronouncements

Although there are several other new accounting pronouncements issued or proposed by the FASB, which the Company has adopted or will adopt, as applicable, the Company does not believe any of these accounting pronouncements has had or will have a material impact on its financial position or results of operations.

3. ACCOUNTS PAYABLE

As of December 31, 2022, the accounts payable balance was $0.

4. ACQUISITION OF MEMBERSHIP INTERESTS

On December 30, 2022, EdWare and Mazhar Hussain entered into an agreement with Reticulate Micro, Inc. to purchase 100% of the Company’s membership interests. The aggregate purchase price is $50,000. This amount will be paid to Mazhar Hussain, single member of EdWare, LLC, in two installments, $20,000 upon signing the agreement and $30,000 upon the completion of the two-year financial audits for the years ended December 31, 2022 and December 31, 2021. The $20,000 installment was received in January 2023. The $30,000 installment was received in July 2023.

5. SUBSEQUENT EVENTS

The Company has evaluated other events subsequent to the balance sheet date through the date these financial statements were issued and determined that there are no events requiring disclosure.

PART III - EXHIBITS

Exhibit Index

Exhibit No.	Description
1.1*	Selling Agency Engagement Agreement among Reticulate Micro, Inc., Digital Offering, LLC, and Boustead Securities, LLC, dated May 9, 2024
1.2**	Form of Selling Agency Agreement
2.1*	Articles of Incorporation of Reticulate Micro, Inc.
2.2*	Amendment to Articles of Incorporation of Reticulate Micro, Inc.
2.3	Bylaws of Reticulate Micro, Inc. (incorporated by reference to Exhibit 3.3 to Form S-1 filed on October 23, 2023)
2.4*	Amendment No. 1 to Bylaws of Reticulate Micro, Inc.
3.1**	Form of Selling Agent’s Warrant
3.2	Form of Placement Agent’s Warrant (incorporated by reference to Exhibit 4.2 to Form S-1 filed on October 23, 2023)
3.3**	Form of Regulation A Investor’s Warrant
4.1**	Form of Regulation A Offering Subscription Agreement
6.1	Form of Private Placement Subscription Agreement for October 2022 to June 2023 Private Placements (incorporated by reference to Exhibit 10.1 to Form S-1 filed on October 23, 2023)
6.2	Form of Private Placement Subscription Agreement for Private Placements Subsequent to September 2023 (incorporated by reference to Exhibit 10.24 to Form S-1 filed on April 12, 2024)
6.3	Lease Agreement between Reticulate Micro, Inc. and East Coast Petro, Inc., dated January 30, 2023 (incorporated by reference to Exhibit 10.2 to Form S-1 filed on October 23, 2023)
6.4	Intellectual Property License Agreement, among Reticulate Micro, Inc., Cytta Corporation, Gary Campbell and Michael Collins, dated August 8, 2022 (incorporated by reference to Exhibit 10.3 to Form S-1 filed on October 23, 2023)
6.5	Intellectual Property Purchase Agreement, between Reticulate Micro, Inc. and Basestones Capital Ltd., dated March 14, 2023 (incorporated by reference to Exhibit 10.4 to Form S-1 filed on October 23, 2023)
6.6	Form of Indemnification Agreement between Reticulate Micro, Inc. and each officer or director (incorporated by reference to Exhibit 10.6 to Form S-1 filed on October 23, 2023)
6.7†	Reticulate Micro, Inc. 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.7 to Form S-1 filed on October 23, 2023)
6.8†	Form of Stock Option Agreement for Reticulate Micro, Inc. 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.8 to Form S-1 filed on October 23, 2023)
6.9†	Form of Restricted Stock Award Agreement for Reticulate Micro, Inc. 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.9 to Form S-1 filed on October 23, 2023)
6.10†	Form of Restricted Stock Unit Award Agreement for Reticulate Micro, Inc. 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.10 to Form S-1 filed on October 23, 2023)
6.11†	Executive Consulting Services Agreement between Reticulate Micro, Inc. and Joshua Cryer, dated October 1, 2022 (incorporated by reference to Exhibit 10.11 to Form S-1 filed on October 23, 2023)
6.12†	Employment Agreement between Reticulate Micro, Inc. and Joshua Cryer, dated January 1, 2023 (incorporated by reference to Exhibit 10.12 to Form S-1 filed on October 23, 2023)
6.13†	Employment Agreement between Reticulate Micro, Inc. and Joshua Cryer, dated June 14, 2023 (incorporated by reference to Exhibit 10.13 to Form S-1 filed on October 23, 2023)
6.14†	Executive Consulting Services Agreement between Reticulate Micro, Inc. and John Dames, dated October 6, 2022 (incorporated by reference to Exhibit 10.14 to Form S-1 filed on October 23, 2023)
6.15†	Executive Consulting Services Agreement between Reticulate Micro, Inc. and John Dames, dated January 1, 2023 (incorporated by reference to Exhibit 10.15 to Form S-1 filed on October 23, 2023)
6.16†	Executive Consulting Services Agreement between Reticulate Micro, Inc. and Michael Chermak, dated October 30, 2022 (incorporated by reference to Exhibit 10.16 to Form S-1 filed on October 23, 2023)
6.17†	Executive Consulting Services Agreement between Reticulate Micro, Inc. and James Creamer, dated February 15, 2023 (incorporated by reference to Exhibit 10.17 to Form S-1 filed on October 23, 2023)
6.18†	Employment Agreement between Reticulate Micro, Inc. and John Dames, dated February 1, 2023 (incorporated by reference to Exhibit 10.18 to Form S-1 filed on March 11, 2024)

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6.19†	Employment Agreement between Reticulate Micro, Inc. and David Horton, dated January 1, 2024 (incorporated by reference to Exhibit 10.19 to Form S-1 filed on March 11, 2024)
6.20†	Employment Agreement between Reticulate Micro, Inc. and Eduardo Martinez, dated January 1, 2024 (incorporated by reference to Exhibit 10.20 to Form S-1 filed on March 11, 2024)
6.21†	Employment Agreement between Reticulate Micro, Inc. and Paul Scardino, dated January 1, 2024 (incorporated by reference to Exhibit 10.21 to Form S-1 filed on March 11, 2024)
6.22†	Employment Agreement between Reticulate Micro, Inc. and Mark Steel, dated January 1, 2024 (incorporated by reference to Exhibit 10.22 to Form S-1 filed on March 11, 2024)
6.23†	Employment Agreement between Reticulate Micro, Inc. and Amit Shrestha, dated March 1, 2024 (incorporated by reference to Exhibit 10.23 to Form S-1 filed on March 11, 2024)
6.24†*	Salary Adjustment Notification between Reticulate Micro, Inc. and John Dames, dated May 14, 2024
7.1	Agreement for the Purchase and Sale of Outstanding Membership Interests of EdWare LLC, among Reticulate Micro, Inc., EdWare LLC and Mazhar Hussain, dated December 30, 2022 (incorporated by reference to Exhibit 2.1 to Form S-1 filed on October 23, 2023)
8.1**	Escrow Agreement among Reticulate Micro, Inc., Digital Offering, LLC and Boustead Securities, LLC, dated [ ]
10.1*	Power of Attorney (incorporated by reference to the signature page hereto)
11.1*	Consent of Fortune CPA, Inc.
11.2**	Consent of Fennemore Craig P.C. (included in Exhibit 12.1)
12.1**	Opinion of Fennemore Craig P.C.
99.1	Code of Ethics and Business Conduct (incorporated by reference to Exhibit 14.1 to Form S-1 filed on October 23, 2023)
99.2	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to Form S-1 filed on October 23, 2023)

*	Filed herewith.
**	To be filed by amendment.
†	Executive compensation plan or arrangement.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Bay, State of Florida, on May 24, 2024.

Reticulate Micro, Inc.

By:	/s/ Joshua Cryer
Name:	Joshua Cryer
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Joshua Cryer and Michael Chermak as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post-qualification amendments) to this offering statement with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joshua Cryer	Chief Executive Officer	May 24, 2024
Joshua Cryer	(Principal Executive Officer) and President

/s/ Amit Shrestha	Chief Financial Officer	May 24, 2024
Amit Shrestha	(Principal Financial Officer and Principal Accounting Officer)

/s/ Michael Chermak	Executive Chairman, Secretary, Treasurer and Director	May 24, 2024
Michael Chermak

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